Exhibit 99.3

ABN AMRO Holding N.V. audited consolidated financial statements for the year ended and as at December 31, 2006 and notes thereto

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Supervisory Board and the Managing Board of ABN AMRO Holding N.V.

We have audited the accompanying consolidated balance sheets of ABN AMRO Holding N.V. and subsidiaries as of 31 December 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended 31 December 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ABN AMRO Holding N.V. and subsidiaries as at 31 December 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended 31 December 2006, in conformity with International Financial Reporting Standards as adopted by the European Union.

International Financial Reporting Standards as adopted by the European Union vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in note 50 to the consolidated financial statements.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States of America ), the effectiveness of ABN AMRO Holding N.V.’s internal control over financial reporting as of 31 December 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated 2 April 2007 expressed an unqualified opinion thereon.

Amsterdam, The Netherlands

2 April 2007

/s/ Ernst & Young Accountants

Ernst & Young Accountants

Accounting policies

Corporate Information

ABN AMRO Holding N.V. is the ultimate parent company of the ABN AMRO consolidated group of companies (referred to as the ‘ Group ’ or ‘ ABN AMRO ’ ). The Group provides a broad range of financial services on a worldwide basis, including consumer, commercial and investment banking. At 1 January 2006, the Group changed its organisational structure, to align the organisation with the Group ’ s mid-market strategy, and to open up its network offering and product suite to all its clients. The change to the organisational structure and the principal activities of the Group are described in more detail in note 1, Segment reporting.

ABN AMRO Holding N.V. is a public limited liability company, incorporated under Dutch law on 30 May 1990, whose registered office is Gustav Mahlerlaan 10, 1082 PP Amsterdam, the Netherlands. The Group is listed on the Stock Exchanges of Amsterdam and New York. As ordinary shares in ABN AMRO Holding N.V. are listed on the New York Stock Exchange (NYSE) in the form of American Depositary Receipts, ABN AMRO also publishes an annual report on Form 20-F that conforms to the rules of the Securities and Exchange Commission (SEC) applicable to foreign registrants. The annual report on Form 20-F includes a reconciliation of equity and profit attributable to shareholders of the parent company to the comparable amounts using accounting principles generally accepted in the United States (US GAAP).

The consolidated financial statements of the Group for the year ended 31 December 2006 incorporate figures of the parent, its controlled entities and interests in associates. The financial statements were signed and authorised for issue by the Supervisory Board and Managing Board on 14 March 2007 with the exception of Note 50. This Note was signed and authorised for issue by the Chairman of the Managing Board and the Chief Financial Officer, as part of this Annual Report on Form 20-F, on 2 April 2007. The articles of association of ABN AMRO do not give shareholders or others the power to amend the financial statements after issuance. However, the right to request an amendment of the financial statements is embedded in the Dutch Civil Code. Interested parties have the right to ask the Enterprise Chamber of the Amsterdam Court of Appeal for a revision of the financial statements.

Basis of preparation

ABN AMRO Group applies International Financial Reporting Standards (IFRS).

The consolidated financial statements are prepared on a mixed model valuation basis as follows:

•  Fair value is used for: derivative financial instruments, financial assets and liabilities held for trading or designated as measured at fair value through income, and available-for-sale financial assets

•  Other financial assets (including ‘ Loans and Receivables ’ ) and liabilities are valued at amortised cost

•  The carrying value of assets and liabilities measured at amortised cost included in a fair value hedge relationship is adjusted with respect to fair value changes resulting from the hedged risk

•  Non-financial assets and liabilities are generally stated at historical cost.

The Group adopted IFRS on 1 January 2004. For all periods up to and including the year ended 31 December 2004, the Group prepared consolidated financial statements in accordance with Generally Accepted Principles in the Netherlands (Dutch GAAP). The effect of the transition to IFRS, and the elections and exemptions which where used as part of the transition process, are disclosed in note 47, First-time adoption of IFRS.

The consolidated financial statements are presented in euros, which is the presentation currency of the Group, rounded to the nearest million (unless otherwise noted).

Certain amounts in the prior periods have been reclassified to conform to the current presentation.

Statement of compliance

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union (EU). The Group does not utilise the portfolio hedging ‘ carve out ’ permitted by the EU. Accordingly, the accounting policies applied by the Group comply fully with IFRS.

Critical accounting policies

The preparation of financial statements in conformity with IFRS requires management to make difficult, complex or subjective judgements and estimates, at times, regarding matters that are inherently uncertain. These judgements and estimates affect reported amounts and disclosures. Actual results could differ from those judgements and estimates. The most significant areas requiring management to make judgements and estimates that affect reported amounts and disclosures are as follows:

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Allowance for loan losses

Allowances for loan losses are made to reserve for estimated losses in outstanding loans for which there is any doubt about the borrower ’ s capacity to repay the principal and/or the interest. The allowance for loan losses is intended to adjust the value of the Group ’ s loan assets for probable credit losses as of the balance sheet date. Allowances are determined through a combination of specific reviews, statistical modeling and estimates. Certain aspects require judgements, such as the identification of loans that are deteriorating, the determination of the probability of default, the expected loss, the value of collateral and current economic conditions. Though we consider the allowances for loan losses to be adequate, the use of different estimates and assumptions could produce different allowances for loan losses, and amendments to allowances may be required in the future, as a consequence of changes in the value of collateral, the amounts of cash to be received or other economic events. For a further discussion on our allowance for loan losses, see note 19 to our consolidated financial statements.

Fair value of financial instruments

For financial instruments that are actively traded and have quoted market prices or parameters readily available, there is little to no subjectivity to determine fair value. When observable market prices and parameters do not exist, management judgement is necessary to estimate fair value.

Where no active market exists, or quoted prices are unobtainable, the fair value is estimated using a variety of valuation techniques, including discounted cash flow and other pricing models. Input to pricing models are generally taken from reliable external data sources. The models used are validated prior to use by staff independent to the initial selection or creation of the model. The degree of management judgement involved in determining the fair value of a financial instrument is dependent upon the availability of quoted market prices or observable market parameters. Other factors that could affect estimates are incorrect model assumptions, market dislocations and unexpected correlation. We believe our estimates of fair value are adequate. However, the use of different models or assumptions could result in changes in our reported results. For a further discussion on the use of fair values and the impact of applying reasonable possible alternative assumptions as inputs, see note 38 to our consolidated financial statements.

Assessment of risk and rewards

When considering the recognition and derecognition of assets or liabilities, and the consolidation and deconsolidation of subsidiaries, the Group is required to use judgment in assessing risk and rewards. Although management uses its best knowledge of current events and actions in making assessments of risk and rewards, actual risks and rewards may ultimately differ.

Pension and post-retirement benefits

Significant pension and post-retirement benefit costs and credits are based on actuarial calculations. Inherent within these calculations are assumptions including: discount rates, salary increases and the expected return on plan assets. Changes in pension and post-retirement costs may occur in the future as a consequence of changes in interest rates, the return on assets or other factors. For a further discussion on the underlying assumptions, see note 28 to our consolidated financial statements.

Goodwill and intangible assets

Goodwill is not amortised but is subject to an annual test for impairment or more frequently if events or circumstances, such as adverse changes in the business climate, indicate that there may be justification for conducting an interim test. The initial recognition and measurement of goodwill and other intangibles, and subsequent impairment analysis, requires management to make subjective judgements concerning estimates of how the acquired asset will perform in the future using a discounted cash flow analysis. Additionally, estimated cash flows may extend beyond ten years and, by their nature, are difficult to determine over an extended timeframe. Events and factors that may significantly affect the estimates include, among others, competitive forces, customer behaviours and attrition, changes in revenue growth trends, cost structures and technology, and changes in discount rates and specific industry or market sector conditions. Other intangibles are systematically amortised over their estimated useful lives, and are subject to impairment if events or circumstances indicate a possible inability to realise their carrying amount.

Basis of consolidation

The consolidated financial statements are prepared annually for the Group for the year ended 31 December and include the parent company and its controlled subsidiaries as well as joint ventures on a proportionate share basis. The financial statements of the subsidiaries are prepared for the same reporting year using consistent accounting policies.

Subsidiaries

Subsidiaries are those enterprises controlled by the Group. Control is deemed to exist when the Group has the power, directly or indirectly, to govern the financial and operating policies of an enterprise so as to obtain benefits from its activities. The existence

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and effect of potential voting rights that are presently exercisable or convertible are taken into account when assessing whether control exists. The Group sponsors the formation of entities, including certain special purpose entities, which may or may not be directly owned, for the purpose of asset securitisation transactions and other narrow and well-defined objectives. Particularly in the case of securitisations these entities may acquire assets from other Group companies. Some of these entities hold assets that are not available to meet the claims of creditors of the Group or any of its subsidiaries. Such entities are consolidated in the Group ’ s financial statements when the substance of the relationship between the Group and the entity indicates that control is held by the Group.

The financial statements of subsidiaries and special purpose entities are included in the consolidated financial statements from the date on which control commences until the date on which control ceases.

Equity attributable to minority interests is shown separately in the consolidated balance sheet as part of total equity and current period profit or loss attributable to minority interests are presented as an attribution of profit for the year.

Business combinations

IFRS 3 ‘ Business combinations ’ was adopted for all business combinations that took place after 1 January 2004. Goodwill on acquisitions prior to this date was charged against equity. The cost of an acquisition is measured at the fair value of the assets given up, shares issued or liabilities undertaken at the date of acquisition, plus costs directly attributable to the acquisition. The excess of the cost of acquisition over the Group ’ s share of the fair value of the identifiable net assets (including certain contingent liabilities) acquired is recorded as goodwill.

In a step acquisition, where control is obtained in stages, all assets and liabilities of the acquired subsidiary, excluding goodwill, are adjusted to their fair values at the date of the latest share acquisition transaction. Fair value adjustments relating to existing holdings are recorded directly in equity.

As a consequence of measuring all the acquired assets and liabilities at fair value, minority interests are calculated by reference to these fair values.

Investments in associates

Associates are those enterprises in which the Group has significant influence (this is generally demonstrated when the Group holds between 20% and 50% of the voting rights), but not control, over the operating and financial policies.

If significant influence is held in a Private Equity portfolio the investment is designated to be held at fair value with changes through income, consistent with the management basis for such investments.

Other investments in which significant influence is held, including the Group ’ s strategic investments, are accounted for using the ‘ Net equity method ’ and presented as ‘ Equity accounted investments ’. Under this method the investment is initially recorded at cost and subsequently increased (or decreased) for post acquisition net income (or loss), other movements impacting the equity of the investee and any adjustments required for impairment. When the Group ’ s share of losses exceeds the carrying amount of the investment, the carrying amount is reduced to zero, including any other unsecured receivables, and recognition of further losses is discontinued except to the extent that the Group has incurred obligations or made payments on behalf of the investee.

Jointly controlled entities

Jointly controlled entities are those enterprises over whose activities the Group has joint control, established by contractual agreement. The consolidated financial statements include the Group ’ s proportionate share of these enterprises ’ assets, liabilities, equity, income and expenses on a line-by-line basis, from the date on which joint control commences until the date on which joint control ceases.

Non-current assets held for sale and discontinued operations

Non-current assets and/or businesses are classified as held for sale if their carrying amount is to be recovered principally through a sale transaction planned to occur within 12 months, rather than through continuing use. Held for sale assets are measured at the lower of their carrying amount and fair value less costs to sell. Assets and liabilities of a business held for sale are separately presented.

The results of discontinued operations (an operation that represents a separate major line of business or a geographical area of operation) are presented in the income statement as a single amount comprising the net profit and/or net loss of the discontinued operation and the after tax gain or loss realised on disposal. Comparative income statement data is re-presented if in the current period an activity qualifies as discontinuing and qualifies for separate presentation.

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Private equity

Investments of a private equity nature controlled by the Group are consolidated. All other investments of a private equity nature are designated at fair value through income.

Transactions eliminated on consolidation

Intra-group balances and transactions, and any related unrealised gains, are eliminated in preparing the consolidated financial statements. Unrealised gains arising from transactions with associates and jointly controlled entities are eliminated to the extent of the Group ’ s interest in the enterprise. Unrealised losses are also eliminated unless the transaction provides evidence of impairment in the asset transferred.

Summary of significant accounting policies

Currency translation differences

The financial performance of the Group ’ s foreign operations (conducted through branches, subsidiaries, associates and joint ventures) is reported using the currency ( ‘ functional currency ’ ) that best reflects the economic substance of the underlying events and circumstances relevant to that entity.

Transactions in a currency that differs from the functional currency of the transacting entity are translated into the functional currency at the foreign exchange rate at transaction date. Accruals and deferrals are translated using the foreign exchange rate on the last day of the month to which the results relate. Monetary assets and liabilities denominated in foreign currencies are translated at the foreign exchange rate prevailing at the balance sheet date. Non-monetary assets and liabilities accounted for at cost, if denominated in foreign currency, are translated at the foreign exchange rate prevailing at the date of initial recognition.

Currency translation differences on all monetary financial assets and liabilities are included in foreign exchange gains and losses in income. Translation differences on non-monetary items (such as equities) held at fair value through income are also reported through income and, for those classified as available-for-sale, directly in equity within ‘ Net unrealised gains and losses on available-for-sale assets ’ .

The assets and liabilities of foreign operations, including goodwill and purchase accounting adjustments, are translated to the Group ’ s presentation currency, the euro, at the foreign exchange rates prevailing at the balance sheet date. The income and expenses of foreign operations are translated to the euro at the rates prevailing at the end of the month. Currency translation differences arising on these translations are recognised directly in equity ( ‘ currency translation account ’ ). Exchange differences recorded in equity, arising after transition to IFRS on 1 January 2004, are included in the income statement on disposal or partial disposal of the operation.

Fiduciary activities

The Group commonly acts as trustee and in other fiduciary capacities that entail either the holding or placing of assets on behalf of individuals, trusts or other institutions. These assets are not assets of the Group and are therefore not included in these financial statements.

Income statement

Interest income and expenses

Interest income and expense is recognised in the income statement using the effective interest rate method. The application of this method includes the amortisation of any discount or premium or other differences, including transaction costs and qualifying fees and commissions, between the initial carrying amount of an interest-bearing instrument and its amount at maturity calculated on an effective interest rate basis. This item also includes interest income and expense in relation to trading balances.

Fee and commission income

Fees and commissions are recognised as follows:

•  Fees and commissions generated as an integral part of negotiating and arranging a funding transaction with customers, such as the issuance of loans are included in the calculation of the effective interest rate and are included in interest income and expense

•  Fees and commissions generated for transactions or discrete acts are recognised when the transaction or act is completed

•  Fees and commissions dependent on the outcome of a particular event or contingent upon performance are recognised when the relevant criteria have been met

•  Service fees are typically recognised on a straight-line basis over the service contract period; portfolio and other management advisory and service fees are recognised based on the applicable service contracts

•  Asset management fees related to investment funds are also recognised over the period the service is provided. This principle is

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also applied to the recognition of income from wealth management, financial planning and custody services that are provided over an extended period.

Net trading income

Net trading income includes gains and losses arising from changes in the fair value and disposal of financial assets and liabilities held for trading and includes dividends received from trading instruments. Interest income or expenses on trading assets or liabilities are included within interest income or expense.

Results from financial transactions

Results from financial transactions include gains and losses on the sale of non-trading financial assets and liabilities, ineffectiveness of certain hedging programmes, the change in fair value of derivatives used to hedge credit risks that are not included in hedge accounting relationships, fair value changes relating to assets and liabilities designated at fair value through income and changes in the value of any related derivatives. Dividend income from non-trading equity investments is recognised when entitlement is established.

Other operating income

Development property income is first recognised when the outcome of a construction contract can be estimated reliably after which contract income and expenses are recognised in the income statement in proportion to the stage of completion of the contract. The stage of completion is assessed by reference to the phases of work performed. An expected loss on a contract is recognised immediately in the income statement.

Rental income from investment property is recognised in the income statement on a straight-line basis over the term of the lease. Lease incentives granted are recognised as an integral part of the total rental income.

Income from insurance activities is presented net of direct costs and provisions required for the insured risk.

Earnings per share

Earnings per share is calculated by dividing the profit attributable to shareholders of the parent company from continuing and discontinuing operations by the average number of shares in issuance during the year. Fully diluted earnings per share is calculated taking into account all dilutive instruments, including options and employee share plans, in issuance at the balance sheet date.

Segment reporting

Business segments are the primary reporting segments and are grouped by the nature of risks and rewards assessed by reference to product and service characteristics. Geographical segments are grouped based on a combination of proximity, relationships between operations and economic and currency similarities. Geographical data is presented according to the location of the transacting Group entity.

Financial assets and liabilities

Measurement classifications

The Group classifies its financial assets and liabilities into the following measurement ( ‘ valuation ’ ) categories:

Financial instruments held for trading are those that the Group holds primarily for the purpose of short-term profit-taking. These include shares, interest earning securities, and liabilities from short sales of financial instruments.

Derivatives are financial instruments that require little or no initial net investment, with future settlements dependent on a reference benchmark index, rate or price (such as interest rates or equity prices). Changes in expected future cash flows in response to changes in the underlying benchmark determine the fair value of derivatives. All derivatives are recorded in the balance sheet at fair value. Changes in the fair value of derivative instruments are recorded in income, except when designated in cash flow or net investment hedge relationship (see hedging below).

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted on an active market. They generally arise when the Group provides money or services directly to a customer with no intention of trading or selling the loan.

Held-to-maturity assets are non-derivative financial assets quoted on an active market with fixed or determinable payments (i.e. debt instruments) and a fixed maturity that the Group has the intention and ability to hold to maturity.

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Designated at fair value through income are financial assets and financial liabilities that the Group upon initial recognition (or on transition to IFRS on 1 January 2004) designates to be measured at fair value with changes reported in income. Such a designation is done if:

•  The instrument includes an embedded derivative that would otherwise require separation. This applies to certain structured notes issued with hybrid features. Fair value measurement also helps to achieve offset against changes in the value of derivatives and other fair value positions used to economically hedge these notes.

•  The designation eliminates or significantly reduce a measurement inconsistency that would otherwise arise. In this regard unit-linked investments held for the account and risk of policyholders and the related obligation to policyholders are designated at fair value with changes through income.

•  It relates to a portfolio of financial assets and/or liabilities that are managed and evaluated on a fair value basis. This is applied to equity investments of a private equity nature and mortgages that are originated held for sale by our business in North America.

Available-for-sale assets include interest earning assets that have either been designated as available for sale or do not fit into one of the categories described above. Equity investments held without significant influence, which are not held for trading or elected to fair value through income are classified as available-for-sale.

Non-trading financial liabilities that are not designated at fair value through income are measured at amortised cost.

Recognition and derecognition

Traded instruments are recognised on trade date, defined as the date on which the Group commits to purchase or sell the underlying instrument. Where settlement terms are non-standard the commitment is accounted for as a derivative between trade and settlement date. Loans and receivables are recognised when they are acquired or funded by the Group and derecognised when settled. Issued debt is recognised when issued and deposits are recognised when the cash is deposited with the Group. Other financial assets and liabilities, including derivatives, are recognised in the balance sheet when the Group becomes party to the contractual provisions of the asset or liability.

Financial assets are generally derecognised when the Group loses control or the ability to obtain benefits over the contractual rights that comprise that asset. This occurs when the rights are realised, expire or are fully transferred. If a servicing function is retained, which is profitable, a servicing asset is recognised. A financial liability is derecognised when the obligations specified in the contract are discharged, are cancelled or expire.

Financial instruments continue to be recognised in the balance sheet, and a liability recognised for the proceeds of any related funding transaction, unless a fully proportional share of all or specifically identified cash flows are transferable to the lender without material delay and the lenders claim is limited to those cash flows, in which case that proportion of the asset is derecognised, or substantially all the risks and returns and control associated with the financial instruments have been transferred in which case the assets are derecognised in full.

The Group derecognises financial liabilities when settled or if the Group repurchases its own debt. The difference between the former carrying amount and the consideration paid is included in results on financial transactions in income. Any subsequent resale is treated as a new issuance.

The Group securitises various consumer and commercial financial assets. This process generally necessitates a sale of these assets to a special purpose entity (SPE), which in turn issues securities to investors. The Group ’ s interests in securitised assets may be retained in the form of senior or subordinated tranches, issued guarantees, interest-only strips or other residual interests, together referred to as retained interest. In many cases these retained interests are significant, such that the SPE is consolidated, and the securitised assets continue to be recognised in the consolidated balance sheet.

Measurement

All trading instruments and financial assets and liabilities designated at fair value are measured at fair value, with transaction costs related to the purchase as well as fair value changes taken to income directly.

All derivatives are recorded in the balance sheet at fair value with changes recorded through income unless the derivative qualifies for cash flow hedging accounting.

Available-for-sale assets are held at fair value with unrealised gains and losses recognised directly in equity, net of applicable taxes. Premiums, discounts and qualifying transaction costs of interest earning available-for-sale assets are amortised to income on an effective interest rate basis. When available-for-sale assets are sold, collected or impaired the cumulative gain or loss recognised in equity is transferred to results from financial transactions in income.

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All other financial assets and liabilities are initially measured at cost including directly attributable incremental transaction costs. They are subsequently valued at amortised cost using the effective interest rate method. Through use of the effective interest rate method, premiums and discounts, including qualifying transaction costs, included in the carrying amount of the related instrument are amortised over the period to maturity or expected prepayment on the basis of the instrument ’ s original effective interest rate.

When available, fair values are obtained from quoted market prices in liquid markets. Where no active market exists, or quoted prices are unobtainable, the fair value is estimated using a variety of valuation techniques - including discounted cash flow and other pricing models. Inputs to pricing models are generally market-based when available and taken from reliable external data sources. The models used are validated prior to the use for financial reporting by staff independent of the initial selection or creation of the model. Where inputs cannot be reliably sourced from external providers, the initial recognition value of a financial asset or liability is taken to be the settled value at trade inception. The initial change in fair value indicated by the valuation technique is then released to income at appropriate points over the life of the instrument (typically taking account of the ability to obtain reliable external data, the passage of time and the use of offsetting transactions). Where discounted cash flow techniques are used, estimated future cash flows are based on management ’ s best estimates and the discount rate applied is a market-related rate at the balance sheet date for an instrument with similar terms and conditions Fair values include appropriate adjustments to reflect the credit quality of the instrument.

Professional securities transactions

Securities borrowing and securities lending transactions are generally entered into on a collateralised basis, with securities usually advanced or received as collateral. The transfer of the securities themselves is not reflected on the balance sheet unless the risks and rewards of ownership are also transferred. If cash is advanced or received, securities borrowing and lending activities are recorded at the amount of cash advanced (included in loans and receivables) or received (due to banks or customers). The market value of the securities borrowed and lent is monitored on a daily basis, and the collateral levels are adjusted in accordance with the underlying transactions. Fees and interest received or paid are recognised on an effective interest basis and recorded as interest income or interest expense.

Sale and repurchase transactions involve purchases (sales) of investments with agreements to resell (repurchase) substantially identical investments at a certain date in the future at a fixed price. Investments purchased subject to commitments to resell them at future dates are not recognised. The amounts paid are recognised in loans and receivables to either banks or customers. The receivables are shown as collateralised by the underlying security. Investments sold under repurchase agreements continue to be recognised in the balance sheet. The proceeds from the sale of the investments are reported as liabilities to either banks or customers. The difference between the sale and repurchase price is recognised over the period of the transaction and recorded as interest income or interest expense.

Netting and collateral

The Group enters into master netting arrangements with counterparties wherever possible, and when appropriate, obtains collateral. If the Group has the right on the grounds of either legal or contractual provisions and the intention to settle financial assets and liabilities net or simultaneously, these are offset and the net amount is reported in the balance sheet. Due to differences in the timing of actual cash flows, derivatives with positive and negative fair values are generally not netted, even if they are held with the same counterparty.

Hedge accounting

The Group uses derivative instruments to manage exposures to interest rate, foreign currency and credit risks, including exposures arising from forecast transactions. The Group applies fair value, cash flow or net investment hedging to qualifying transactions that are documented as such at inception.

The hedged item can be an asset, liability, highly probable forecasted transaction or net investment in a foreign operation that (a) exposes the entity to risk of changes in fair value or future cash flows and (b) is designated as being hedged. The risk being hedged (the ‘ hedged risk ’ ) is typically changes in interest rates or foreign currency rates. The Group also enters into credit risk derivatives (sometimes referred to as ‘ credit default swaps ’ ) for managing portfolio credit risk. However these are generally not included in hedge accounting relationships.

Both at the inception of the hedge and on an ongoing basis, the Group formally assesses whether the derivatives used in its hedging transactions have been highly effective in offsetting changes in the fair value or cash flows of the hedged item, by assessing and measuring whether changes in the fair value or cash flows of the hedged item are offset by the changes in the fair value or cash flows of the hedging instrument, within the range of 80% to 125%.

Hedge ineffectiveness represents the amount by which the changes in the fair value of the derivative differ from changes in the fair

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value of the hedged item in a fair value hedge, or the amount by which the changes in the fair value of the derivative are in excess of the fair value change of the expected cash flow in a cash flow hedge. Hedge ineffectiveness and gains and losses on components of a derivative that are excluded from the assessment of hedge effectiveness are recorded directly in income.

The Group discontinues hedge accounting when the hedge relationship has ceased to be effective or is no longer expected to be effective, or when the derivative or hedged item is sold or otherwise terminated.

Fair value hedges

Where a derivative financial instrument hedges the exposure to changes in the fair value of recognised or committed assets or liabilities, the hedged item is adjusted in relation to the risk being hedged. Gains or losses on remeasurement of both the hedging instrument and the hedged item are recognised in the income statement, typically within results from financial transactions. For hedges of mortgage service rights any hedging ineffectiveness is recorded in other income.

When a fair value hedge of interest rate risk is terminated, any fair value adjustment to the carrying amount of the hedged asset or liability is amortised to income over the original designated hedging period or taken directly to income if the hedged item is sold, settled or impaired.

Cash flow hedges

When a derivative financial instrument hedges the exposure to variability in the cash flows from recognised assets, liabilities or anticipated transactions, the effective part of any gain or loss on remeasurement of the hedging instrument is recognised directly in equity. When a cash flow hedging instrument or hedge relationship is terminated but the hedged transaction is still expected to occur, the cumulative gain or loss recognised in equity remains in equity.

The cumulative gain or loss recognised in equity is transferred to the income statement at the time when the hedged transaction affects net profit or loss and included in the same line item as the hedged transaction. In the exceptional case that the hedged transaction is no longer expected to occur, the cumulative gain or loss recognised in equity is recognised in the income statement immediately.

Hedge of a net investment in a foreign operation

The Group uses foreign currency derivatives and currency borrowings to hedge various net investments in foreign operations. For such hedges, currency translation differences arising on translation of the currency of these instruments to euro are recognised directly in the currency translation account in equity, insofar as they are effective.

Impairment of financial assets

The Group assesses at each balance sheet date whether there is objective evidence that a financial asset or a portfolio of financial assets is impaired. A financial asset or portfolio of financial assets is impaired and impairment losses are recognised if, and only if, there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset and prior to the balance sheet date ( ‘a loss event ’ ) and that event adversely impacts estimated future cash flows of the financial asset or the portfolio.

Loans and receivables

An indication that a loan may be impaired is obtained through the Group ’ s credit review processes, which include monitoring customer payments and regular loan reviews at least every 6 or 12 months depending on the obligors ’ creditworthiness.

The Group first assesses whether objective evidence of impairment exists for loans (including any related facilities and guarantees) that are individually significant, and individually or collectively for loans that are not individually significant. If the Group determines that no objective evidence of impairment exists for an individually assessed loan, it includes the asset in a portfolio of loans with similar credit risk characteristics and collectively assesses them for impairment. Loans that are evaluated individually for impairment are not included in a collective assessment of impairment.

Indications that there is a measurable decrease in estimated future cash flows from a portfolio of loans, although the decrease cannot yet be identified with the individual loans in the portfolio, include adverse changes in the payment status of borrowers in the portfolio and national or local economic conditions that correlate with defaults in the portfolio.

The amount of impairment loss is measured as the difference between the loan ’ s carrying amount and the present value of estimated future cash flows discounted at the loan ’ s original effective interest rate. The amount of the loss is recognised using an allowance account and the amount of the loss is included in the income statement line loan impairment and other credit risk provisions.

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The calculation of the present value of the estimated future cash flows of a collateralised financial asset reflects the cash flows that are likely to result from foreclosure less costs for obtaining and selling the collateral.

Future cash flows of a group of loans that are collectively evaluated for impairment are estimated on the basis of the contractual cash flows of the loans in the portfolio and historical loss experience for loans with credit risk characteristics similar to those in the Group. Historical loss experience is adjusted on the basis of current observable data to reflect the effects of current conditions that did not affect the historical data and to remove the effects of conditions in the historical data that do not currently exist.

The methodology and assumptions used for estimating future cash flows are reviewed regularly to reduce any differences between loss estimates and actual loss experience. The impact of changes in estimates and recoveries is recorded in the income statement line loan impairment and other credit risk provisions.

Following impairment, interest income is recognised using the original effective rate of interest. When a loan is deemed no longer collectible, it is written off against the related allowance for loan impairment. Such loans are written off after all the necessary procedures have been completed and the amount of the loss has been determined. Subsequent recoveries of amounts previously written off are credited to the income statement line loan impairment and other credit risk provisions. Assets acquired in exchange for loans to achieve an orderly realisation are reflected in the balance sheet as a disposal of the loan and an acquisition of a new asset, initially booked at fair value.

Other financial assets

In the case of equity instruments classified as available-for-sale, a significant or prolonged decline in the fair value of the security below its cost is also considered in determining whether impairment exists. Where such evidence exists, the cumulative net loss that has been previously recognised directly in equity is removed from equity and recognised in the income statement within results on financial transactions.

Held to maturity and available-for-sale debt investments are assessed and any impairment is measured on an individual basis, consistent with the methodology applied to loans and receivables.

Property and equipment

Own use assets

Property and equipment is stated at cost less accumulated depreciation and any amount for impairment. If an item of property and equipment is comprised of several major components with different useful lives, each component is accounted for separately. Additions and subsequent expenditures (including accrued interest) are capitalised only to the extent that they enhance the future economic benefits expected to be derived from the asset. Expenditure incurred to replace a component of an asset is separately capitalised and the replaced component is written off. Other subsequent expenditure is capitalised only when it increases the future economic benefit of the item of property and equipment. All other expenditure, including maintenance, is recognised in the income statement as incurred. When an item of property and equipment is retired or disposed, the difference between the carrying amount and the disposal proceeds net of costs is recognised in other operating income.

Depreciation is charged to the income statement on a straight-line basis over the estimated useful lives of items of property and equipment, and major components that are accounted for separately. The Group generally uses the following estimated useful lives:

• Land	not depreciated
• Buildings	25 to 50 years
• Equipment	5 to 12 years
• Computer installations	2 to 5 years.

Software, presented as an intangible asset, is amortised over 3-7 years.

Depreciation rates and residual values are reviewed at least annually to take into account any change in circumstances. Capitalised leasehold improvements are depreciated in a manner that takes into account the term and renewal conditions of the related lease.

Development property

The majority of the Group ’ s development and construction activities are undertaken for immediate sale or as part of a pre-agreed

F-9

contractual arrangement. Property developed under a pre-agreed contractual arrangement is stated at cost plus profit recognisable to date less a provision for any foreseeable losses and less progress billings. Cost includes all expenditure (including accrued interest) related directly to specific projects and an allocation of fixed and variable overheads incurred in the Group ’ s contract activities based on normal operating capacity. The specific components of development property are accounted for as follows.

Building and development sites are carried at cost including allocated interest and additional expenses for purchasing the site and making them ready for development. No interest is allocated to land which has not been zoned for a particular purpose, if there is no certainty that the land will be built on. Any provision deemed necessary for expected losses on sale is deducted from the carrying value of the site.

Work in progress relates to commercial property projects, as well as to unsold residential property under construction or preparation. Work in progress is carried at the costs incurred plus allocated interest and net of any provisions as required. Progress instalments invoiced to buyers and principals are deducted from work in progress. The profit and loss is recognised in accordance with the percentage of completion method. Until sold, commercial and residential developments are carried at cost of production net of any required provisions. If a decision is taken to retain an unsold property it is classified as investment property.

Investment property

Investment property is carried at fair value based on current market prices for similar properties in the same location and condition. Any gain or loss arising from a change in fair value is recognised in profit and loss. Rental income from investment property is recognised on a straight-line basis over the term of the lease, with lease incentives granted recognised as an integral part of the rental income.

Leasing

As lessee: most of the leases that the Group has entered into are classified as operating leases (including property rental). The total payments made under operating leases are charged to the income statement on a straight-line basis over the period of the lease. Lease incentives received are recognised in the income statement as an integral part of the total lease expense. When it is anticipated that an operating lease will be terminated or vacated before the lease period has expired, the lesser of any penalty payments required and the remaining payments due once vacated (less sub-leasing income) is recognised as an expense.

As lessor: assets subject to operational leases are included in property and equipment. The asset is depreciated on a straight-line basis over its useful life to its estimated residual value. Leases where the Group transfers substantially all the risks and rewards resulting from ownership of an asset to the lessee are classified as finance leases. A receivable at an amount equal to the present value of the lease payments, using the implicit interest rate, including any guaranteed residual value, is recognised. Finance lease receivables are included in loans and receivables to customers.

Intangible assets

Goodwill

Goodwill is capitalised and represents the excess of the cost of an acquisition over the fair value of the Group ’ s share of the acquired entity ’ s net identifiable assets at the date of acquisition. For the purpose of calculating goodwill, the fair values of acquired assets, liabilities and contingent liabilities are determined by reference to market values or by discounting expected future cash flows to present value. Any change in the assessed fair value of acquired assets and liabilities at the time of acquisition identified within one year following the acquisition are corrected against goodwill. Any revisions identified after one year are recorded in income.

Goodwill on the acquisition of equity accounted investments is included in the carrying amount of the investment.

Gains and losses on the disposal of an entity, including equity accounted investments, are determined as the difference between the sale proceeds and the carrying amount of the entity including related goodwill and any currency translation differences recorded in equity.

Software

Costs that are directly associated with identifiable and software products that are controlled by the Group, and likely to generate future economic benefits exceeding these costs, are recognised as intangible assets. Direct costs include staff costs of the software development team. Expenditure that enhances or extends the performance of computer software beyond its original specification is recognised as a capital improvement and added to the original cost of the software. Software is amortised over 3-7 years.

F-10

Costs associated with maintaining computer software programmes are recognised as an expense as incurred.

Mortgage servicing rights

Mortgage servicing rights (MSRs) represent the right to a stream of fee-based cash flows and an obligation to perform specified mortgage servicing activities. MSRs are initially recorded at fair value and amortised over the estimated future net servicing income stream of the underlying mortgages. The duration of the income stream relating to these servicing rights is dependent on the pre-payment behaviour of the customer, which is influenced by a number of factors including interest rate expectations. MSR assets are subject to hedging under a fair value hedge programme designed to limit the Group ’ s exposure to changes in the fair value of the MSR. The change in the fair value of the hedged MSRs and the change in the fair value of the hedging derivatives are included as part of mortgage banking income within other operating income.

Other intangible assets

Other intangible assets that are acquired by the Group are stated at cost less accumulated amortisation and any adjustment for impairment losses. Other intangible assets are comprised of separately identifiable items arising from acquisition of subsidiaries, such as customer relationships, and certain purchased trademarks and similar items. Amortisation is charged to the income statement on a straight-line basis over the estimated useful lives of the intangible asset.

Impairment of property and equipment and intangible assets

Property and equipment and intangibles are assessed at each balance sheet date or more frequently, to determine whether there is any indication of impairment. If any such indication exists, the assets are subject to an impairment review. Regardless of any indications of potential impairment, the carrying amount of goodwill is subject to a detailed impairment review at least annually.

An impairment loss is recognised whenever the carrying amount of an asset that generates largely independent cash flows or the cash-generating unit to which it belongs exceeds its recoverable amount. The recoverable amount of an asset is the greater of its net selling price and value in use. To calculate value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market rates and the risks specific to the asset. When conducting impairment reviews, particularly for goodwill, cash-generating units are the lowest level at which management monitors the return on investment on assets.

Impairment losses are recognised in the income statement as a component of depreciation and amortisation expense. An impairment loss with respect to goodwill is not reversible. Other impairment losses are reversed only to the extent that the asset ’ s carrying amount does not exceed the carrying amount that would have been determined if no impairment loss had previously been recognised.

Pension and other post-retirement benefits

For employees in the Netherlands and the majority of staff employed outside the Netherlands, pension or other retirement plans have been established in accordance with the regulations and practices of the countries in question. Separate pension funds or third parties administer most of these plans. The plans include both defined contribution plans and defined benefit plans.

Defined contribution plans

In the case of defined contribution plans, contributions are charged directly to the income statement in the year to which they relate.

Defined benefit plans

The net obligations under defined benefit plans are regarded as the Group ’ s own commitments regardless of whether these are administered by a pension fund or in some other manner. The net obligation of each plan is determined as the difference between the benefit obligations and the plan assets. Defined benefit plan pension commitments are calculated in accordance with the projected unit credit method of actuarial cost allocation. Under this method, the present value of pension commitments is determined on the basis of the number of active years of service up to the balance sheet date and the estimated employee salary at the time of the expected retirement date, and is discounted using the market rate of interest on high-quality corporate bonds. The plan assets are measured at fair value.

Pension costs for the year are established at the beginning of the year based on the expected service and interest costs and the expected return on the plan assets, plus the impact of any current period curtailments or plan changes. Differences between the expected and the actual return on plan assets, as well as actuarial gains and losses, are only recognised as income or expense when the net cumulative unrecognised actuarial gains and losses at the end of the previous reporting year exceed 10% of the greater of the commitments under the plan and the fair value of the related plan assets. The part that exceeds 10% is recognised in income over the

F-11

expected remaining years of service of the employees participating in the plans. Differences between the pension costs determined in this way and the contributions payable are accounted for as provisions or prepayments. Commitments relating to early retirement of employees are treated as pension commitments.

When the benefits of a plan are improved, the portion of the increased benefit relating to past service by employees is recognised as an expense in the income statement on a straight-line basis over the average period until the benefits become vested. To the extent that the benefits vest immediately, the past service cost is recognised immediately in the income statement.

Other post-retirement benefits

The Group ’ s net obligation with respect to long-term service benefits and post-retirement healthcare is the amount of future benefit that employees have earned in return for their service in current and prior periods. The obligation is calculated using the projected unit credit method. It is then discounted to its present value and the fair value of any related assets is deducted.

Share-based payments to employees

The Group engages in equity and cash settled share-based payment transactions in respect of services received from certain of its employees. The cost of the services received is measured by reference to the fair value of the shares or share options granted on the date of the grant. The cost related to the shares or share options granted is recognised in the income statement over the period that the services of the employees are received, which is the vesting period, with a corresponding credit in equity for equity settled schemes and a credit in liabilities for cash settled schemes.

The fair value of the options granted is determined using option pricing models, which take into account the exercise price of the option, the current share price, the risk free interest rate, the volatility of the ABN AMRO share price over the life of the option and the terms and conditions of the grant. Non-market vesting conditions are taken into account by adjusting the number of shares or share options included in the measurement of the cost of employee services, so that ultimately the amount cumulatively recognised in the income statement shall reflect the number of shares or share options that eventually vest. Where vesting conditions are related to market conditions, these are fully reflected in the fair value initially determined at grant date and as a result, the charges for the services received are recognised regardless of whether or not the market related vesting condition is met, provided that the non-market vesting conditions are met.

Provisions

A provision is recognised in the balance sheet when the Group has a legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made. If the effect of time value is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market rates and, where appropriate, the risks specific to the liability.

A provision for restructuring is recognised when an obligation exists. An obligation exists when the Group has approved a detailed plan and has raised a valid expectation in those affected by the plan by starting to implement the plan or by announcing its main features. Future operating costs are not provided for.

Provisions for insurance risks are determined by actuarial methods, which include the use of statistics, interest rate data and settlement costs expectations.

Other liabilities

Obligations to policyholders, whose return is dependent on the return of unit linked investments recognised in the balance sheet, are measured at fair value with changes through income.

Income taxes - current and deferred

Income tax payable on profits, based on the applicable tax law in each jurisdiction, is recognised as an expense in the period in which profits arise. The future tax benefit of income tax losses available for carry forward is recognised as an asset when it is probable that future taxable profits will be available against which these losses can be utilised.

Deferred tax is recognised for qualifying temporary differences. Temporary differences represent the difference between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The most significant temporary differences arise from the revaluation of certain financial assets and liabilities including derivative contracts, allowances

F-12

for loan impairment, provisions for pensions and business combinations. The following differences are not provided for: capitalised goodwill not deductible for tax purposes, the initial recognition of assets or liabilities that affect neither accounting nor taxable profit, and differences relating to investments in subsidiaries and associates, to the extent that they will probably not reverse in the foreseeable future and the timing of such reversals is controlled by the Group. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantially enacted at the balance sheet date. A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilised.

Deferred and current tax assets and liabilities are only offset when they arise in the same tax reporting group and where there is both the legal right and the intention to settle on a net basis or to realise the asset and liability simultaneously.

Issued debt and equity securities

Issued debt securities are recorded on an amortised cost basis using the effective interest rate method, unless they are of a hybrid/structured nature and designated to be held at fair value through income.

Issued financial instruments or their components are classified as liabilities where the substance of the contractual arrangement results in the Group having a present obligation to either deliver cash or another financial asset or to satisfy the obligation other than by the exchange of a fixed number of equity shares. Preference shares that carry a non-discretionary coupon or are redeemable on a specific date or at the option of the holder are classified as liabilities. The dividends and fees on preference shares classified as a liability are recognised as interest expense.

Issued financial instruments, or their components, are classified as equity when they do not qualify as a liability and represent a residual interest in the assets of the Group. Preference share capital is classified as equity if it is non-redeemable and any dividends are discretionary. The components of issued financial instruments that contain both liability and equity elements are accounted for separately with the equity component being assigned the residual amount after deducting from the instrument ’ s initial value the fair value of the liability component.

Dividends on ordinary shares and preference shares classified as equity are recognised as a distribution of equity in the period in which they are approved by shareholders.

Share capital

Incremental external costs directly attributable to the issue of new shares are deducted from equity net of any related income taxes.

When share capital recognised as equity is repurchased, the amount of the consideration paid, including incremental directly attributable costs net of income taxes, is recognised as a change in equity. Repurchased shares are classified as treasury shares and presented as a deduction from total equity. Where such shares are subsequently sold or reissued, any consideration received is added to shareholders ’ equity.

Other equity components

Currency translation account

The currency translation account is comprised of all currency differences arising from the translation of the financial statements of foreign operations net of the translation impact on liabilities or foreign exchange derivatives held to hedge the Group ’ s net investment. These currency differences are included in income on disposal or partial disposal of the operation.

Cash flow hedging reserve

The cash flow hedging reserve is comprised of the effective portion of the cumulative change in the fair value of cash flow hedging derivatives, net of taxes, where the hedged transaction has not yet occurred.

Net unrealised gains and losses on available-for-sale assets

In this component, gains and losses arising from a change in the fair value of available-for-sale assets are recognised, net of taxes. When the relevant assets are sold, impaired or otherwise disposed of, the related cumulative gain or loss recognised in equity is transferred to the income statement.

Collectively, the cash flow hedging reserve and the available-for-sale reserve are sometimes referred to as special components of equity.

F-13

Cash flow statement

Cash and cash equivalents for the purpose of the cash flow statement include cash in hand, deposits available on demand with central banks and net credit balances on current accounts with other banks.

The cash flow statement, based on the indirect method of calculation, gives details of the source of cash and cash equivalents which became available during the year and the application of these cash and cash equivalents over the course of the year. The cash flows are analysed into cash flows from operations, including banking activities, investment activities and financing activities. Movements in loans and receivables and inter-bank deposits are included in the cash flow from operating activities. Investment activities are comprised of acquisitions, sales and redemptions in respect of financial investments, as well as investments in and sales of subsidiaries and associates, property and equipment. The issuing of shares and the borrowing and repayment of long-term funds are treated as financing activities. Movements due to currency translation differences as well as the effects of the consolidation of acquisitions, where of material significance, are eliminated from the cash flow figures.

Future changes in accounting policies

IFRS standards not yet effective

IFRS 7 was issued in August 2005 and is effective for annual reporting periods beginning on or after 1 January 2007. It requires entities to provide additional disclosures on financial instruments within their financial statements but does not change the recognition and measurement rules of these financial instruments.

IFRS 8 was issued in November 2006 and is effective for annual reporting periods beginning on or after 1 January 2009. The standard replaces IAS 14 ‘ Segment Reporting ’ in setting out requirements for disclosure of information about an entity ’ s operating segments and also about the entity ’ s products and services, the geographical areas in which it operates, and its major customers. The Group plans to adopt IFRS 8 in 2007.

IFRIC Interpretations not yet effective

IFRIC interpretation 8 ‘ Scope of IFRS 2 ’ was issued in January 2006 and is required to be applied for financial years beginning on or after 1 May 2006. It requires IFRS ‘ 2 Share-based Payment ’ to be applied to any arrangements where equity instruments are issued for consideration which appears to be less than fair value. As equity instruments are only issued to employees in accordance with the employee share scheme, the interpretation has no impact on the financial position or results of the Group.

IFRIC interpretation 9 ‘ Reassessment of Embedded Derivatives ’ was issued in March 2006 and becomes effective for financial years beginning on or after 1 June 2006. This interpretation establishes that the date to assess the existence of an embedded derivative is the date an entity first becomes a party to the contract with reassessment only if there is a change to the contract that significantly modifies the cash flows. This interpretation is consistent with our accounting policies and thus will have no impact on the Group ’ s financial statements when implemented in 2007.

IFRIC interpretation 10 ‘ Interim Financial Reporting & Impairment ’ was issued in July 2006 and becomes effective for financial years beginning on or after 1 November 2006. It states that an entity shall not reverse an impairment loss recognised in a previous interim period in respect of goodwill or an investment in either an equity instrument or a financial asset carried at cost. The adoption of this interpretation will have no impact on the financial position or results of the Group.

IFRIC interpretation 11 ‘ Group & Treasury Share Transactions ’ was issued in November 2006 and becomes effective for financial years beginning on or after 1 March 2007. The interpretation provides further guidance on the implementation of IFRS 2 ‘ Share-based Payment ’ . The Group is still evaluating the effect of this interpretation for implementation in 2008.

F-14

Consolidated income statement for the year ended 31 December

	2006	2005	2004
	(in millions of euros)
Interest income	37,698	29,645	24,528
Interest expense	27,123	20,860	16,003

Net interest income [3]	10,575	8,785	8,525

Fee and commission income	7,127	5,572	5,185
Fee and commission expense	1,065	881	700

Net fee and commission income [4]	6,062	4,691	4,485

Net trading income [5]	2,979	2,621	1,309
Results from financial transactions [6]	1,087	1,281	905
Share of result in equity accounted investments [20]	243	263	206
Other operating income [7]	1,382	1,056	745
Income of consolidated private equity holdings [41]	5,313	3,637	2,616

Operating income	27,641	22,334	18,791

Personnel expenses [8]	8,641	7,225	7,550
General and administrative expenses [9]	7,057	5,553	4,747
Depreciation and amortisation [10]	1,331	1,004	1,218
Goods and materials of consolidated private equity holdings [41]	3,684	2,519	1,665

Operating expenses	20,713	16,301	15,180

Loan impairment and other credit risk provisions [19]	1,855	635	607

Total expenses	22,568	16,936	15,787

Operating profit before tax	5,073	5,398	3,004
Income tax expense [12]	902	1,142	715

Profit from continuing operations	4,171	4,256	2,289

Profit from discontinued operations net of tax [45]	609	187	1,651

Profit for the year	4,780	4,443	3,940

Attributable to:
Shareholders of the parent company	4,715	4,382	3,865
Minority interests	65	61	75

Earnings per share attributable to the shareholders of the parent company (in euros) [13]
From continuing operations
Basic	2.18	2.33	1.34
Diluted	2.17	2.32	1.34
From continuing and discontinued operations
Basic	2.50	2.43	2.33
Diluted	2.49	2.42	2.33

Numbers stated against items refer to the notes. The notes to the consolidated financial statements are an integral part of these statements.

F-15

Consolidated balance sheet at 31 December

	2006	2005
	(in millions of euros)
Assets
Cash and balances at central banks [14]	12,317	16,657
Financial assets held for trading [15]	205,736	202,055
Financial investments [16]	125,381	123,774
Loans and receivables — banks [17]	134,819	108,635
Loans and receivables — customers [18]	443,255	380,248
Equity accounted investments [20]	1,527	2,993
Property and equipment [21]	6,270	8,110
Goodwill and other intangible assets [22]	9,407	5,168
Assets of businesses held for sale [45]	11,850	—
Accrued income and prepaid expenses	9,290	7,614
Other assets [23]	27,212	25,550

Total assets	987,064	880,804

Liabilities
Financial liabilities held for trading [15]	145,364	148,588
Due to banks [24]	187,989	167,821
Due to customers [25]	362,383	317,083
Issued debt securities [26]	202,046	170,619
Provisions [27]	7,850	6,411
Liabilities of businesses held for sale [45]	3,707	—
Accrued expenses and deferred income	10,640	8,335
Other liabilities [29]	21,977	18,723

Total liabilities (excluding subordinated liabilities)	941,956	837,580
Subordinated liabilities [31]	19,213	19,072

Total liabilities	961,169	856,652

Equity
Share capital [32]	1,085	1,069
Share premium	5,245	5,269
Treasury shares	(1,829)	(600)
Retained earnings	18,599	15,237
Net gains/(losses) not recognized in the income statement	497	1,246

Equity attributable to shareholders of the parent company	23,597	22,221
Equity attributable to minority interests	2,298	1,931

Total equity	25,895	24,152

Total equity and liabilities	987,064	880,804

Credit related contingent liabilities [35]	51,279	46,021
Committed credit facilities [35]	145,418	141,010

Numbers stated against items refer to the notes. The notes to the consolidated financial statements are an integral part of these statements.

F-16

Consolidated statement of changes in equity for the year ended 31 December

	2006	2005	2004
	(in millions of euros)
Share capital
Balance at 1 January	1,069	954	919
Issuance of shares	—	82	—
Exercised options and warrants	16	—	2
Dividends paid in shares	—	33	33

Balance at 31 December	1,085	1,069	954

Share premium
Balance at 1 January	5,269	2,604	2,549
Issuance of shares	—	2,611	—
Exercised options and conversion rights	—	—	48
Share-based payments	111	87	40
Dividends paid in shares	(135)	(33)	(33)

Balance at 31 December	5,245	5,269	2,604

Treasury shares
Balance at 1 January	(600)	(632)	(119)
Share buy back	(2,204)	32	(513)
Utilised for dividends paid in shares	832	—	—
Utilised for exercise of options and performance share plans	143	—	—

Balance at 31 December	(1,829)	(600)	(632)

Retained earnings *
Balance at 1 January	15,237	11,580	8,469
Profit attributable to shareholders of the parent company	4,715	4,382	3,865
Cash dividends paid to shareholders of the parent company	(807)	(659)	(694)
Dividends paid in shares to shareholders of the parent company	(656)	—	—
Other	110	(66)	(60)

Balance at 31 December	18,599	15,237	11,580

Equity settled own share derivatives
Balance at 1 January	—	—	(106)
Issuances and settlements	—	—	106

Balance at 31 December	—	—	—

Net gains/(losses) not recognised in the income statement
Currency translation account
Balance at 1 January	842	(238)	—
Transfer to income statement relating to disposals	(7)	(20)	2
Currency translation differences	(427)	1,100	(240)

Subtotal — Balance at 31 December	408	842	(238)

Net unrealised gains/(losses) on available-for-sale assets
Balance at 1 January	1,199	830	572
Net unrealised gains/(losses) on available-for-sale assets	(233)	717	509
Net losses/(gains) reclassified to the income statement	(602)	(348)	(251)

Subtotal — Balance at 31 December	364	1,199	830

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Cash flow hedging reserve
Balance at 1 January	(795)	(283)	(165)
Net unrealised gains/(losses) on cash flow hedges	735	(386)	106
Net losses/(gains) reclassified to the income statement	(215)	(126)	(224)

Subtotal — Balance at 31 December	(275)	(795)	(283)

Net gains/(losses) not recognized in the income statement at 31 December	497	1,246	309

Equity attributable to shareholders of the parent company at 31 December	23,597	22,221	14,815

Minority interest
Balance at 1 January	1,931	1,737	1,301
Additions	208	202	367
Reductions	—	(49)	—
Acquisitions/disposals	203	(136)	(30)
Profit attributable to minority interests	65	61	75
Currency translation differences	(46)	133	33
Other movements	(63)	(17)	(9)

Equity attributable to minority interests at 31 December	2,298	1,931	1,737

Total equity at 31 December	25,895	24,152	16,552

* T he proposed final dividend of EUR 0.60 per share for 2006 is not reflected in the movement table above and will be recorded in 2007 at the time of distribution.

The notes to the consolidated financial statements are an integral part of these statements

Consolidated statement of comprehensive income for the year ended 31 December

	2006	2005	2004
	(in millions of euros)
Profit attributable to shareholders of the parent company	4,715	4,382	3,865

Gains/(losses) not recognised in income:
Currency translation differences	(427)	1,100	(240)
Available-for-sale assets	(233)	717	509
Cash flow hedges	735	(386)	106

	75	1,431	375

Net unrealised (gains)/losses reclassified to income:
Currency translation differences relating to disposed subsidiaries	(7)	(20)	2
Available-for-sale assets	(602)	(348)	(251)
From cash flow hedging reserve	(215)	(126)	(224)

	(824)	(494)	(473)

Comprehensive income for the year	3,966	5,319	3,767

The statement of comprehensive income for the year presents all movements in equity attributable to shareholders of the parent company other than changes in issued share capital, distributions to shareholders and share buy backs.

F-18

Consolidated cash flow statement for the year ended 31 December

	2006	2005	2004
	(in millions of euros)
Operating activities
Profit for the year	4,780	4,443	3,940
Less: Profit from discontinued operations	609	187	1,651

Profit from continuing operations	4,171	4,256	2,289
Adjustments for significant non-cash items included in income
Depreciation, amortisation and impairment	1,331	1,004	1,218
Loan impairment losses	2,108	871	777
Share of result in equity accounted investments	(243)	(263)	(206)
Movements in operating assets and liabilities
Movements in operating assets [36]	(77,392)	(105,368)	(119,343)
Movements in operating liabilities [36]	64,981	80,461	98,722
Other adjustments
Dividends received from equity accounted investments	72	63	59

Cash flows from operating activities from continuing operations	(4,972)	(18,976)	(16,484)

Net cash flows from operating activities from discontinued operations	314	200	437

Investing activities
Acquisition of investments	(180,228)	(142,423)	(78,760)
Sales and redemption of investments	172,454	129,811	76,338
Acquisition of property and equipment	(1,138)	(2,028)	(1,966)
Sales of property and equipment	255	1,063	1,131
Acquisition of intangibles (excluding goodwill and MSRs)	(800)	(431)	(335)
Sales of intangibles (excluding goodwill and MSRs)	12	9	50
Acquisition of subsidiaries and equity accounted investments	(7,449)	(1,702)	(276)
Disposal of subsidiaries and equity accounted investments	258	530	153

Cash flows from investing activities from continuing operations	(16,636)	(15,171)	(3,665)

Net cash flows from investing activities from discontinued operations	1,574	(14)	2,513

Financing activities
Issuance of subordinated liabilities	4,062	2,975	2,203
Repayment of subordinated liabilities	(4,430)	(1,664)	(2,690)
Issuance of other long-term funding	35,588	35,483	21,863
Repayment of other long-term funding	(14,343)	(6,453)	(6,180)
Proceeds from the issue of shares	-	2,491	-
Net (decrease)/increase in treasury shares	(2,061)	32	(513)
Other	276	92	334
Dividends paid	(807)	(659)	(694)

Cash flows from financing activities from continuing operations	18,285	32,297	14,323

Net cash flows from financing activities from discontinued operations	-	(1,185)	2,422

Movement in cash and cash equivalents	(1,435)	(2,849)	(454)

Cash and cash equivalents at 1 January	6,043	8,603	9,016
Currency translation differences	264	289	41

Cash and cash equivalents at 31 December [36]	4,872	6,043	8,603

Numbers stated against items refer to the notes. The notes to the consolidated financial statements are an integral part of these statements.

F-19

Notes to the consolidated financial statements

(unless otherwise stated, all amounts are in millions of euros)

1	Segment reporting

Segment information is presented in respect of the Group ’ s business. The primary format, business segments, is consistent with the Group ’ s management and internal reporting structure applicable in the financial year.

Measurement of segment assets, liabilities, income and results is based on the Group ’ s accounting policies. Segment assets, liabilities, income and results include items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Transactions between segments are conducted at arm ’ s length.

Business segments

Below the business segments are detailed. In the ‘ Business review ’ chapter of the Annual Report more detailed descriptions of the activities of these segments have been included.

Netherlands

BU Netherlands serves a diverse client base that comprises consumer and commercial clients. BU Netherlands offers a broad range of investment, commercial and retail banking products and services via its multi-channel service model consisting of a network of branches, internet banking facilities, a customer contact center and ATMs throughout the Netherlands. BU Netherlands focuses increasingly on mass affluent customers and commercial mid-market clients. BU Netherlands also comprises the ABN AMRO Mortgage Group including the former Bouwfonds mortgage activities. The non-mortgage activities of Bouwfonds were sold during the year.

Europe (including Antonveneta)

BU Europe provides its consumer and commercial clients with a range of financial products and services. Its regional strategies and operations are closely aligned with those of ABN AMRO ’ s global BUs.

BU Europe combines activities in 27 countries: 23 countries in Europe (excluding the Netherlands) along with Kazakhstan, Uzbekistan, Egypt and South Africa.

ABN AMRO acquired a majority stake in Antonveneta in January 2006 and launched a tender offer for the remaining shares on 27 February 2006. It acquired 100% of the bank in July 2006 after it exercised its right to purchase the shares it did not yet own following its tender offer.

Antonveneta is rooted in north-eastern Italy, and focuses on consumer and commercial mid-market clients.

North America

The core of BU North America is LaSalle Bank, headquartered in Chicago, Illinois. BU North America serves a large number of clients, including small businesses, mid-market companies, larger corporates, institutions, non-profit entities and municipalities in the US and Canada. BU North America offers a broad range of investment, commercial and retail banking products and services through a network of branches and ATMs in Illinois, Michigan and Indiana. BU North America focuses increasingly on mass affluent customers and commercial mid-market clients. While based in the US Midwest, BU North America reaches further through an expanding network of regional commercial banking offices across the US.

Latin America

BU Latin America has a presence in nine Latin American countries: Brazil, Argentina, Chile, Colombia, Ecuador, Mexico, Paraguay, Uruguay and Venezuela, with the presence of Banco Real representing the majority of the operations. In Brazil, Banco Real is a retail and commercial bank, offering full retail, corporate and investment banking products and services. It operates as a universal bank offering financial services through an extensive network of branches, points-of-sale and ATMs. BU Latin America also has a strong presence in the Brazilian consumer finance business through its Aymor é franchise, focused on vehicle and other consumer goods financing.

Asia

ABN AMRO has been operating for well over 100 years in several Asian countries including Indonesia, China, Singapore and Japan. BU Asia now covers 16 countries and territories and is extending its branches and offices network. BU Asia ’ s client base includes commercial clients as well as consumer and private banking clients.

F-20

Global Clients

BU Global Clients serves a range of major corporate and institutional clients that demand sophisticated financial solutions customised to their specific needs.

BU Global Clients is organised around six hubs (Amsterdam, London, New York, Hong Kong, S ã o Paulo and Sydney). The financial results of BU Global Clients also reflect the contribution of ABN AMRO Mellon, a joint venture with the Mellon Financial Corporation that provides global custody and value added services to institutional investors worldwide.

Private Clients

BU Private Clients offers private banking services to wealthy individuals and institutions with EUR 1 million or more in net investable assets. In the past few years, BU Private Clients built up an onshore private banking network in continental Europe through organic growth in the Netherlands and France, and through the acquisition of Delbr ü ck Bethmann Maffei in Germany and Bank Corluy in Belgium.

Asset Management

BU Asset Management is ABN AMRO ’ s global asset management business. BU Asset Management operates in 26 countries worldwide, offering investment products in all major regions and asset classes. Its products are distributed directly to institutional clients such as central banks, pension funds, insurance companies and leading charities. Funds for private investors are distributed through ABN AMRO ’ s consumer and private banking arms, as well as via third-party distributors such as insurance companies and other banks. The institutional client business represents just over half of the assets managed by BU Asset Management. Consumer and third-party clients account for a further 30%, and the remainder is in discretionary portfolios managed for BU Private Clients.

Private Equity

The business model of ABN AMRO ’ s Private Equity unit - branded as ABN AMRO Capital - involves providing capital and expertise to non-listed companies in a variety of sectors. By obtaining, in most cases, a majority stake, Private Equity gains the ability to influence the company ’ s growth strategy and increase its profitability. It then aims to sell its shareholding at a profit after a number of years. Private Equity specialises in European mid-market buyouts, but also manages a portfolio of investments in Australian buyouts, non-controlling and controlling shareholdings in small to medium sized Dutch companies ( ‘ participaties ’ ), and dedicated media and telecom sector investments. It operates from seven offices across Europe and Australia.

Group Functions, including Group Services

Group Functions provides guidance on ABN AMRO ’ s corporate strategy and supports the implementation of the strategy in accordance with our Managing for Value methodology, Corporate Values and Business Principles. By aligning and uniting functions across ABN AMRO ’ s BUs and geographical territories, Group Functions also facilitates Group-wide sharing of best practices, innovation and positioning to public authorities, and binds the bank together in both an operational and cultural sense.

Group Functions includes Group Asset and Liability Management, which manages an investment and derivatives portfolio in order to manage the liquidity and interest rate risks of the Group. Group Functions also holds the Group ’ s strategic investments, proprietary trading portfolio and records any related profits or losses.

F-21

Business segment information for the year ended 31 December 2006

	Netherlands	Europe	North America	Latin America	Asia	Global Clients	Private Clients	Asset Mana- gement	Private Equity	Group Functions	Total
Net interest income - external	2,574	3,414	2,224	2,970	240	1,355	(959)	9	(160)	(1,092)	10,575
Net interest income - other segments	504	(2,098)	124	(65)	271	(800)	1,503	(24)	(139)	724	-
Net fee and commission income - external	711	1,011	653	449	496	1,256	671	704	18	93	6,062
Net fee and commission income - other segment	40	(228)	44	35	97	(10)	29	13	(6)	(14)	-
Net trading income	486	1,032	229	209	310	563	64	(4)	13	77	2,979
Result from financial transactions	28	169	155	34	12	41	4	40	422	182	1,087
Share of result in equity accounted investments	51	1	4	55	62	-	2	1	-	67	243
Other operating income	246	111	313	51	31	3	75	89	2	461	1,382
Income of consolidated private equity holdings	-	-	-	-	-	-	-	-	5,313	-	5,313

Total operating income	4,640	3,412	3,746	3,738	1,519	2,408	1,389	828	5,463	498	27,641

Total operating expenses	3,118	2,743	2,457	2,219	1,089	2,144	956	528	5,031	428	20,713

Loan impairment and credit risk provision	359	397	38	722	218	(27)	40	-	26	82	1,855

Total expenses	3,477	3,140	2,495	2,941	1,307	2,117	996	528	5,057	510	22,568

Operating profit/loss before taxes	1,163	272	1,251	797	212	291	393	300	406	(12)	5,073
Income tax expense	319	229	167	149	101	(13)	121	65	(3)	(233)	902

Profit from continuing operations	844	43	1,084	648	111	304	272	235	409	221	4,171
Profit from discontinued operations net of tax	505	-	104	-	-	-	-	-	-	-	609

Profit for the year	1,349	43	1,188	648	111	304	272	235	409	221	4,780

Other information at 31 December 2006
Total assets	169,862	390,326	163,276	36,169	60,187	69,443	20,510	1,402	7,706	68,183	987,064
Of which equity accounted investments	189	14	-	39	369	-	6	10	23	877	1,527
Total liabilities	168,755	385,016	156,100	31,415	58,307	61,314	19,012	1,044	6,560	73,646	961,169
Capital expenditure	373	130	181	142	85	1	39	17	451	204	1,623

F-22

Business segment information for the year ended 31 December 2005

	Netherlands	Europe	North America	Latin America	Asia	Global Clients	Private Clients	Asset Mana- gement	Private Equity	Group Functions	Total
Net interest income - external	758	2,163	2,291	2,225	323	1,549	(690)	(11)	(93)	270	8,785
Net interest income - other segments	2,570	(2,411)	(80)	(15)	241	(903)	1,219	17	(107)	(531)	-
Net fee and commission income - external	604	450	730	377	378	831	583	590	26	122	4,691
Net fee and commission income - other segments	106	(149)	4	2	43	-	29	6	(9)	(32)	-
Net trading income	392	957	269	57	131	711	44	14	(13)	59	2,621
Result from financial transactions	2	25	79	11	4	121	11	55	353	620	1,281
Share of result in equity accounted investments	13	3	4	37	73	-	1	18	-	114	263
Other operating income	184	72	224	369	44	13	100	23	1	26	1,056
Income of consolidated private equity holdings	-	-	-	-	-	128	-	-	3,509	-	3,637

Total operating income	4,629	1,110	3,521	3,063	1,237	2,450	1,297	712	3,667	648	22,334

Total operating expenses	3,282	1,208	2,299	1,848	914	1,869	915	501	3,391	74	16,301

Loan impairment and credit risk provisions	285	(35)	(86)	348	27	(50)	16	-	34	96	635

Total expenses	3,567	1,173	2,213	2,196	941	1,819	931	501	3,425	170	16,936

Operating profit/loss before taxes	1,062	(63)	1,308	867	296	631	366	211	242	478	5,398
Income tax expense	323	40	273	265	90	78	87	40	(21)	(33)	1,142

Profit/loss from continuing operations	739	(103)	1,035	602	206	553	279	171	263	511	4,256
Profit/loss from discontinued operations net of tax	136	-	51	-	-	-	-	-	-	-	187

Profit/loss for the year	875	(103)	1,086	602	206	553	279	171	263	511	4,443

Other information at 31 December 2005
Total assets	176,874	304,818	148,392	27,903	57,280	54,585	19,111	1,199	7,293	83,349	880,804
Of which equity accounted investments	163	27	-	40	371	-	5	13	7	2,367	2,993
Total liabilities	175,851	300,386	142,426	23,812	55,746	53,267	17,642	1,051	6,268	80,203	856,652
Capital expenditure	286	91	301	145	70	25	26	41	190	91	1,266

F-23

Business segment information for the year ended 31 December 2004

	Netherlands	Europe	North America	Latin America	Asia	Global Clients	Private Clients	Asset Management	Private Equity	Group Functions	Total
Net interest income - external	1,234	1,391	2,681	1,688	334	1,423	(429)	(12)	(80)	295	8,525
Net interest income - other segments	1,857	(1,180)	(349)	(152)	87	(855)	888	17	(33)	(280)	-
Net fee and commission income - external	628	458	632	340	394	860	537	531	8	97	4,485
Net fee and commission income - other segments	40	(46)	(13)	4	(11)	-	23	4	-	(1)	-
Net trading income	213	179	182	(6)	120	519	53	9	3	37	1,309
Result from financial transactions	19	(118)	(196)	(4)	(3)	133	1	10	579	484	905
Result in equity accounted investments	32	-	2	9	127	-	14	2	-	20	206
Other operating income	204	(6)	288	152	22	8	59	34	(25)	9	745
Income of consolidated private equity holdings	-	-	-	-	-	-	-	-	2,616	-	2,616

Total operating income	4,227	678	3,227	2,031	1,070	2,088	1,146	595	3,068	661	18,791

Total operating expenses	3,525	1,293	2,164	1,386	710	1,782	869	444	2,614	393	15,180

Loan impairment and credit risk provisions	177	(60)	161	230	3	49	7	-	16	24	607

Total expenses	3,702	1,233	2,325	1,616	713	1,831	876	444	2,630	417	15,787

Operating profit/loss before taxes	525	(555)	902	415	357	257	270	151	438	244	3,004
Income tax expense	159	(131)	161	174	83	68	78	46	33	44	715

Profit/loss from continuing operations	366	(424)	741	241	274	189	192	105	405	200	2,289
Profit/loss from discontinued operations net of tax	146	-	58	-	240	-	-	-	-	1,207	1,651

Profit/loss for the year	512	(424)	799	241	514	189	192	105	405	1,407	3,940

Other information at 31 December 2004
Total assets	174,102	236,558	129,834	18,371	46,943	32,137	16,416	954	4,136	68,003	727,454
Of which equity accounted investments	140	19	-	22	253	-	5	12	5	972	1,428
Total liabilities	202,650	196,839	123,702	15,703	41,164	35,899	45,307	1,113	2,843	45,682	710,902
Capital expenditure	367	57	380	112	50	26	48	6	83	23	1,152

F-24

Geographical segments

The geographical analysis presented below is based on the location of the Group entity in which the transactions are recorded.

	2006			2005			2004
	Operating income	Total assets	Capital expenditure	Operating income	Total assets	Capital expenditure	Operating income	Total assets	Capital expenditure
The Netherlands	11,440	289,984	899	9,255	285,073	577	8,497	267,222	473
Europe	6,040	419,691	179	4,672	332,922	153	2,324	254,562	122
North America	4,041	168,533	315	3,911	167,128	314	4,467	133,592	391
Latin America	3,961	36,976	141	3,271	28,420	145	2,305	18,274	113
Asia Pacific	2,159	71,880	89	1,225	67,261	77	1,198	53,804	53

Total	27,641	987,064	1,623	22,334	880,804	1,266	18,791	727,454	1,152

F-25

2	Acquisitions and disposals of subsidiaries

Major acquisitions in 2006, 2005 and 2004

The following major acquisitions were made in 2006, 2005 and 2004 and were accounted for using the purchase method:

	% acquired	Consideration	Total assets	Acquisition Date
Acquired companies
2006
Antonveneta	100	7,499	49,367	various
Private equity acquisitions	51-100	105	1,295	various

2005
Bank Corluy	100	50	121	April 2005
Private equity acquisitions	51-100	43	2,174	various

2004
Bethmann Maffei	100	110	812	January 2004
Private equity acquisitions	51-100	112	963	various

Acquisitions 2006

Antonveneta

On 2 January 2006 the Group acquired a controlling interest in Banca Antoniana Popolare Veneta (Antonveneta) in order to increase its mid-market footprint, and accelerate the existing partnership that gives access to the large Italian banking market and the customer base of Antonveneta.

During 2005 the Group had already increased its interest in Antonveneta from 12.7% to 29.9%. The purchase of 79.9 million shares of Antonveneta from Banca Popolare Italiana on 2 January 2006 resulted in the Group acquiring a controlling 55.8% share. Following purchases of shares in the open market, a public offering and the exercise of the Group ’ s right under Italian law to acquire minority share holdings, ABN AMRO now owns 100% of the outstanding share capital of Antonveneta.

The Group paid EUR 26.50 per share for Antonveneta, representing a total consideration of EUR 7,499 million. Total goodwill arising from the acquisition amounted to EUR 4,399 million, reflecting final adjustments to the purchase price and an adjustment to the fair value of the purchased loan portfolio over and above the provisional goodwill amount calculated at EUR 4,273 million as at 2 January 2006. For further details on the purchase price adjustments and goodwill calculation please refer to note 22. In addition, the Group has recognised newly identifiable intangible assets amounting to EUR 1,194 million. For further details on intangible assets please refer to note 22.

F-26

The impact of consolidating Antonveneta in the figures of ABN AMRO Holding N.V. as at 31 December 2006 can be summarised as follows:

Income statement	Year ended 31 December 2006
Operating income	2,071
Operating expenses	1,310
Loan impairment and other credit risk provisions	382

Operating profit before tax	379
Income tax expense	187

Profit for the year	192

Balance sheet	31 December 2006
Loans and receivables - banks	4,640
Loans and receivables - customers	38,070
Sundry assets	8,775

Total assets	51,485

Due to banks	11,777
Due to customers	19,742
Issued debt securities	9,803
Sundry liabilities	6,623

Total liabilities	47,945

BU Asset Management

In February 2006, BU Asset Management acquired International Asset Management, a ‘ fund of hedge funds ’ manager. The integration of this acquisition was completed in May 2006. In June 2006, BU Asset Management increased its share in its Beijing joint venture to 49% and changed local partner from XiangCai Securities to Northern Trust, a member of Tianjin TEDA holdings.

VermogensGroep

In October 2006, the Group acquired a majority share in VermogensGroep to expand its Private Clients business in the Netherlands.

Banco ABN AMRO Real

On 20 September 2006, ABN AMRO exercised its right to call Banca Intesa ’ s remaining 3.86% holding in Banco ABN AMRO Real. The total consideration for the acquisition of the shares amounted to EUR 233 million. After the exercise of the rights ABN AMRO owns 97.5% of the shares in Banco ABN AMRO Real.

Capitalia

On 18 October 2006 the Group purchased 24.6 million shares, representing a stake of 0.95%, in Capitalia from Pirelli S.p.A. After this purchase the Group has a stake of 8.60% in Capitalia. The consideration paid for the shares amounted to EUR 165 million.

F-27

Private Equity

Major new buy-out investments in 2006 were:

•  U-pol (United Kingdom, automotive manufacturing)

•  OFIC (France, isolation materials)

•  Lucas Bols (Netherlands, branded liqueurs and spirits)

•  Nextira One (France, integrated enterprise network solutions)

•  Volution (United Kingdom, construction)

•  Douglas Hanson (United States, manufacturing, add-on to Loparex, Sweden)

•  Amitco (United Kingdom, manufacturing)

•  Saunatec (Finland, manufacturing).

Disposals 2006

Asset Management

In April 2006 BU Asset Management disposed of its US mutual fund business to Highbury Financial Inc. The sale involved 19 mutual funds accounting for USD 6 billion assets under management. The net profit on the sale amounted to EUR 17 million. In July 2006, BU Asset Management sold its onshore Taiwanese asset management business to ING Group. The profit on the sale amounted to EUR 38 million, included in other operating income.

Kereskedelmi é s Hitelbank Rt

In May 2006, ABN AMRO completed the sale of its 40% participation in Kereskedelmi é s Hitelbank Rt of Hungary, as announced in December 2005, for a consideration of EUR 510 million to KBC Bank. The profit recognised on the sale included in other operating income is EUR 208 million.

Global Futures business

On 30 September 2006 ABN AMRO sold the Global Futures business for an amount of EUR 305 million (USD 386 million). The net profit on the sale amounted to EUR 190 million (EUR 229 million gross). During 2006 the Global Futures business contributed EUR 163 million of operating income and a net loss of EUR 24 million.

Private Clients

In May 2006, BU Private Clients sold its business in Denmark and in December 2006 it disposed of its business in Monaco, to focus on growth in other private banking markets and further enhance the efficiency of its global structure.

Bouwfonds non-mortgage

On 1 December 2006 the Group disposed of the property development and management activities of its Bouwfonds subsidiary. The Bouwfonds Property Development, Bouwfonds Asset Management, Bouwfonds Fondsenbeheer, Rijnlandse Bank and Bouwfonds Holding were sold to Rabobank for a cash consideration of EUR 852 million and the Bouwfonds Property Finance activities were sold to SNS Bank for a cash consideration of EUR 825 million. The total net gain on the sale of Bouwfonds amounted to EUR 338 million.

The operating result and disposal gain of the Bouwfonds businesses sold have been reported as discontinued operations in the income statement.

Private Equity

In 2006 major divestments were:

•  Holland Railconsult (Netherlands, railway engineering)

•  Kreatel Communications (Sweden, telecommunications)

•  Sogetrel (France, telecommunications)

•  Radio Holland Group (Netherlands, maritime navigation and communication systems)

•  RTD (Netherlands, industrial non-destructive testing services)

•  Jessops (United Kingdom, retail)

•  Dennis Eagle (United Kingdom, industrial).

Acquisitions 2005

Bank Corluy

In April 2005 the acquisition of the Belgian private bank Bank Corluy was completed. The purchase price amounted to EUR 50 million. Total Assets under Management of this entity were over EUR 1.5 billion. The net asset value acquired amounted to EUR 20 million, resulting in capitalised goodwill of EUR 30 million.

F-28

Bouwfonds

In April 2005, we exercised our right to acquire the cumulative preference shares of Bouwfonds in order to obtain full legal control, in addition to the 100% economic interest we acquired in 2000.

Artemis

In December 2005, we increased our shareholding in the UK based asset management company Artemis from 58% to 71%. The consideration paid for this increase amounted to EUR 107 million.

Private Equity

Major new buy-out investments in 2005 were:

•  FlexLink (Sweden, engineering)

•  Strix (UK, engineering)

•  Fortex (Netherlands, support services)

•  Loparex (Finland, industrial products)

•  Everod (Australia, medical services)

•  Bel ’ m (France, consumer products)

•  IMCD (Netherlands, chemicals), Nueva Terrain (Spain, construction)

•  Roompot (Netherlands, leisure)

•  Scotts and McColls (Australia, transportation)

•  Bonna Sabla (France, industrial products & services)

•  Bianchi Vending (Italy, business products & supplies).

Disposals 2005

ABN AMRO Trust Holding

In June 2005, the sale of ABN AMRO Trust Holding to Equity Trust was completed. The Trust and Management Services performed in Asia, Europe and the Caribbean were transferred to Equity Trust. The profit on the sale amounted to EUR 17 million.

Nachenius Tjeenk & Co.

In July 2005, the sale of Nachenius Tjeenk to BNP Paribas was completed. The net profit on sale amounted to EUR 38 million.

Real Seguros S.A.

In July 2005, ABN AMRO and Tokio Marine & Nichido Fire Insurance Co., Ltd. ( ‘ TMNF ’ ), an integral subsidiary of Millea Holdings, Inc. announced that TMNF would purchase from ABN AMRO 100% of Real Seguros S.A., and establish a 50/50 joint venture in Real Vida e Previd ê ncia S.A. As part of the agreement, ABN AMRO agreed to distribute on an exclusive basis through its retail network in Brazil, insurance and pension products. The net profit on the sale amounted to EUR 196 million.

Private Equity

In 2005 major divestments were:

•  Handicare (Norway, medical equipment)

•  MobilTel (Bulgaria, communications)

•  AUSDOC (Australia, support services)

•  Puzzler Media (UK, media).

Dilution of investment 2005

Capitalia

In December 2005, Capitalia issued additional shares. Because we did not participate in this offering, our shareholding reflects a dilutive effect and decreased from 9% to 8%.

Acquisitions 2004

Bethmann Maffei

In January 2004, we acquired Bethmann Maffei, a private bank in Germany for EUR 110 million. We then merged it with Delbr ü ck & Co to form Delbr ü ck Bethmann Maffei. With more than EUR 10 billion in Assets under Management, Delbr ü ck Bethmann Maffei is one of the top five private banks in Germany.

F-29

Sparebank 1 Aktiv Forvaltning

In February 2004, we acquired the asset management activities of Sparebank 1 Aktiv Forvaltning of Norway.

Disposals 2004

Bank Austria

In February 2004, we sold our stake in Bank Austria for a net profit of EUR 115 million.

US Professional Brokerage

In April 2004, we sold our US Professional Brokerage unit to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Bank of Asia

In July 2004, we sold our controlling 80.77% interest in Bank of Asia in Thailand to the United Overseas Bank for a total cash consideration of THB 22,019 million or EUR 442 million as per 27 July 2004. The operating result and disposal gain of EUR 224 million have been reported as discontinued operations in the profit and loss account.

LeasePlan Corporation

In November 2004, we sold LeasePlan Corporation of the Netherlands for a net profit of EUR 844 million (under Dutch GAAP) to a consortium of investors led by Volkswagen Group. The operating result and disposal gain have been reported as discontinued operations in the profit and loss account.

Executive Relocation Corporation

In November 2004, we sold our US employee relocation management and consulting firm, Executive Relocation Corporation, to SIRVA Inc. of the United States for USD 100 million.

US defined contribution pensions administration business

On 31 December 2004, Business Unit Asset Management sold its US defined contribution pensions (401(k)) administration business to Principal Financial Group of the United States.

3	Net interest income

	2006	2005	2004
Interest income from:
Cash and balances at central banks	459	348	218
Financial assets held for trading	2,101	1,559	1,389
Financial investments	5,433	5,191	4,186
Loans and receivables - banks	4,001	2,660	2,078
Loans and receivables - customers	25,704	19,887	16,657

Subtotal	37,698	29,645	24,528
Interest expense from:
Financial liabilities held for trading	1,289	1,054	976
Due to banks	5,449	5,037	3,941
Due to customers	12,208	9,616	7,254
Issued debt securities	7,140	4,160	2,744
Subordinated liabilities	1,037	993	1,088

Subtotal	27,123	20,860	16,003

Total	10,575	8,785	8,525

F-30

4	Net fee and commission income

	2006	2005	2004
Fee and commission income
Securities brokerage fees	1,785	1,560	1,548
Payment and transaction services fees	2,123	1,530	1,401
Asset management and trust fees	1,562	1,153	1,041
Fees generated on financing arrangements	248	180	158
Advisory fees	500	336	311
Insurance related commissions	168	168	130
Guarantee fees	223	218	160
Other fees and commissions	518	427	436

Subtotal	7,127	5,572	5,185
Fee and commission expense
Securities brokerage expense	330	321	281
Payment and transaction services expense	287	165	125
Asset management and trust expense	151	127	126
Other fee and commission expense	297	268	168

Subtotal	1,065	881	700

Total	6,062	4,691	4,485

5 Net trading income

	2006	2005	2004
Securities	61	978	179
Foreign exchange transactions	789	662	687
Derivatives	2,199	933	380
Other	(70)	48	63

Total	2,979	2,621	1,309

Interest income and expense on trading positions are included in interest income and expense.

6 Results from financial transactions

	2006	2005	2004
Net gain from the disposal of available-for-sale debt securities	634	431	179
Net gain from the sale of available-for-sale equity investments	158	55	154
Dividend on available-for-sale equity investments	71	54	48
Net gain on other equity investments	491	514	694
Hedging ineffectiveness	58	39	(112)
Fair value change of credit default swaps	(280)	(51)	(12)
Other	(45)	239	(46)

Total	1,087	1,281	905

The net gain on other equity investments includes gains and losses arising on investments held at fair value and the result on the sale of consolidated holdings of a private equity nature.

The Group enters into credit default swaps for managing portfolio credit risk. However, these are generally not included in hedge accounting relationships due to difficulties in demonstrating that the relationship will be highly effective. Accordingly any fair value changes are recorded directly in income, while the gains and losses on the credit positions hedged are accrued in interest income and expense and as impairment and other credit related provisions if any.

F-31

7	Other operating income

	2006	2005	2004
Insurance activities	103	150	177
Leasing activities	61	60	63
Disposal of operating activities and equity accounted investments	553	347	187
Other	665	499	318

Total	1,382	1,056	745

Income from insurance activities can be analysed as follows:
	2006	2005	2004
Premium income	1,273	1,182	1,243
Investment income	308	406	300
Provision for insured risk	(1,478)	(1,438)	(1,366)

Total	103	150	177

The 2006 result on disposal of operating activities (not qualifying as discontinued operations) and equity accounted investments includes the profit recognised on the following sales: Kereskedelmi é s Hitelbank Rt to KBC Bank of EUR 208 million, the Global Futures business to UBS of EUR 229 million, Asset Management Taiwan to ING Group of EUR 38 million and Asset Management Mutual Funds USA to Highbury Financial Inc. of EUR 17 million.

In 2006 an amount of EUR 110 million has been recognised in relation to the settlement of a claim regarding a former subsidiary of our US operations in the line Other.

8	Personnel expenses

	2006	2005	2004
Salaries (including bonuses and allowances)	6,469	5,686	5,413
Social security expenses	873	710	592
Pension and post-retirement healthcare costs	404	11	373
Share-based payment expenses	78	61	4
Temporary staff costs	309	228	196
Termination payments	144	174	191
Restructuring related costs [11]	153	42	502
Other employee costs	211	313	279

Total	8,641	7,225	7,550

Average number of employees (fte):
Banking activities Netherlands	26,260	26,960	27,819
Banking activities foreign countries	79,173	66,054	65,957
Consolidated private equity holdings [40]	29,945	22,201	17,938

Total	135,378	115,215	111,714

The 2006 increase in Salaries is mainly due to the consolidation of Antonveneta and increased bonus expenses in relation to our BU Global Markets activities.

F-32

9	General and administrative expenses

	2006	2005	2004
Professional fees	1,376	1,055	763
Information technology expenses	1,311	909	800
Property costs	918	751	725
Staff related expenses (including training)	204	179	149
Travel and transport	350	296	258
Stationary and printing expense	112	114	111
Communication and information	603	461	455
Commercial expenses	656	547	410
Expenses of consolidated private equity holdings	466	352	284
Restructuring related costs [11]	(27)	(9)	179
Sundry expenses	1,088	898	613

Total	7,057	5,553	4,747

10 Depreciation and amortisation

	2006	2005	2004
Property depreciation	207	145	153
Equipment depreciation	551	538	512
Software amortisation	385	272	274
Amortisation of other intangible assets	170	16	2
Impairment losses on goodwill of private equity investments	1	19	124
Impairment losses on property and equipment	1	9	38
Impairment of property and equipment from restructuring [11]	16	4	109
Impairment of software	-	1	6

Total	1,331	1,004	1,218

This item includes EUR 212 million (2005: EUR 133 million and 2004: EUR 151 million) of depreciation, amortisation and impairments charged by consolidated private equity holdings (see note 41). Amortisation of other intangible assets in 2006 mainly relate to Antonveneta (see note 22).

11 Restructuring costs

The following table summarises the Group ’ s restructuring costs as included in the relevant cost categories.

	2006	2005	2004
Personnel related costs	153	42	502
Other administrative expenses	(27)	(9)	179
Impairment of property and equipment	16	4	109

Total	142	37	790

Restructuring charges and releases in income statements

Restructuring charges of EUR 137 million have been accounted for in relation to the services and IT alignment initiatives. Also restructuring costs of EUR 123 million have been recognised in respect of the efficiency improvement initiatives in Group Functions, North America and Global Markets activities, as included in our regional BUs:

• The Group has identified opportunities to improve productivity and efficiency whilst maintaining an effective control framework at all times. This affects mainly the head office and predominantly Group Risk Management and corporate IT projects through acceleration of the implementation of the IT operating model for Group Functions. The restructuring provision accounted for in relation to this amounts to EUR 47 million.

• In order to bring the efficiency ratio in line with peers a process of continuous efficiency improvement has started in BU North America. The first step was the announcement at the end of 2006 to reduce BU North America ’ s workforce. A provision expense of EUR 41 million has been recorded in respect of this.

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• Global Markets, as reflected in the regions, announced further initiatives to improve the efficiency ratio. A provision of EUR 85 million, including EUR 25 million in the Services initiative and EUR 25 million in the Europe IT provision, has been recorded to support the initiative.

• The Services Operations organisation is responsible for the Group ’ s internal services such as transaction processing, clearing and settlement. The Services Operations initiative brings together a portfolio of projects, covering the whole scope of the global banking operations and improving the efficiency of the internal processes. The initiative is being implemented over a three-year timeframe (2006-2008). The initiative will mainly impact operations in the Netherlands, United States, Brazil and United Kingdom. The total amount provided is EUR 108 million, of which EUR 25 million relating to Global Markets, as reflected in the regions.

• ABN AMRO will further aligns all IT areas within the bank to the global Services IT model previously established. All sourcing is brought under a single governance structure, supported by a multi-vendor operating model. In Europe, the IT alignment primarily has consequences for the IT-related activities in the UK. This happens through consolidation of infrastructure estate and further off shoring of application development. It will also leads to a significant reduction in contractors and consultants. Total amount provided is EUR 29 million, of which EUR 25 million to Global Markets, as reflected in the regions.

A review performed on various restructuring provisions established in prior years has led to a release of EUR 118 million. This review assessed the status of existing restructuring initiatives, contemplated the impact of new plans and identified releases including those arising from higher levels of voluntary leavers due to stronger than expected employment markets.

12	Income tax expense

Recognised in the income statement

	2006	2005	2004
Current tax expense
Current year	944	1,106	1,186
Under/(over) provided in prior years	(96)	(87)	(30)

Subtotal	848	1,019	1,156

Deferred tax expense
Origination and reversal of timing differences	322	257	(373)
Reduction in tax rate	(141)	(35)	(13)

Subtotal	181	222	(386)

Total	1,029	1,241	770

Continuing operations	902	1,142	715
Discontinued operations	138	99	55
Taxation on disposal	(11)	-	-

Total	1,029	1,241	770

The Group made net cash income tax payments of EUR 1.2 billion in 2006 (2005: EUR 1.1 billion).

F-34

Reconciliation of the total tax charge

The effective tax rate on the Group ’ s profit before tax differs from the theoretical amount that would arise using the basic tax rate of the Netherlands. The difference can be explained as follows:

	2006	2005	2004
	(in percentages points)
Dutch tax rate	29.6	31.5	34.5
Effect of tax rate in foreign countries	(2.1)	(5.0)	(4.2)
Effect of previously unrecognised tax losses utilised	-	(0.8)	-
Effect of tax-exempt income in the Netherlands	(7.2)	(1.2)	(3.7)
Other	(2.6)	(2.7)	(3.0)

Effective tax rate on operating profit	17.7	21.8	23.6

Recognised directly in equity	2006	2005	2004
	(benefits)/charges
Relating to currency translation	114	(198)	51
Relating to cash flow hedges	(223)	(235)	(54)
Relating to available-for-sale assets	190	169	118

Total	81	(264)	115

13	Earnings per share

The calculations for basic and diluted earnings per share are presented in the following table.

	2006	2005	2004
Profit for the year attributable to shareholders of the parent company	4,715	4,382	3,865
Profit from continuing operations attributable to shareholders of the parent company	4,106	4,195	2,214
Profit from discontinued operations attributable to shareholders of the parent company	609	187	1,651

Weighted average number of ordinary shares outstanding (in millions)	1,882.5	1,804.1	1,657.6
Dilutive effect of staff options (in millions)	7.5	4.3	3.1
Conditional share awards (in millions)	5.5	1.3	1.0

Diluted number of ordinary shares (in millions)	1,895.5	1,809.7	1,661.7

Earnings per share from Continuing operations
Basic earnings per ordinary share (in euros)	2.18	2.33	1.34
Fully diluted earnings per ordinary share (in euros)	2.17	2.32	1.34

Earnings per share from Continuing and discontinued operations
Basic earnings per ordinary share (in euros)	2.50	2.43	2.33
Fully diluted earnings per ordinary share (in euros)	2.49	2.42	2.33

Number of ordinary shares outstanding as at 31 December (in millions)	1,853.8	1,877.9	1,669.2
Net asset value per ordinary share (in euros)	12.73	11.83	8.88
Number of preference shares outstanding as at 31 December (in millions)	1,369.8	1,369.8	1,369.8
Return on average shareholders’ equity (in %)	20.7	23.5	29.7

F-35

14	Cash and balances at central banks

This item includes cash on hand and deposits with central banks in countries in which the bank has a presence.

	2006	2005
Cash on hand	1,887	1,590
Balances at central bank	10,430	15,067

Total	12,317	16,657

15 Financial assets and liabilities held for trading
	2006	2005
Financial assets held for trading
Interest-earning securities:
Dutch government	976	2,520
US treasury and US government agencies	1,115	7,843
Other OECD governments	29,529	37,855
Other interest-earning securities	28,670	13,789

Subtotal	60,290	62,007

Equity instruments	40,112	34,676
Derivative financial instruments	105,334	105,372

Total	205,736	202,055

Financial liabilities held for trading
Short positions in financial assets	45,861	52,060
Derivative financial instruments	99,503	96,528

Total	145,364	148,588

Gains and losses on derivative financial instruments and changes in fair value of other trading instruments are recognised in net trading income. Interest income and expense from debt and other fixed-income instruments that are held for trading are recognised in net interest income.

F-36

Trading portfolio derivative financial instruments

		2006			2005
			Fair values			Fair values
		Notional amounts	Assets	Liabilities	Notional amounts	Assets	Liabilities
Interest rate derivatives
OTC	Swaps	5,788,088	57,947	55,768	4,846,112	70,644	64,527
	Forwards	342,962	73	69	220,612	80	73
	Options (purchased)	280,482	4,679	-	243,296	6,072	-
	Options (sold)	334,774	-	4,685	266,718	-	6,321
Exchange	Futures	277,120	64	41	209,197	1	2
	Options (purchased)	19	-	-	292	3	-
	Options (sold)	-	-	-	293	-	1

	Subtotal	7,023,445	62,763	60,563	5,786,520	76,800	70,924

Currency derivatives
OTC	Swaps	648,243	14,694	11,582	518,012	12,356	10,431
	Forwards	637,773	7,460	6,723	507,385	5,004	5,661
	Options (purchased)	62,697	2,183	-	63,835	1,524	-
	Options (sold)	62,168	-	2,291	66,174	-	1,313
Exchange	Futures	8,462	18	12	2,855	5	8
	Options	2,752	15	9	7,243	71	70

	Subtotal	1,422,095	24,370	20,617	1,165,504	18,960	17,483

Other
OTC	Equity, commodity and other	1,540,334	11,271	10,340	511,791	4,747	4,589
	Equity options (purchased )	29,467	4,579	-	24,116	3,507	-
	Equity options (sold)	27,630	-	5,495	26,987	-	2,472
Exchange	Equity, commodity and other	12,439	338	27	12,389	288	23
	Equity options (purchased)	20,571	2,013	-	14,848	1,070	-
	Equity options (sold)	22,916	-	2,461	15,794	-	1,037

	Subtotal	1,653,357	18,201	18,323	605,925	9,612	8,121

Total		10,098,897	105,334	99,503	7,557,949	105,372	96,528

For an analysis of the market and liquidity risks involved, please refer to note 39.

F-37

16	Financial investments

	2006	2005
Interest-earning securities - available-for-sale
Dutch government	2,537	2,781
US treasury and US government	4,800	6,618
Other OECD governments	38,437	51,760
Mortgage-backed securities	14,655	12,100
Other interest-earning securities	57,129	39,918

Subtotal	117,558	113,177

Interest-earning securities - held-to-maturity
Dutch government	1,285	2,136
US treasury and US government	14	22
Other OECD governments	2,001	3,660
Mortgage-backed securities	26	36
Other interest-earning securities	403	718

Subtotal	3,729	6,572

Total	121,287	119,749

Equity investments
Available-for-sale	1,866	2,337
Designated at fair value through income	2,228	1,688

Subtotal	4,094	4,025

Total	125,381	123,774

Other interest-earning securities include investments in covered bonds. Income from debt and other fixed-income instruments is recognised using the effective interest method in interest income. Dividend income from other equity instruments is recognised in results from financial transactions.

17 Loans and receivables - banks
This item is comprised of amounts due from or deposited with banking institutions.

	2006	2005
Current accounts	9,473	5,479
Time deposits placed	15,396	11,613
Professional securities transactions [33]	105,969	87,281
Loans to banks	3,986	4,279

Subtotal	134,824	108,652

Allowances for impairment [19]	(5)	(17)

Total	134,819	108,635

The movements during the year are mainly due to an increase in professional securities transactions in the UK.

F-38

18	Loans and receivables - customers

This item is comprised of amounts receivable, mainly regarding loans and mortgages balances with non-bank customers.

	2006	2005
Public sector	11,567	7,461
Commercial	180,262	152,411
Consumer	135,484	122,708
Professional securities transactions [33]	93,716	74,724
Multi-seller conduits	25,872	25,931

Subtotal	446,901	383,235

Allowances for impairment [19]	(3,646)	(2,987)

Total	443,255	380,248

The increase year-on-year reflects the consolidation of Antonveneta, impact EUR 38 billion, and growth in the loan portfolio of BU Asia and BU Latin America.

The amount advanced held by multi-seller conduits is typically collateralised by a pool of customer receivables in excess of the amount advanced, such that credit risk is very low (see note 39). These conduits issue commercial paper as specified in note 26.

The risk management disclosures section on credit risk (see note 39) contains information about the concentration of credit risk by business sector and geographical location, as well as a breakdown of the amounts by type of collateral.

19	Loan impairment charges and allowances

	2006	2005
Balance at 1 January	3,004	3,177
Loan impairment and other credit risk provisions:
New impairment allowances	2,563	1,409
Reversal of impairment allowances no longer required	(455)	(544)
Recoveries of amounts previously written off	(253)	(236)
Other credit related charges	-	6

Total loan impairment and other credit risk provisions	1,855	635

Amount recorded in interest income from unwinding of discounting	(62)	(32)
Currency translation differences	(56)	208
Amounts written off (net)	(1,136)	(1,070)
Disposals of businesses and discontinued operations	(70)	13
Reserve for unearned interest accrued on impaired loans	116	73

Balance at 31 December	3,651	3,004

All loans are assessed for potential impairment either individually and/or on a portfolio basis. The allowance for impairment is apportioned as follows:

	2006	2005
Commercial loans	2,344	2,146
Consumer loans	1,302	841
Loans to banks	5	17

Total	3,651	3,004

Loan provisioning-commercial loans

The Group reviews the status of credit facilities issued to commercial clients at least every 6 or 12 months. Additionally, credit

F-39

officers continually monitor the quality of the credit, the client and the adherence to contractual conditions. Should the quality of a loan or the borrower ’ s financial position deteriorate to the extent that doubts arise over the borrower ’ s ability to meet their contractual obligations, management of the relationship is transferred to the Financial Restructuring and Recovery function.

After making an assessment, Financial Restructuring and Recovery determines the amount, if any, of the specific allowances that should be made, after taking into account the value of collateral. We partly or fully release specific allowances when the debt is repaid or expected future cash flows improve due to positive changes in economic or financial circumstances.

Loan provisioning-consumer loan products

The bank offers a wide range of consumer loan products and programmes such as personal loans, home mortgages, credit cards and home improvement loans. Provisioning for these products is carried out on a portfolio basis, with a specific provision for each product being determined by the portfolio ’ s size and loss experience.

Our consumer loan portfolio policy states that, in general, when interest or principal on a consumer loan is 90 days or more past due, such loans are classified as non-performing and as a result the loans are considered impaired.

Provisions for a given portfolio may be released where there is improvement in the quality of the portfolio. For consumer loans, our write-off rules are time-based and vary by type of product. For example, unsecured facilities, such as credit cards and personal loans, are generally written off at 180 days past due and cash-backed and debt and/or equity-backed facilities are generally written off at 90 days past due.

Allowance for incurred but not identified losses

In addition to impairment allowances calculated on a specific or portfolio basis, the Group also maintains an allowance to cover undetected impairments existing within loans due to delays in obtaining information that would indicate that losses exist at the balance sheet date.

20	Equity accounted investments

	2006	2005
Banking institutions	1,436	2,885
Other investments	91	108

Total	1,527	2,993

Balance at 1 January	2,993	1,428
Movements:
Purchases	194	1,554
Sales/reclassifications	(1,833)	(265)
Share in results of equity accounted investments	243	263
Dividends received from equity accounted investments	(72)	(63)
Currency translation differences	(43)	31
Other	45	45

Balance at 31 December	1,527	2,993

In this balance an 8.6% interest in Capitalia is included. ABN AMRO equity accounts for this interest because ABN AMRO is the largest party of a shareholder pact and has representation in the Supervisory Board.

Reclassifications mainly relate to Antonveneta, which became a consolidated operating entity as of 2 January 2006.

Purchases in 2005 include our increased stake in Antonveneta. During 2005 our investment in Kereskedelmi é s Hitelbank Rt. was reclassified to available-for-sale assets upon the loss of significant influence, prior to being sold in 2006.

Included in the Group ’ s cash flow hedging and available-for-sale reserve is EUR 53 million (2005: EUR 95 million) of unrealised gains relating to equity accounted investments.

Investments with a book value of EUR 875 million (2005: EUR 2,345 million) that are traded on a recognised stock exchange had a combined market value of EUR 1,601 million (2005: EUR 3,399 million).

F-40

Amounts receivable from and payable to equity accounted investments included in the various balance sheet items totalled:

	2006	2005
Loans and receivables - banks	11	1,151
Loans and receivables - customers	212	495
Due to banks	61	138
Due to customers	258	246
The principal equity accounted investments of the Group on an aggregated basis (not adjusted for the Group’s proportionate interest) have the following balance sheet and income statement totals:
	2006	2005
Total assets	155,000	192,927
Total liabilities	134,741	180,577
Total operating income	7,432	8,887
Profit before tax	2,355	1,524

21	Property and equipment

The book value of property and equipment in 2006 and 2005 changed as follows:

	Property
	Used in operations	Other	Equipment	Total
Balance at 1 January 2006	3,340	2,979	1,791	8,110

Movements:
Business combinations	1,010	98	215	1,323
Divestment of businesses	(269)	(2,846)	(171)	(3,286)
Additions	450	783	688	1,921
Disposals	(108)	(767)	(148)	(1,023)
Impairment losses	(17)	-	-	(17)
Depreciation	(203)	(4)	(551)	(758)
Currency translation differences	(93)	(7)	(43)	(143)
Other	153	11	(21)	143

Balance at 31 December 2006	4,263	247	1,760	6,270

Representing:
Cost	5,881	276	4,448	10,605
Cumulative impairment	(44)	(17)	(4)	(65)
Cumulative depreciation	(1,574)	(12)	(2,684)	(4,270)

F-41

	Property
	Used in operations	Other	Equipment	Total
Balance at 1 January 2005	2,994	2,677	1,502	7,173
Movements:
Business combinations	308	24	508	840
Divestment of businesses	(36)	(182)	(186)	(404)
Additions	379	763	453	1,595
Disposals	(294)	(722)	(45)	(1,061)
Impairment losses	(13)	(11)	(1)	(25)
Depreciation	(145)	—	(538)	(683)
Discontinued operations	(2)	391	2	391
Currency translation differences	149	39	96	284

Balance at 31 December 2005	3,340	2,979	1,791	8,110

Representing:
Cost	4,802	3,091	3,801	11,694
Cumulative impairment	(48)	(103)	(2)	(153)
Cumulative depreciation	(1,414)	(9)	(2,008)	(3,431)

Divestment of businesses in 2006 mainly relates to development property of Bouwfonds.

As lessee

The Group leases equipment under a number of finance lease agreements. At 31 December 2006 the net carrying amount of leased equipment included in property and equipment was EUR 8 million (2005: EUR 23 million).

As lessor

The Group also leases out various assets, included in ‘ Other ’, under operating leases. Non-cancellable operating lease rentals are as follows:

			2006	2005
Less than one year			56	27
Between one and five years			140	100
More than five years			49	30

			245	157

During the year ended 31 December 2006, EUR 59 million (2005: EUR 60 million) was recognised as rental income in the income statement and EUR 48 million (2005: EUR 51 million) in respect of directly related expenses.

F-42

22	Goodwill and other intangible assets

	2006	2005
Goodwill	4,714	198
Private equity goodwill	2,436	2,128
Software	959	758
Other intangibles	1,298	99

Subtotal	9,407	3,183

Mortgage servicing rights	-	1,985

Total	9,407	5,168

The book value of goodwill and other intangibles, excluding mortgage servicing rights, changed as follows:

	Goodwill	Private equity goodwill	Software	Other intangibles	Total
Balance at 1 January 2006	198	2,128	758	99	3,183
Movements:
Business combinations	4,399	270	133	1,095	5,897
Divestments of businesses	—	(171)	(1)	(35)	(207)
Other additions	115	297	485	315	1,212
Disposals	—	(87)	(6)	(6)	(99)
Impairment losses	—	(1)	—	—	(1)
Amortisation	—	—	(385)	(170)	(555)
Currency translation differences	2	—	(36)	(1)	(35)
Other	—	—	11	1	12

Balance at 31 December 2006	4,714	2,436	959	1,298	9,407

Representing:
Cost	4,716	2,580	2,133	1,486	10,915
Cumulative impairment	(2)	(144)	(3)	—	(149)
Cumulative amortisation	—	—	(1,171)	(188)	(1,359)

	Goodwill	Private equity goodwill	Software	Other Intangibles	Total
Balance at 1 January 2005	67	877	602	93	1,639
Movements:
Business combinations	35	1,281	5	51	1,372
Divestments of businesses	(2)	(91)	(14)	(70)	(177)
Other additions	97	80	425	42	644
Disposals	—	—	(9)	—	(9)
Impairments	—	(19)	(1)	—	(20)
Amortisation	—	—	(272)	(16)	(288)
Discontinued operations	—	—	(7)	(2)	(9)
Currency translation differences	1	—	29	1	31

Balance at 31 December 2005	198	2,128	758	99	3,183

Representing:
Cost	200	2,271	1,572	120	4,163
Cumulative impairment	(2)	(143)	(15)	—	(160)
Cumulative amortisation	—	—	(799)	(21)	(820)

F-43

Business combinations

On 2 January 2006 the Group acquired Antonveneta, refer to note 2 for further details. The fair values of the identifiable assets and liabilities of Antonveneta as at 2 January 2006, and the goodwill arising on acquisition are as follows:

	Recognised on acquisition by the group	Carrying value Antonveneta
Intangible assets	1,233	848
Property and equipment	752	751
Financial assets	43,058	41,936
Deferred tax assets	958	736
All other assets	3,366	3,461

Total identifiable assets	49,367	47,732

Deferred tax liabilities	654	147
All other liabilities	45,463	44,487

Total identifiable liabilities	46,117	44,634

Total net assets	3,250	3,098

Purchase price (100%)	7,499
Net assets	(3,250)
Fair value adjustment of pre-existing 12.7% investment included in shareholders’ equity	150

Goodwill arising on acquisition of 100% outstanding shares	4,399

Impairment testing of goodwill

Goodwill has been allocated for impairment testing purposes to individual cash-generating units within the business. The EUR 4,399 million of goodwill allocated to the Antonveneta cash-generating unit is the only significant individual carrying amount. The remaining goodwill is allocated across multiple cash-generating units whose recoverable amounts are assessed independently of one another.

The recoverable amount of Antonveneta has been determined based on a value in use basis, calculated using a discounted dividend model, which applies a dividend payout ratio to the cash flow of the business. Cash flows for an initial five-year period are based on financial forecasts used in target setting by management, in this case a two-year detailed forecast with subsequent three-year extrapolation. Beyond the initial five-year period a maximum dividend payout ratio, subject to the special features of the banking business and its regulatory environment has been applied to cash flows estimated with reference to the following key assumptions:

• Expected long term return on equity	18.0%
• Expected growth rate	1.5%.

Management has benchmarked these key assumptions against market forecasts and expectations. The dividend model is based on post-tax cash flows. Therefore these cash flows have been discounted using a post-tax discount rate of 8.5%, reflecting the risk-free interest rate with an appropriate market risk premium for the business.

Management believes that it may be reasonably possible that changes in the key assumptions would cause the carrying amount of the Antonveneta cash-generating unit to exceed its recoverable amount. The calculated recoverable amount of Antonveneta currently exceeds its carrying amount by EUR 126 million. The recoverable amount of Antonveneta would be equal to its carrying amount if the actual value of each key assumption, assuming the other assumptions were constant, was as follows:

• Actual growth rate	fell to	1.3%
• Actual return on equity	fell to	17.7%, or
• Discount rate	increased to	8.6%.

F-44

Other Intangibles

As a result of the acquisition of Antonveneta, the Group has recognised newly identifiable intangible assets as follows:

Core deposit intangible assets	400
Core overdraft intangible assets	224
Other customer relationship intangible assets	325
Other intangible assets	245

Total	1,194

The amortisation period for all newly identifiable intangible assets is on average approximately 8 years. The Group estimates that the total amortisation expense (pre-tax) related to the newly identifiable intangible assets amounts to EUR 174 million in each of the next two years up to and including 2008, and to EUR 142 million for 2009 and to EUR 135 million for each of the three years thereafter up to and including 2012.

23	Other assets

	2006	2005
Deferred tax assets [30]	3,479	2,682
Current tax assets	1,189	337
Derivatives assets used for hedging [37]	3,214	3,213
Mortgages originated for-sale	331	4,311
Unit-linked investments held for policyholder accounts	5,462	3,624
Pension assets [28]	145	119
Other assets of consolidated private equity holdings, including inventories	1,733	1,531
Sundry assets and other receivables	11,659	9,733

Total	27,212	25,550

Mortgages originated-for-sale and unit-linked investments held for policyholders are designated at fair value with changes through income. Mortgages originated-for-sale are originated by our mortgage banking business in North America. In the prior year, the volume of originated-for-sale loans was significantly higher due to the inclusion of those loans originated by ABN AMRO Mortgage Group, Inc., which is now classified as held for sale.

Sundry assets include insurance related deposits and other short-term receivables.

24     Due to banks

This item is comprised of amounts due to banking institutions, including central banks and multilateral development banks.

	2006	2005
Professional securities transactions [33]	87,762	71,231
Current accounts	20,273	23,573
Time deposits	70,127	63,836
Advances from Federal Home Loan banks	7,293	7,239
Other	2,534	1,942

Total	187,989	167,821

F-45

25	Due to customers

This item comprises amounts due to non-banking customers.

			2006	2005
Consumer current accounts			35,358	21,502
Commercial current accounts			75,689	67,133
Consumer savings accounts			89,893	84,166
Commercial deposit accounts			96,577	87,099
Professional securities transactions [33]			57,828	48,982
Other			7,038	8,201

Total			362,383	317,083

26 Issued debt securities
	2006		2005
	Effective rate %		Effective rate %
Bonds and notes issued	4.1	117,122	3.2	90,050
Certificates of deposit and commercial paper	4.8	56,375	2.9	51,873
Cash notes, savings certificates and bank certificates	5.6	2,269	4.2	2,657

Subtotal		175,766		144,580
Commercial paper issued by multi-seller conduits	5.0	26,280	3.4	26,039

Total		202,046		170,619

Bonds are issued in the capital markets with a focus on the euro market and are denominated mostly in euro and US dollars. The commercial paper programmes are issued globally with the majority issued in the United States and Europe. The other debt securities are instruments used in markets in which ABN AMRO is active and are usually denominated in local currencies. Of the total amount, EUR 75.3 billion (2005: EUR 60.6 billion) are variable interest bearing securities. EUR 20.1 billion (2005: EUR 16.5 billion) of issued debt of a fixed rate nature has been designated in fair value hedge relationships.

Issued debt securities in (currency):

			2006	2005
EUR			95,452	77,660
USD			84,308	75,243
Other			22,286	17,716

Total			202,046	170,619

Included in the balance above are various structured liabilities that have been designated at fair value through income due to the inclusion of embedded derivative features. These liabilities had a fair value at 31 December 2006 of EUR 2,540 million (2005: EUR 2,815 million) and an amortised cost value of EUR 2,661 million (2005: EUR 2,882 million).

Maturity Analysis			2006	2005
Within one year			103,531	102,368
After one and within two years			18,231	11,770
After two and within three years			19,380	7,175
After three and within four years			13,402	7,521
After four and within five years			7,903	8,082
After five years			39,599	33,703

Total			202,046	170,619

F-46

27  Provisions

		2006	2005
Provision for pension commitments [28]		649	942
Provision for contributions to post-retirement healthcare [28]		111	101
Other staff provision		672	459
Insurance fund liabilities		4,080	3,169
Restructuring provision		415	501
Other provisions		1,923	1,239

Total		7,850	6,411

The other staff provisions relate in particular to occupational disability and other benefits, except early retirement benefits, payable to non-active employees. Provisions created for staff benefit schemes due to restructuring are accounted for as restructuring provision. Insurance fund liabilities include the actuarial reserves and the premium and claims reserves of the Group’s insurance companies.

	Other staff provisions	Restructuring	Other provisions
Balance at 1 January 2006	459	501	1,239
Movements:
Additions from income statement	74	126	430
Expenses charged to provisions	(203)	(178)	(512)
Acquisitions/disposals	89	(40)	416
Currency translation differences	(15)	(8)	(26)
Other	268	14	376

Balance at 31 December 2006	672	415	1,923

	Other staff provisions	Restructuring	Other provisions
Balance at 1 January 2005	448	752	880
Movements:
Additions from income statement	316	33	513
Expenses charged to provisions	(320)	(298)	(289)
Acquisitions/disposals	—	—	28
Currency translation differences	15	14	107

Balance at 31 December 2005	459	501	1,239

Insurance fund liabilities movements are as follows:

		2006	2005
Balance at 1 January		3,169	3,111
Premium carried from income statement		370	294
Claims paid		(210)	(14)
Interest		21	34
Acquisitions/disposals		825	(637)
Changes in estimates and other movements		(78)	97
Currency translation differences		(17)	284

Balance at 31 December		4,080	3,169

F-47

28	Pension and other post-retirement employee benefits

Pension costs and contributions for post-retirement healthcare borne by the Group are included in personnel expenses and are shown in the following table:

	Pension		Healthcare
	2006	2005	2006	2005
Service cost	374	320	5	24
Interest cost	529	510	10	39
Expected return on plan assets	(632)	(585)	(5)	(5)
Net amortisation of net actuarial (gain)/loss	27	1	(1)	9
Net amortisation of prior-service cost	(72)	1	—	—
(Gain)/loss on curtailment or settlements	1	(11)	—	(453)

Defined benefit plans	227	236	9	(386)

Defined contribution plans	168	161	—	—

Total costs	395	397	9	(386)

Liability for defined benefit obligations

The Group makes contributions to 44 (2005: 58) defined benefit plans that provide pension benefits for employees upon retirement. The amounts recognised in the balance sheet are as follows:

	Pension		Healthcare
	2006	2005	2006	2005
Present value of funded obligations	12,167	12,316	81	88
Present value of unfunded obligations	134	87	58	51
Less: Fair value of plan assets	11,149	10,212	60	63

Present value of net obligations	1,152	2,191	79	76

Unrecognised prior year service cost	(7)	(10)	—	—
Unrecognised actuarial (losses)/gains	(683)	(1,400)	32	25
Unrecognised assets	42	42	—	—

Net recognised liability for defined benefit obligations	504	823	111	101

Included in the net recognised liability for pension is a pension asset of EUR 145 million (2005: EUR 119 million).

Movements in the net liability / asset recognised in the balance sheet are as follows:

	Pension		Healthcare
	2006	2005	2006	2005
Net liability at 1 January	823	1,144	101	524
Acquisition/disposals	30	(1)	—	—
Contributions paid	(582)	(572)	(6)	(56)
Expense recognised in the income statement	227	236	9	(386)
Currency translation differences	6	16	7	19

Net liability at 31 December	504	823	111	101

F-48

Explanation of the assets and liabilities

The following tables summarise the changes in benefit obligations and plan assets of the main pension plans and other employee benefit plans.

Movements in projected benefit obligations:

	Pension		Healthcare
	2006	2005	2006	2005
Balance at 1 January	12,403	10,715	139	760
Service cost	374	320	5	24
Interest cost	529	510	10	39
Employee contributions/refunds	5	15	—	—
Actuarial (gain)/loss	(518)	925	(3)	45
Benefits paid	(333)	(312)	(9)	(50)
Acquisitions/disposals	30	(1)	—	—
Plan amendments	(87)	2	—	—
Settlement/curtailment	(2)	(25)	—	(707)
Currency translation differences	(100)	212	(10)	28
Other	—	42	7	—

Balance at 31 December	12,301	12,403	139	139

Movements in fair value of plan assets:

	Pension		Healthcare
	2006	2005	2006	2005
Balance at 1 January	10,212	8,754	63	46
Actual return on plan assets	782	984	7	2
Employee contributions/refunds	5	15	—	—
Employer’s contribution	571	572	—	9
Benefits paid	(322)	(298)	(3)	(3)
Currency translation differences	(100)	195	(7)	9
Recognised settlement/curtailment	—	(10)	—	—
Other	1	—	—	—

Balance at 31 December	11,149	10,212	60	63

The weighted averages of the main actuarial assumptions used to determine the value of the provisions for pension obligations and contributions to health insurance as at 31 December were as follows:

			2006	2005
Pensions
Discount rate			4.6%	4.3%
Expected increment in salaries			2.8%	2.4%
Expected return on investments			6.0%	6.2%

Healthcare
Discount rate			8.2%	7.8%
Average rise in the costs of healthcare			9.0%	9.5%

The expected return on investments regarding pension obligations is weighted on the basis of the fair value of these investments. The average rise in cost of healthcare is weighted on the basis of the healthcare cost of 2006. All other assumptions are weighted on the basis of the defined benefit plan obligations.

F-49

For the pension plans, the target and actual allocation of the plan assets are as follows:

Allocation of plan assets

	Target allocation 2006	Actual allocation 2006	Actual allocation 2005
Plan asset category
Equity securities	53.2%	53.2%	52.8%
Issued debt securities	46.1%	45.6%	45.3%
Real estate	0.3%	0.2%	0.1%
Other	0.4%	1.0%	1.8%

Total	100.0%	100.0%	100.0%

Plan assets for 2006 and 2005 do not include investments in ordinary shares, debt issued or property occupied by the Group.

Forecast of pension benefits payments

2007	338
2008	357
2009	386
2010	417
2011	447
Years after 2011	2,663

The Group ’ s expected contribution to be paid to defined pension schemes in 2007 is EUR 407 million (2006: EUR 598 million).

A one percentage point change in the assumed rate of increase in healthcare costs would have the following effects:

		Increase	Decrease
2006
Effect on the aggregate current service cost and interest cost		2	(1)
Effect on the defined benefit obligation		9	(7)

2005
Effect on the aggregate current service cost and interest cost		1	(1)
Effect on the defined benefit obligation		11	(9)

Amounts for current and previous periods, under which the Group reported under IFRS, are as follows:

	2006	2005	2004
Pension
Defined benefit obligation	(12,301)	(12,403)	(10,715)
Plan assets	11,149	10,212	8,754
(Deficit) / surplus	(1,152)	(2,191)	(1,961)
Experience adjustments on plan liabilities	518	(925)	(962)
Experience adjustments on plan assets	150	399	63

Healthcare
Defined benefit obligation	(139)	(139)	(760)
Plan assets	60	63	46
(Deficit) / surplus	(79)	(76)	(714)
Experience adjustments on plan liabilities	3	(45)	(192)
Experience adjustments on plan assets	2	(3)	2

F-50

29	Other liabilities

	2006	2005
Deferred tax liabilities [30]	2,463	2,471
Current tax liabilities	2,026	1,032
Derivatives liabilities used for hedging [37]	3,965	4,712
Liability to unit-linked policyholders	5,462	3,624
Other liabilities of consolidated private equity holdings	1,053	768
Sundry liabilities and other payables	7,008	6,116

Total	21,977	18,723

30	Deferred tax assets and liabilities

Recognised deferred tax assets and liabilities

Deferred tax assets and liabilities are attributable to the following items:

	Assets		Liabilities		Net
	2006	2005	2006	2005	2006	2005
Property and equipment	9	44	160	155	(151)	(111)
Intangible assets including goodwill	613	341	457	—	156	341
Derivatives	68	52	128	330	(60)	(278)
Investment securities	170	127	170	146	-	(19)
Employee benefits	288	471	-	12	288	459
Servicing rights	1	—	521	613	(520)	(613)
Allowances for loan losses	978	650	—	42	978	608
Leasing	—	—	399	469	(399)	(469)
Tax credits	13	77	-	—	13	77
Other	389	309	61	193	328	116
Tax value of carry-forward losses recognised	950	611	567	511	383	100

Total	3,479	2,682	2,463	2,471	1,016	211

Unrecognised deferred tax assets

Deferred tax assets that have not been recognised in respect of carry-forward losses amount to EUR 898 million (2005: EUR 252 million). Deferred tax assets have not been recognised in respect of these items because it is not probable that future taxable profit will be available where the Group can utilise the benefits from them.

Expiration of carry-forward losses

At 31 December 2006 carry-forward losses expire as follows:

2007	19
2008	116
2009	27
2010	50
2011	69
Years after 2011	2,455

Total	2,736

Tax exposure to distributable reserves

ABN AMRO considers approximately EUR 1.4 billion (2005: EUR 2.1 billion) in distributable invested equity of foreign operations to be permanently invested. If retained earnings were to be distributed, no foreign income taxes would have to be paid. The estimated impact of foreign withholding tax is EUR 6 million (2005: EUR 9 million).

F-51

31	Subordinated liabilities

Issued liabilities qualify as subordinated debt if claims by the holders are subordinated to all other current and future liabilities of, respectively, ABN AMRO Holding N.V, ABN AMRO Bank N.V. and other Group companies. These liabilities qualify as capital, taking into account remaining maturities, for the purpose of determining the consolidated capital adequacy ratio for the Dutch central bank.

The maturity profile of subordinated liabilities is as follows:

	2006	2005
Within one year	1,384	1,156
After one and within two years	726	1,452
After two and within three years	2,165	704
After three and within four years	811	1,550
After four and within five years	21	1,395
After five years	14,106	12,815

Total	19,213	19,072

The average interest rate on subordinated liabilities was 5.2% (2005: 5.4%). Subordinated liabilities as at 31 December 2006 denominated in euros amounted to EUR 10,259 million (2005: EUR 9,240 million) and in US dollars an amount of EUR 7,332 million (2005: EUR 9,745 million). EUR 8,522 million (2005: EUR 5,703 million) is of a variable interest rate nature.

The following table analyses the subordinated liabilities by issuer:

	2006	2005
ABN AMRO Holding N.V. preference financing shares	768	768
ABN AMRO Bank N.V.	13,101	13,051
Other Group companies	5,344	5,253

Total	19,213	19,072

Total subordinated liabilities include EUR 6,122 million (2005: EUR 5,261 million) which qualify as tier 1 capital for capital adequacy purposes.

Preference financing shares

At 31 December 2006, 2005 and 2004, there were 1,369,815,864 (EUR 767,096,884) preference financing shares convertible into ordinary shares ( ‘ preference shares ’ ) in issue. Each share has a nominal value of EUR 0.56. The holders of these shares will receive a dividend of EUR 0.02604 per share, representing 4.65% of the face value. As of 1 January 2011, and every ten years thereafter, the dividend percentage on the preference shares will be adjusted in line with the arithmetical average of the ten-year euro-denominated interest rate swap as published by Reuters on the dividend calculation dates thereof, plus an increment to be set by the Managing Board with the approval of the Supervisory Board, of no less than 25 basis points and no more than one hundred basis points, depending on the market situation at that time.

(Formerly convertible) preference shares

Only 44,988 (EUR 100.8 million par value) preference shares that were formerly convertible into ordinary shares ( ‘ convertible shares ’ ) remain outstanding. The holders of these shares will receive a dividend of EUR 0.95 per share, representing 3.32% of the amount paid on each share as of 1 January 2004. As of 1 January 2014, and every ten years thereafter, the dividend on the convertible preference shares will be adjusted in the manner described in the Articles of Association.

F-52

32	Share capital

The table below provides a breakdown of our issued share capital, issued and fully paid ordinary shares, treasury shares, preference financing shares and (formerly convertible) preference shares.

	Nominal value	Millions of Euro
Issued share capital
Authorised
4,000,000,400 ordinary shares	of EUR 0.56	2,240
4,000,000,000 convertible financing preference shares	of EUR 0.56	2,240
100,000,000 convertible preference shares	of EUR 2.24	224

	Number	Millions of Euro
Ordinary shares
Issued and fully paid
At 1 January 2006	1,909,738,427	1,069
Exercised options and warrants	27,109,089	16

Balance at 31 December 2006	1,936,847,516	1,085

At 1 January 2005	1,702,888,861	954
New issue	145,278,482	82
Dividends paid in shares	61,571,084	33

Balance at 31 December 2005	1,909,738,427	1,069

At 1 January 2004	1,643,220,517	919
Exercised options and warrants	3,159,695	2
Dividends paid in shares	56,508,649	33

Balance at 31 December 2004	1,702,888,861	954

There are no issued ordinary shares that have not been fully paid.

	Number	Millions of Euro
Treasury shares
At 1 January 2006	31,818,402	600
Used for options exercised and performance share plans	(8,454,965)	(143)
Share buy back	95,899,360	2,204
Dividends paid in shares	(36,202,072)	(832)

Balance at 31 December 2006	83,060,725	1,829

At 1 January 2005	33,686,644	632
Used for options exercised	(1,868,242)	(32)

Balance at 31 December 2005	31,818,402	600

At 1 January 2004	5,337,689	119
Share buy back	28,348,955	513

Balance at 31 December 2004	33,686,644	632

F-53

33	Professional securities transactions

Professional security transactions include balances relating to reverse repurchase activities, cash collateral on securities borrowed and security settlement accounts. The Group minimises credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned to the Group when deemed necessary.

	2006		2005
	Banks	Customers	Banks	Customers
Assets
Cash advanced under securities borrowing	1,268	47,422	662	29,811
Reverse repurchase agreements	101,593	35,365	83,260	29,548
Unsettled securities transactions	3,108	10,929	3,359	15,365

Total	105,969	93,716	87,281	74,724

Liabilities
Cash received under securities lending	1,289	7,203	1,715	7,616
Repurchase agreements	83,687	42,848	65,891	26,982
Unsettled securities transactions	2,786	7,777	3,625	14,384

Total	87,762	57,828	71,231	48,982

Under reverse repurchase, securities borrowing, and other collateralised arrangements, the Group obtains securities on terms which permit it to repledge or resell the securities to others.

	2006	2005
Securities received under reverse repurchase and/or securities borrowing arrangements which can be repledged or resold	40,149	66,676
Of the above amount, the amount that has either been repledged or otherwise transferred to others in connection with the Group’s financing activities or to satisfy its commitments under short sale transactions	35,700	27,329

34	Securitisations and assets pledged as security

Details of the carrying amounts of assets pledged as collateral are as follows:

	2006	2005
Cash and balances at central banks	10,430	10,737
Financial investments	2,780	12,074
Loans and receivables - customers	7,302	32,656

Total	20,512	55,467

These assets have been pledged in respect of the following liabilities and contingent liabilities:

	2006	2005
Due to banks	9,355	17,782
Due to customers	741	4,266
Issued debt securities	3	21,440

Total	10,099	43,488

The decrease in assets pledged as collateral and liabilities for which they have been pledged, is mainly the result of Bouwfonds non-mortgage business.

F-54

Securitisation

As part of the Group ’ s funding and credit risk mitigation activities, the cash flows of selected financial assets are transferred to third parties. Substantially all financial assets included in these transactions are mortgage or other loan portfolios. The extent of the Group ’ s continuing involvement in these financial assets varies by transaction.

The Group participates in sales transactions where cash flows relating to various financial assets are transferred to a consolidated special purpose entity (SPE). When in these transactions neither substantially all risks and rewards nor control over the financial assets has been transferred, the entire asset continues to be recognised in the consolidated balance sheet. In the case of sales transactions involving a consolidated SPE, the retained risks and rewards are usually interest related spread and/or an exposure on first credit losses. The carrying amounts of the assets and associated liabilities approximated EUR 5,554 million, EUR 6,290 million and EUR 7,786 million at 31 December 2006, 2005 and 2004, respectively.

Synthetic transactions

In addition the Group has synthetic securitisations for an amount of EUR 83,588 million (2005: EUR 59,255 million). Through a synthetic securitisation the Group is able to buy protection without actual transference of any assets to an SPE. In general, the Group as the owner of the assets, buys protection to transfer the credit risk of a portfolio of assets to another entity that sells the protection. Although the credit risk of the portfolio is transferred, actual ownership of the portfolio of assets remains with the Group.

Continuing involvement

Additionally the Group participates in various mortgage related transactions in the Netherlands that have been conducted without the involvement of an SPE. In these transactions, the derecognition criteria are not fully met and the entire asset continues to be recognised in the consolidated balance sheet. The Group also retains exposure to certain interest rate risks. The carrying amounts of these mortgage assets and associated liabilities approximate EUR 272 million, EUR 772 million and EUR 850 million at 31 December 2006, 2005 and 2004, respectively.

The Group has not participated in any transaction where partial derecognition of specified portions of an entire financial asset have occurred.

Credit default swaps

In addition to the transactions mentioned above, the Group also uses credit default swaps to reduce credit risk for parts of the loan portfolio by selling these risks directly to the capital markets. At 31 December 2006 the Group has bought credit protection for an amount of EUR 56,801 million (2005: EUR 30,352 million).

Derecognition

Though the Group has sold a part of its loan portfolio in North America, it still holds legal title to some of these loans. In most cases these loans are also serviced by the Group. The Group also services loans originated by other institutions. The following table states the total outstandings at 31 December 2006.

Transaction type

	2006	2005
Legal title to loans sold	86	136
Loans services for third parties	159,377	160,654

35	Commitments and contingent liabilities

Credit facilities

At any time the Group has outstanding commitments to extend credit. These commitments take the form of approved loans, overdraft facilities and credit card limits. Outstanding loan commitments have a commitment period that does not extend beyond the normal underwriting and settlement period of one to three months.

Guarantees

The Group provides financial guarantees and letters of credit to guarantee the performance of customers to third parties. These transactions have fixed limits and generally extend for a period of up to five years. Expirations are not concentrated in any particular period. The Group also provides guarantees by acting as a settlement agent in securities borrowing and lending transactions.

F-55

The contractual amounts of commitments and contingent liabilities are set out by category in the following table. The amounts stated in the table for commitments assume that amounts are fully advanced. The amounts reflected in the table for guarantees and letters of credit represent the maximum accounting loss that would be recognised at the balance sheet date if the relevant contract parties completely failed to perform as contracted.

Many of the contingent liabilities and commitments will expire without being advanced in whole or in part. This means that the amounts stated do not represent expected future cash flows. Additionally, guarantees and letters of credit are supported by varying levels of collateral.

Aside from the items stated above, non-quantified guarantees have been given for the ABN AMRO ’ s securities custody operations, for inter-bank bodies and institutions and for participating interests. Collective guarantee schemes are applicable to Group companies in various countries. Furthermore, statements of liability have been issued for a number of Group companies.

Our commitments at 31 December are summarised below.

	Payments Due by Period
(in millions of EUR)	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	After 5 Years
2006
Committed facilities	145,418	93,365	19,129	21,458	11,466
Commitments with respect to:
Guarantees granted	46,026	27,506	8,432	3,448	6,640
Irrevocable letters of credit	5,241	4,823	301	78	39
Recourse risks arising from discounted bills	12	12	-	-	-

2005
Committed facilities	141,010	82,165	17,801	24,269	16,775
Commitments with respect to:
Guarantees granted	41,536	22,699	6,361	3,656	8,820
Irrevocable letters of credit	4,467	4,097	135	214	21
Recourse risks arising from discounted bills	18	18	-	-	-

Leases as lessee

Operating lease rentals are payable as follows:

	2006	2005
Less than one year	367	255
Between one and five years	693	614
More than five years	632	912

	1,692	1,781

During 2006, EUR 403 million (2005: EUR 303 million) of operating lease expense and EUR 30 million (2005: EUR 48 million) of sub-lease income was recognised in income statement.

F-56

Contractual and contingent obligations

Contractual Obligations	Payments Due by Period
(in millions of EUR)	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	After 5 Years
2006
Issued debt securities(1)	202,046	103,531	37,611	21,305	39,599
Subordinated liabilities(1)	19,213	1,384	2,891	832	14,106
Purchase obligations	254	254	-	-	-
Other obligations	695,736	647,484	15,239	8,051	24,962

2005
Issued debt securities(1)	170,619	102,368	17,300	17,248	33,703
Subordinated liabilities(1)	19,072	1,156	2,156	2,944	12,816
Purchase obligations	243	243	-	-	-
Other obligations	633,492	583,119	15,820	7,010	27,543

(1)     Contractual obligations for finance lease agreements totaled EUR 5 million as of 31 December 2006 (2005: EUR 15 million), with EUR 1 million payable after one year (2005: EUR 5 million).

At 31 December 2006, other obligations consisted of deposits and other client accounts (EUR 272,490 million, 2005: EUR 232,917), banks (EUR 187,989 million, 2005: EUR 167,821 million), savings accounts (EUR 89,893 million, 2005: EUR 84,166 million) and financial liabilities held for trading (EUR 145,364 million, 2005: EUR 148,588 million). For further information see note 39 to our consolidated financial statements.

For an analysis of the maturities of our liabilities at 31 December, see note 39 (liquidity gap).

Other contingencies

Legal proceedings have been initiated against the Group in a number of jurisdictions, but on the basis of information currently available, and having taken legal counsel with legal advisors, the Group is of the opinion that the outcome of these proceedings net of any related insurance claims is unlikely to have a material adverse effect on the consolidated financial position and the consolidated profit of the Group.

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36	Cash flow statement

The following table analyses the determination of cash and cash equivalents:

	2006	2005	2004
Cash and balances at central banks	12,317	16,657	17,896
Loans and receivables - banks	9,464	5,455	3,954
Due to banks	(16,909)	(16,069)	(13,247)

Cash and cash equivalents	4,872	6,043	8,603

The following table analyses movements resulting from acquisitions and disposals:

	2006	2005	2004
Cash and cash equivalents in acquired/disposed of subsidiaries	(6,827)	309	(157)
Net amounts paid/received in cash and cash equivalents on acquisitions/disposals of subsidiaries	(209)	57	(16)

	(7,036)	366	(173)

Net movement in assets and liabilities:
Financial assets held for trading	378	(131)	—
Financial investments	1	(112)	—
Loans and receivables - banks	491	(866)	—
Loans and receivables - customers	16,672	186	(4)
Property and equipment	(2,174)	396	108
Other assets	6,523	1,109	366

Total assets	21,981	582	470

Due to banks	(6,632)	1,514	281
Due to customers	9,659	(812)	108
Issued debt securities	8,655	—	21
Accruals and deferred income	(621)	57	56
Subordinated liabilities	1,842	45	56
Other liabilities	9,555	(192)	(96)

Total liabilities	22,458	612	426

Cash flows from operating activities include:
Interest received	36,036	29,388	25,154
Interest paid	26,311	21,456	16,659
Dividends received	164	158	170
Income taxes paid	1,286	1,056	511

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The following table analyses movements in operating assets and liabilities:

	2006	2005	2004
Movement in operating assets:
Financial assets held for trading.	(2,567)	(28,235)	(47,100)
Loans and receivables	(77,182)	(60,516)	(73,145)
Net increase / (decrease) in accrued income and prepaid expenses	(2,231)	(1,586)	(121)
Net increase / (decrease) in other assets	4,588	(15,031)	1,023

Total movement in operating assets	(77,392)	(105,368)	(119,343)

Movement in operating liabilities:
Financial liabilities held for trading.	(4,907)	15,001	35,465
Due to banks	19,930	21,630	38,734
Due to customers	44,365	18,056	82
Issued debt securities maturing within 1 year	13,048	20,760	21,436
Provisions	(75)	(567)	380
Net increase / (decrease) in accrued expenses and deferred income	3,129	(126)	202
Net increase / (decrease) in other liabilities	(10,509)	5,707	2,423

Total movement in operating liabilities	64,981	80,461	98,722

37	Hedge accounting

The Group enters into various derivative instrument transactions to hedge risks on assets, liabilities, net investments and forecasted cash flows. The accounting treatment of the hedged item and the hedging derivative is dependent on whether the hedge relationship qualifies for hedge accounting. Qualifying hedges may be designated as either fair value or cash flow hedges.

Hedges not qualifying for hedge accounting

The fair value changes of derivative transactions used to hedge against economic risk exposures that do not qualify for hedge accounting, or for which it is not cost beneficial to apply hedge accounting, are recognised directly through income.

Derivatives designated and accounted for as hedging instruments

Fair value hedges

The Group ‘ s fair value hedges principally consist of interest rate swaps, interest rate options and cross currency interest rate swaps that are used to protect against changes in the fair value of fixed-rate assets, notably available-for-sale securities, and liabilities due to changes in market interest rates.

For qualifying fair values hedges, all changes in the fair value of the derivative and in the fair value of the hedged item for the risk being hedged are recognised in the income statement.

Cash flow hedges

For qualifying cash flow hedges, the effective portion of the change in the fair value of the hedge instrument is recorded in the cash flow hedge reserve and recognised in the income when the hedged item occurs. The ineffective portions of designated cash flow hedges are recorded in income immediately. If the hedge relationship is terminated, then the change in fair value of the derivative recorded in the hedge reserve is recognised when the cash flows that were hedged occur, consistent with the original hedge strategy. Gains and losses on derivatives reclassified from the cash flow hedge reserve to income are included in net interest income. The Group ’ s main cash flow hedge programmes are operated by Group Asset and Liability Management and BU North America.

Cash flow hedge accounting for Group Asset and Liability Management

Cash flow hedge accounting operated by Group Asset and Liability Management relates to portfolio cash flow hedge accounting for the hedging activities of the Group ’ s non-trading financial assets and liabilities.

The Group Asset and Liability Committee is the governing body for the risk management of the Group ’ s banking portfolio and determines the interest rate risk level, sets risk measurement and modelling including applicable assumptions, sets limits, and is responsible for the asset and liability management policy.

ABN AMRO manages its exposure to interest rate risk per currency in the non-trading portfolios on a Group wide basis. In order to

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manage the sensitivity of the interest income per currency, the Group projects future interest income under different growth and interest rate scenarios. Systems are available to accumulate the relevant critical information throughout the Group about the existing financial assets, financial liabilities and forward commitments, including loan commitments. For the major currencies these positions are placed into a projected balance sheet available for asset liability management activities. The primary interest sensitive positions in the balance sheet stemming from the non-trading book are: loans and receivables, liabilities due to banks and customers, and issued debt securities.

The information gathered in the Group Asset and Liability Management ’ s systems relates to the contractual terms and conditions, such as nominal amounts, currency, duration, interest basis, effective interest rate and interest re-pricing date. In addition other information such as estimates of prepayments, growth rate and interest scenarios is used in the interest sensitivity models of Group Asset and Liability Management. These assumptions are determined following agreed upon principles based amongst others on statistical market and client data and an economic outlook. Projected assets and liabilities are superimposed on the run-off of the currently existing positions. This information is used to create projected balance sheets that form the basis for measuring interest rate sensitivity. The new assets and liabilities and the future re-pricing of existing assets and liabilities are mapped to specific interest rate indices at the yield curve (i.e. one month, two months, three months, six months, one year, etc). In this way a new asset or liability that is for example based on a three months rate, is mapped to a specific three month rate index. For each projected month into the future, the assets and liabilities are grouped per interest rate-index and currency. The balance sheet projection that is embedded in the Group ’ s interest rate risk management, not only allows the Group to estimate future interest income and perform scenario analysis, but also provides the opportunity to define the projected transactions that are eligible as hedged items in a cash flow hedge. The hedged positions are the monthly asset and liability clusters per currency and per interest rate index. These clusters are homogeneous in respect of the interest rate risk that is being hedged, because they are designed to:

(a)  Share the interest rate risk exposure that is being hedged, and

(b)  Be sensitive to interest rate changes proportional to the overall sensitivity to interest rate changes in the cluster.

ABN AMRO uses derivatives, mainly interest rate swaps, to offset identified exposures to interest rate risk in the projected balance sheet. For asset liability management purposes, assets and liabilities in a similar interest rate index cluster in a particular month are first considered as a natural off-set for economic hedging. A swap transaction may be entered into to risk manage the remaining interest income sensitivity. The notional amount of a pay- or receive-floating swap is designated to hedge the re-pricing cash flow exposure of a designated portion of current and forecasted assets and current and forecasted liabilities, respectively in the clusters described above. The swap transaction is designated for hedge accounting purposes as a hedge of a gross position of being a cluster of projected assets or a cluster of projected liabilities. As a result, the swap will only hedge an identified portion of a cluster of projected assets or projected liabilities. Also the swap will only hedge the applicable floating swap rate portion of the interest re-pricing and re-investment risk of the cluster.

The longer the term of the hedge, the larger the excess of available cash flows from projected assets or liabilities in the clusters has to be, given that the cash flow projections further in the future are inherently less certain. The availability of an excess of cash flows in the clusters and the increase of excess over time is evaluated on a monthly basis.

Furthermore back testing is performed on the sensitivity model for interest risk management purposes. This back testing also supports cash flow hedge accounting. The back testing relates to the interest sensitivity models applied and the assumptions used in the information gathering process for the balance sheet projection. Historical data are used to review the assumptions applied.

Cash flow hedge accounting in North America

Cash flow hedge accounting is utilised in the North American operations to mitigate the variability of cash flows of certain interest-earning assets or certain interest-bearing liabilities caused by interest rate changes. Utilising interest rate swaps, the Group lengthens the duration (thus mitigating the interest rate variability) of forecasted cash flows attributable both to certain floating rate commercial loans and to the re-pricing of fixed rate, short term, wholesale liabilities. In all cases, the individual hedged forecasted cash flows are grouped with other items that share the same interest rate risk exposure, by reference to the rate index and frequency of re-pricing. In addition, the hedged forecasted cash flow may not be based on commercial loans with contractual terms that include an embedded interest rate cap or floor nor on floating rate loans considered ‘ at risk ’ for potential default during the hedge period (typically hedging designations are reviewed and adjusted, as required, monthly) as identified by the Group ’ s internal credit rating system.

Hedges of net investments in foreign operations

As explained in note 39, the Group limits its exposure to investments in foreign operations by hedging its net investment in its foreign operations with forward foreign exchange contracts in the currency of the foreign operations or a closely correlated currency to mitigate foreign exchange risk.

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For qualifying net investment hedges, changes in the fair value of the derivative are recorded in the currency translation account differences reserve within equity.

Overview of the fair value of hedging derivatives

	2006		2005
	Positive	Negative	Positive	Negative
Qualifying for hedge accounting
Fair value hedges
Interest
Swaps	2,315	2,280	2,228	2,198
Options and futures	30	235	—	940
Foreign currency
Swaps	339	399	464	289
Forwards	132	380	2	2

Cash flow hedges
Interest
Swaps	369	584	452	1,283
Foreign currency
Swaps	3	7	63	—
Forwards	26	80	4	—

Total	3,214	3,965	3,213	4,712

			2006	2005
Notional amounts
Interest rate risk			234,643	224,871
Foreign currency risk			21,797	142,222

38	Fair value information

Determination of fair values

Fair value is the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm ’ s length transaction. Market prices or market rates are used to determine fair value where an active market exists (such as a recognised stock exchange), as it is the best evidence of the fair value of a financial instrument.

Market prices are not, however, available for all financial assets and liabilities held and issued by the Group. Where no active market price or rate is available, fair values are estimated using present value or other valuation techniques using inputs based on market conditions existing at the balance sheet dates.

Valuation techniques are generally applied to OTC derivatives, unlisted trading portfolio assets and liabilities, and unlisted financial investments (including private equity investments). The most frequently applied pricing models and valuation techniques include forward pricing and swap models using present value calculations, option models such as the Black and Scholes model, and credit models such as default rate models or credit spread models.

The values derived from applying these techniques can be significantly affected by the choice of valuation model used and the underlying assumptions made concerning factors such as the amounts and timing of future cash flows, discount rates, volatility, and credit risk.

The following methods and significant assumptions have been applied in determining the fair values of financial instruments carried at fair value:

(i)    Assets and liabilities held for trading are measured at fair value by reference to quoted market prices when available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models, or other recognised valuation techniques.

(ii)    Financial investments classified as available for sale (interest-earning securities and equities) are measured at fair value by

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reference to quoted market prices when available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models or other recognised valuation techniques.

(iii)    In general private equity investments fair values cannot be obtained directly from quoted market prices, or by using valuation techniques supported by observable market prices or rates. The fair value is estimated indirectly using valuation techniques or models for which the inputs are reasonable assumptions, based on market conditions. Valuation techniques applied are in accordance with EVCA (European Private Equity and Venture Capitalist Association) guidelines.

The following table presents the valuation methods used to determine fair values of financial instruments carried at fair value:

	Valuation Techniques 2006
	Quoted market price	Market observable	Non-market observable	Total
Financial assets
Financial assets held for trading	100,032	104,233	1,471	205,736
Available-for-sale interest earning securities	100,450	7,912	9,196	117,558
Available-for-sale equities	1,313	340	213	1,866
Equities designated at fair value through income	534	951	743	2,228
Other assets - derivatives held for hedging	476	2,738	-	3,214
Other assets - unit-linked investments	5,252	210	-	5,462
Other assets - mortgages originated-for-sale	-	331	-	331

Total assets at fair value	208,057	116,715	11,623	336,395

Financial liabilities
Financial liabilities held for trading	46,990	92,029	6,345	145,364
Issued debt	-	2,540	-	2,540
Other liabilities - unit-linked liability	5,252	210	-	5,462
Other liabilities - derivatives held for hedging	880	3,083	2	3,965

Total liabilities at fair value	53,122	97,862	6,347	157,331

	Valuation Techniques 2005
	Quoted market price	Market observable	Non-market observable	Total
Financial assets
Financial assets held for trading	97,026	103,683	1,346	202,055
Available-for-sale interest earning securities	113,177	—	—	113,177
Available-for-sale equities	1,016	391	930	2,337
Equities designated at fair value through income	445	—	1,243	1,688
Other assets - derivatives held for hedging	—	3,213	—	3,213
Other assets - unit-linked investments	3,624	—	—	3,624
Other assets - mortgages originated-for-sale	—	4,311	—	4,311

Total assets at fair value	215,288	111,598	3,519	330,405

Financial liabilities
Financial liabilities held for trading	52,410	95,570	608	148,588
Issued debt	—	2,815	—	2,815
Other liabilities - unit-linked liability	3,624	—	—	3,624
Other liabilities - derivatives held for hedging	—	4,712	—	4,712

Total liabilities at fair value	56,034	103,097	608	159,739

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Sensitivity of fair values

Included in the fair value of financial instruments carried at fair value on the balance sheet are those estimated in full or in part using valuation techniques based on assumptions that are not supported by observable market prices or rates. The models used in these situations undergo an internal validation process before they are certified for use. Any related model valuation uncertainty is quantified, and deducted from the fair values produced by the models. Management believes the resulting estimated fair values recorded in the balance sheet and the changes in fair values recorded in the income statement are reasonable, and are the most appropriate values at the balance sheet date.

The potential effect of using reasonably possible alternative assumptions as inputs to valuation models, relying on non market-observable inputs, has been estimated as a reduction of approximately EUR 157 million (2005: EUR 150 million) using less favourable assumptions, and an increase of approximately EUR 157 million (2005: EUR 175 million) using more favourable assumptions.

The total amount of the change in fair value estimated using a valuation technique that was recognised in the profit and loss account for the year 2006 amounts to EUR 1,516 million (2005: EUR 1,354 million).

Assets and liabilities elected at fair value

The Group has elected to fair value non-controlling private equity investments, mortgages originated-for-sale and certain structured notes. The changes in fair value recognised in income on these assets and liabilities was a loss of EUR 141 million (2005: gain of EUR 401 million).

Financial assets and liabilities not carried at fair value

The following methods and significant assumptions have been applied in determining the fair values of financial instruments carried at cost:

(i)    The fair value of assets maturing within 12 months is assumed to approximate their carrying amount

(ii)    The fair value of demand deposits and savings accounts (included in due to customers) with no specific maturity is assumed to be the amount payable on demand at the balance sheet date

(iii)    The fair value of variable rate financial instruments is assumed to be approximated by their carrying amounts and, in the case of loans, does not, therefore, reflect changes in their credit quality, as the impact of credit risk is recognised separately by deducting the allowances for credit losses from both carrying amounts and fair values

(iv)    The fair value of fixed-rate loans and mortgages carried at amortised cost is estimated by comparing market interest rates when the loans were granted with current market rates offered on similar loans. Changes in the credit quality of loans within the portfolio are not taken into account in determining gross fair values, as the impact of credit risk is recognised separately by deducting the amounts of the allowances for credit losses from both carrying amounts and fair values.

The following table compares the carrying amount of financial assets and liabilities measured at cost to estimated fair values:

	2006			2005
	Carrying amount	Fair Value	Difference	Carrying amount	Fair Value	Difference
Financial assets
Interest earning securities held-to-maturity	3,729	3,763	34	6,572	6,717	145
Loans and receivables — banks	134,819	134,819	-	108,635	109,248	613
Loans and receivables — customer	443,255	446,589	3,334	380,248	383,547	3,299

Total	581,803	585,171	3,368	495,455	499,512	4,057

Financial liabilities
Due to banks	187,989	187,982	(7)	167,821	168,469	(648)
Due to customers	362,383	362,303	(80)	317,083	317,714	(631)
Issued debt securities	199,506	198,531	(975)	167,804	170,271	(2,467)
Subordinated liabilities	19,213	19,364	151	19,072	19,551	(479)

Total	769,091	768,180	(911)	671,780	676,005	(4,225)

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39	Financial risk management and use of derivatives

This section provides details of the Group ’ s financial risk management objectives and policies and describes the methods used by management to control risk. In addition this note includes a discussion of the extent to which financial instruments are used, the associated risks and the business purpose served. This note should be read in conjunction with the section Risk and the Capital Framework included in “Item 11. Quantitative and Qualitative Disclosures about Market Risk”.

Financial risk management and control

Risks of financial instruments

The most important types of risk associated with financial instruments to which the Group is exposed are:

•  Credit risk and country event risk

•  Interest rate risk (banking book positions)

•  Market risk (including currency risk, interest rate risk, equity price risk and commodity risk of the trading book)

•  Currency risk (banking book positions)

•  Liquidity risk.

Below is a discussion of the various risks the Group is exposed to as a result of its activities and the approach taken to manage those risks.

Credit risk

Measurement and control

The Group is subject to credit risk through its lending, trading, hedging and investing activities as well as in cases where it acts as an intermediary on behalf of customers or other third parties or issues guarantees.

The Group ’ s senior management is responsible for establishing the credit policies and the mechanisms, organisation and procedures required to analyse, manage and control credit risk. In this respect, counterparty limits are set and an internal system of credit ratings is applied.

The Group ’ s primary exposure to credit risk arises through its loans, credit facilities and guarantees issued. The Group is also exposed to credit risk on various other financial assets, including financial investments (interest earning securities), loans and receivables from banks, financial assets held for trading (interest earning securities and derivatives) and derivatives used for hedging.

The risk that counterparties might default on their obligations is monitored on an ongoing basis. For each transaction the Group evaluates whether collateral or a master netting agreement is required to mitigate the credit risk.

Maximum credit exposure

In the table below we have detailed the maximum credit exposure:

	2006	2005
Derivative assets held for trading	105,334	105,372
Financial investments - interest-earning securities	121,287	119,749
Loans and receivables - banks	28,855	21,371
Loans and receivables - customers	327,313	282,580
Professional securities transactions	199,685	162,005
Multi-seller conduits	25,872	25,931
Committed credit facilities	145,418	141,010
Credit related contingent liabilities	51,279	46,021

Total	1,005,043	904,039

The credit risk exposure on derivative assets held for trading is measured as the current positive replacement value. For interest-earning securities the amortised cost is included to reflect to credit risk exposure. The credit risk on professional security transactions is limited as a result of the nature of these transactions. The loans and receivables due from multi-seller conduits bear limited credit risk as these are fully collateralised.

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Credit risk concentrations

Concentrations of credit risk (whether on- or off-balance sheet) that arise from financial instruments exist for groups of counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be affected in a similar way by changes in economic or other conditions. As part of managing risk concentrations, country risk in emerging markets and sector risk are managed on a portfolio basis. Refer to the following tables for details of the credit risk concentrations on the customer portfolio.

Credit risk concentrations from loans and receivables - customers:

	2006		2005
		% (1)		% (1)
Netherlands
Public sector	3,286	29	2,300	31
Commercial	55,951	31	56,182	37
Consumer	97,600	72	94,603	77

Total	156,837		153,085

Europe (excluding Netherlands)
Public sector	1,527	13	1,454	19
Commercial	57,425	32	30,882	20
Consumer	12,529	9	1,539	1

Total	71,481		33,875

North America
Public sector	677	6	735	10
Commercial	42,179	23	44,693	29
Consumer	13,017	10	15,218	13

Total	55,873		60,646

Latin America
Public sector	507	4	596	8
Commercial	10,095	6	8,024	5
Consumer	8,320	6	7,270	6

Total	18,922		15,890

Asia Pacific
Public sector	5,570	48	2,376	32
Commercial	14,612	8	12,630	9
Consumer	4,018	3	4,078	3

Total	24,200		19,084

Group
Public sector	11,567		7,461
Commercial	180,262		152,411
Consumer	135,484		122,708

Subtotal	327,313		282,580

Professional securities transactions	93,716		74,724
Multi-seller conduits	25,872		25,931

Total loans and receivables - customers	446,901		383,235

(1)	Calculated as a percentage of Group totals for public, commercial and consumer sectors respectively.

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Credit risk concentrations from credit facilities and guarantees issued:

	2006		2005
		% (1)		% (1)
Netherlands
Credit related contingent liabilities	3,445	7	4,194	9
Committed credit facilities	14,487	10	17,881	13

Total	17,932		22,075

Europe (excluding Netherlands)
Credit related contingent liabilities	24,839	48	20,222	44
Committed credit facilities	38,512	26	28,400	20

Total	63,351		48,622

North America
Credit related contingent liabilities	15,662	31	15,830	34
Committed credit facilities	72,580	50	78,660	55

Total	88,242		94,490

Latin America
Credit related contingent liabilities	1,877	4	1,364	3
Committed credit facilities	6,682	5	5,214	4

Total	8,559		6,578

Asia Pacific
Credit related contingent liabilities	5,456	10	4,411	10
Committed credit facilities	13,157	9	10,855	8

Total	18,613		15,266

Group
Credit related contingent liabilities	51,279		46,021
Committed credit facilities	145,418		141,010

Total	196,697		187,031

(1) Calculated as a percentage of Group totals for credit related contingent liabilities and committed credit facilities respectively.

Total commercial loans and receivables by industry are presented in the table below:

	2006		2005
		%		%
Basic materials	15,126	8	8,263	5
Real estate	23,712	13	26,301	17
Industrials	39,666	22	22,757	15
Energy	5,424	3	7,391	5
Financial services	21,407	12	22,555	15
TMT (media and communications)	10,092	6	10,575	7
Consumer cyclical	43,775	24	36,673	24
Consumer non-cyclical	16,204	9	12,291	8
Health	4,856	3	5,605	4

Total	180,262		152,411

The amounts stated in the tables represent the maximum accounting loss that would be recognised at the balance sheet date if counterparties failed completely to perform as contracted and any collateral or security proved to be of no value. So the amounts significantly exceed expected losses in the event of counterparty default.

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For a breakdown of counterparties for interest-earning securities in the available-for-sale and held-to-maturity portfolio, please refer to note 16. The Group has no significant exposure in loans and receivables – customers to any individual customer or counterparty, according to the requirements of the Dutch Central Bank.

Collateral

The Group ’ s policy is to obtain collateral if and when required prior to the disbursement of approved loans. Guarantees and letters of credit are also subject to strict credit assessments before being provided. The transactions specify monetary limits to the Group ’ s obligations. The extent of collateral held for guarantees and letters of credit is on average 25% (2005: 20%).

The following table details loans and receivables from commercial and consumer clients by type of collateral obtained.

	2006	2005
Commercial customers
Public authority guarantees	5,417	4,404
Mortgages	18,490	28,441
Securities	2,039	3,487
Bank guarantees	2,954	3,121
Other types of collateral	31,206	50,439
Unsecured	120,156	62,519

Total	180,262	152,411

Consumer customers
Public authority guarantees	159	3
Mortgages	103,272	93,826
Securities	872	2,074
Bank guarantees	31	856
Other types of collateral	12,062	7,077
Unsecured	19,088	18,872

Total	135,484	122,708

Interest rate risk (banking book)

Measurement and control

Several measures are used to monitor and limit banking book interest rate risk. The methods employed include earnings simulation, duration and present value per base point limits. Limits are set on the earnings and market value sensitivity. Model-based scenario analysis is used to monitor the interest rate risk positions denominated in euros, Brazilian reals and US dollars to the extent that these positions are held in Europe, Brazil and the US, which relates to some 85% to 90% (2005: 85% to 90%) of the total exposure of the Group. Interest rate risk positions in other currencies and other countries are controlled by present value per base point limits and/or market value limits, as these positions are typically less complex.

Net interest income is the sum of interest received less interest paid on large volumes of contracts and transactions, and numerous different products. Simulation models and estimation techniques are used to forecast the net interest income and to assess its sensitivity to movements in the shape and level of the yield curve. Assumptions about client behaviour play an important role in these calculations. This is particularly relevant for loans such as mortgages where the client has the option to repay before the scheduled maturity. On the liability side, the repricing characteristics of savings and deposits are based on estimates using historical data, since the rates attached to these products are not coupled to a specified market rate or maturity date. The bank uses a statistical approach for forecasting and sensitivity analyses because it is the method best suited to these products. Details are used to carry out our hedging strategy. Please refer to note 37 for more information on hedge accounting.

Interest rate sensitivity disclosure banking book positions

For assessing interest rate risk in the banking books, Group Asset and Liability Management provides a set of measures - the Earnings-at-Risk and Market Value Risk for the EUR, USD and BRL currencies - and reports these to the Group Asset and Liability Committee. This set covers 85% to 90% (2005: 85% to 90%) of our net interest revenue in the banking book. The interest rate sensitivity of our trading books is measured under market risk.

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The Earnings-at-Risk table shows the cumulative sensitivity of net interest income over a time horizon of 6, 12, and 24 months, and under a number of predefined scenarios. Sensitivity is defined as the percentage change in the interest income relative to a base case scenario. The base case scenario assumes continuation of the present yield curve environment. The ‘ rates rise ’ and ‘ rates fall ’ scenarios assume a gradual parallel shift of the yield curve during 12 months, after which the curve remains unchanged. In order to reflect the differences in yield curve across markets, the scenarios are currency-dependent.

Due to the low interest environment the EUR ‘ rates fall ’ scenario is 150 bp (2005: 100 bp), whereas the ‘ rates rise ’ scenario is 200 bp for both years presented. The change in scenario, we applied from the first quarter 2006, reflects the higher EUR yield curve and the subsequent increased downward potential. For USD, the scenarios reflect a gradual change of 200 bp upwards and 200 bp downwards for both years. For BRL, the ‘ rates rise ’ scenario is 1,100 bp and the ‘ Rates Fall ’ is 800 bp for both years presented.

In all cases, the volume scenario assumes new business volume in line with the business forecast during the first year, and a constant balance sheet thereafter.

The following table shows the cumulative % change in income over the relevant time horizon:

Earnings-at-Risk

		December 2006			December 2005
	Horizon	EUR	USD	BRL	EUR	USD	BRL
Rates Rise	six months	(1.7%)	(0.2%)	(1.2%)	(2.4%)	(2.1%)	(4.2%)
	one year	(2.6%)	2.6%	(2.2%)	(2.9%)	(1.6%)	(2.8%)
	two years	(1.6%)	4.2%	1.8%	0.7%	0.3%	3.1%
Rates Fall	six months	1.2%	(6.9%)	1.3%	1.1%	(2.2%)	2.6%
	one year	1.6%	(4.5%)	2.3%	1.3%	(1.1%)	1.3%
	two years	(1.5%)	(3.7%)	(0.7%)	(1.1%)	(8.8%)	(3.1%)

The Earnings-at-Risk table below gives the 2006 cumulative change in income over the relevant time horizon as absolute numbers using exchange rates at 31 December 2006.

Earnings-at-Risk

		December 2006			December 2005
	Horizon	EUR	USD	BRL	EUR	USD	BRL
		(in millions of euros)			(in millions of euros)
Rates Rise	six months	(31)	(2)	(19)	(30)	(19)	(55)
	one year	(97)	44	(71)	(75)	(30)	(77)
	two years	(123)	150	123	35	12	179
Rates Fall	six months	23	(58)	20	15	(20)	35
	one year	59	(76)	74	33	(21)	36
	two years	(115)	(131)	(46)	(58)	(343)	(180)

The Market Value Risk table below shows the sensitivity of the market value of equity to changes in interest rates for the EUR, USD and BRL currencies. Market value of equity is defined as the calculated discounted value of assets, minus calculated discounted value of liabilities, plus market value of derivatives and other interest sensitive items in the banking book. Sensitivity is measured as the percentage value change due to an overnight shock.

In 2006 all market value shocks have been reviewed and now reflect an overnight shock. The size of the shock is based on observed changes of the curve in a month and a 99% confidence level. End of 2005 the shocks were based on yearly changes. For EUR the 2006 shock was 50 bp (2005: downward shock 100 bp, upward shock 200 bp). For USD, the 2006 shock was 50 bp (2005: 200 bp). For BRL the 2006 downward shock was 230 bp (2005: 800 bp) and the 2006 upward shock was 320 bp (2005: 1,100 bp).

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Market Value Risk (2006 scenarios)

	December 2006
	EUR		USD		BRL
Rates Rise	(1.8%	)	(1.7%	)	(4.9%	)
Rates Fall	1.4%		0.3%		3.8%

Market Value Risk (2005 scenarios)

	December 2006						December 2005
	EUR		USD		BRL		EUR		USD		BRL
Rates Rise	(8.3%	)	(11.4%	)	(15.0%	)	(2.7%	)	(4.1%	)	(11.3%	)
Rates Fall	2.6%		(9.1%	)	14.8%		0.7%		(13.4%	)	4.7%

Market risk

Exposures

All trading portfolios are subject to market risk. Several major sources of market risk are: interest rate, foreign exchange, equity price, commodity price, credit spread, volatility risks and correlation risks. We define market risk as the risk that changes in financial market prices will decrease the value of our trading portfolios. The instruments in our trading portfolios are recognised at fair value, and all changes in market conditions directly affect net trading income.

Measurement and control

The Group applies a Value-at-Risk (VaR) methodology to estimate the market risk of trading portfolios and the maximum losses expected, based upon a number of assumptions for various changes in market conditions. The Group uses VaR as its primary tool for the day-to-day monitoring of market risks. Group Asset and Liability Committee sets limits on the maximum levels of the VaR on high aggregate levels. The risk committees can set VaR limits on various lower aggregate levels.

Other non-statistical control measures used in the market risk management process include historical and stress scenarios and limits on net open positions, interest rate sensitivity per basis point, spread sensitivities, option parameters, position concentrations and position ageing.

Value-at-Risk

VaR is a methodology for assessing market risk exposure in a single number. VaR is a statistical measure that estimates potential losses, and is defined as the predicted worst-case loss that might be caused by changes in risk factors under normal circumstances, over a specified period of time and at a specific level of statistical confidence. The Group uses a proprietary VaR model that has been approved by the Dutch Central Bank.

The VaR methodology adopted by the bank for its VaR calculation is Historical Simulation, using approximately 1.5 years of weighted historical data (using the decay method). The VaR is calculated at a 99% confidence level for a one-day holding period, using absolute changes in historical rates and prices for interest rate related, and all implied volatility risk factors and relative changes in historical rates and prices for other risk factors. The positions captured by our VaR calculations include derivative and cash positions that are reported as assets and liabilities held for trading. The VaR is reported on a daily basis per trading portfolio, per product line and for the Group as a whole. It is reported daily to the senior management of the BUs, Group Risk Management and the responsible members of the Managing Board.

From 1 January 2006 we have implemented a revised VaR methodology to measure our market risk. We made the following enhancements to our 2005 model:

• For interest rate related, and all implied volatility related risk factor we moved to absolute historical changes as the model input instead of relative historical changes

• Using an approximately 1.5 year historical period instead of a 4 year period

• Introduction of a weighting factor for the historical data.

Observations and back testing of our previous model (which involves determining the number of days on which the losses were bigger than the estimated VaR of those days) learned that in particular circumstances the results from our previous model were no longer reflecting the best estimate of our market risk. Adoption of a shorter historical period and the introduction of a weighting factor for the historical data resulted in recent market movements to have a greater impact on future risk estimations and so made to the model more responsive to the current market conditioins. The enhancements to the model have led to improved risk estimation. As a result of the implementation of the new model in combination with benign markets over a significant period, our VaR number decreased significantly. We are of the opinion that the current model better reflects the actual market risk we are exposed to at every single point in time.

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The table below provides the 2006 VaR numbers according to our new methodology and for 2006 and 2005 also according to the old methodology.

Value-at-Risk (VaR) per risk category (99% confidence level, one-day holding period) per our 2006 methodology

	For the year ended 31 December 2006
(in millions of euros)	Minimum	Maximum	Average	Year-end

Interest rate risk	10.5	34.6	18.7	12.9
Equity price risk	11.4	35.3	23.3	15.2
Foreign exchange risk	1.8	10.8	4.7	3.2
Commodity price risk	1.6	13.6	3.4	1.7
Diversification effect	-	-	-	(13.6)
Aggregate VaR(1)	19.4	49.8	31.8	19.4

(1)     The maximum (and minimum) for each category occurred on different days and therefore have no direct relation to the maximum (and minimum) of the aggregate Value-at-Risk. The aggregate Value-at-Risk includes the diversification effect of imperfect or negative correlations between certain risk types. Therefore the aggregate Value-at-Risk can be lower than the sum of the individual risk types on the same day (e.g. year-end)

Value-at-Risk (VaR) per risk category (99% confidence level, one-day holding period) per our 2005 methodology

	For the year ended 31 December 2006				For the year ended 31 December 2005
(in millions of euros)	Minimum	Maximum	Average	Year-end	Minimum	Maximum	Average	Year-end

Interest rate risk	18.4	63.7	30.4	20.8	17.7	68.3	30.4	23.3
Equity price risk	11.6	72.6	31.1	17.3	13.0	70.6	36.8	36.2
Foreign exchange risk	2.3	12.3	5.2	4.2	1.2	15.7	4.2	3.0
Commodity price risk	1.6	12.7	3.0	1.9	0.7	5.9	2.0	2.1
Diversification effect	-	-	-	(17.1)	-	-	-	(20.9)
Aggregate VaR(1)	27.1	84.1	46.8	27.1	25.3	80.2	50.0	43.7

(1)     The maximum (and minimum) for each category occurred on different days and therefore have no direct relation to the maximum (and minimum) of the aggregate Value-at-Risk. The aggregate Value-at-Risk includes the diversification effect of imperfect or negative correlations between certain risk types. Therefore the aggregate Value-at-Risk can be lower than the sum of the individual risk types on the same day (e.g. year-end)

At a 99% confidence level, the statistical expectation is that on one out of every 100 trading days a loss exceeding the VaR for such a day occurs. The back testing is performed both on the actual profit and loss and on a hypothetical profit and loss, which measures a result net of commissions, origination fees and intra-day trading. The results of this back testing on the actual and the hypothetical results are reported to the Dutch Central Bank on a quarterly basis. Back testing is an essential instrument for the ex-post validation of our internal VaR model.

Stress testing

Although the VaR represents a good estimate of potential losses under normal market circumstances, it fails to capture ‘ one-off ’ events. The limitations of the VaR model mean that we must supplement it with other statistical tests. These include a series of stress tests scenarios and sensitivity stress tests that shed light on the hypothetical behaviour of our portfolio and the impact on our financial results under extreme market movements. Sensitivity stress tests and stress test scenarios have been developed internally to reflect specific characteristics of the Group ’ s portfolios and are performed on a daily basis for each trading portfolio and at several aggregation levels. These apply parallel increase and decreases in a number of risk elements or in one risk element, upon actual historical scenarios (non-parallel moves in a number of risk elements) or upon plausible future shocks.

Currency risk (banking book positions)

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The Group ’ s operating entities are required to manage any currency exposure arising on local transactions with funding in the same currency or to transfer the currency risk to the Group. Accordingly the Group is able to manage currency risk through its net investments in its non-euro operations.

We apply various hedging strategies to our net investments in our non-euro operations, in order to manage and minimise any adverse effects from translating the relevant foreign currency into euro.

Capital ratio hedge

To protect our capital ratios (core tier 1, tier 1 and total capital as a portion of risk-weighted assets) against adverse effects of the US dollar, our main foreign currency, the USD-sensitive part of our capital base has to be equal to the USD-sensitive part of our risk-weighted assets. On this basis, there will be no material impact on our capital ratios, as the ratios are hedged against changes in the EUR/USD exchange rate.

Capital hedge

The capital ratio hedge strategy implies that a part of our capital has to be USD-sensitive to neutralise the USD sensitivity of our risk-weighted assets. Hence a part of our equity is also exposed to EUR/USD fluctuations.

Our investments in foreign operations in currencies other than the USD are hedged on a selective basis. We consider the use of hedging in cases where the expected currency loss is larger than the interest rate differential between the two currencies that represents the cost of the hedge.

At December 2006, 29% (2005: 56%) of our net investment in foreign operations was hedged leaving approximately EUR 9.4 billion (2005: EUR 5 billion) unhedged including USD 2.6 billion and BRL 4.6 billion (2005: USD 1 billion and BRL 2 billion) where USD and BRL are both stated in EUR amounts. The table shows the sensitivity of our capital to, respectively, a 10% appreciation and 10% depreciation in the euro against all foreign currencies.

	2006	2005
	(in millions of euros)
Euro appreciates 10%	(944)	(559)
Euro depreciates 10%	944	559

Liquidity risk

Measurement and control

Liquidity risk arises in any bank ’ s general funding of its activities. For example, a bank may be unable to fund its portfolio of assets at appropriate maturities and rates, or may find itself unable to liquidate a position in a timely manner at a reasonable price. The Group holds capital to absorb unexpected losses, and manages liquidity to ensure that sufficient funds are available to meet not only the known cash funding requirements, but also any unanticipated ones that may arise. At all times, the Group maintains what we believe to be adequate levels of liquidity on a Group-wide basis to meet deposit withdrawals, repay borrowings and fund new loans, even under stressed conditions.

We manage liquidity on a daily basis in all the countries in which we operate. Each national market is unique in terms of the scope and depth of its financial markets, competitive environment, products and customer profile. Therefore local line management is responsible for managing our local liquidity requirements under the supervision of Group Asset and Liability Management on behalf of the Group Asset and Liability Committee.

On a day-to-day basis our liquidity management depends on, among other things, the effective functioning of local and international financial markets. As this is not always the case, we have Group-wide contingency funding plans. These plans are put into effect in the event of a dramatic change in our normal business activities or in the stability of the local or international financial markets. The Group Strategic Funding Committee has full authority to manage such a crisis. As part of this liquidity management contingency planning, we continually assess potential trends, demands, commitments, events and uncertainties that could reasonably result in increases or decreases in our liquidity. More specifically, we consider the impact of these potential changes on our sources of short-term funding and long-term liquidity planning.

As we have entered into committed credit facilities, our liquidity management process also involves assessing the potential effect of the contingencies inherent in these types of transactions on our normal sources of liquidity and finance.

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Liquidity gap

The following table provides an analysis that categorises the balance sheet of the Group into relevant maturity groupings based on the remaining contractual periods to repayment.

Maturity for the year ended 31 December 2006:

	On demand	< 1 year	≥ 1 year - < 5 years	≥ 5 years	Total
Assets
Cash and balances at central banks	12,317	-	-	-	12,317
Financial assets held for trading (1)	205,736	-	-	-	205,736
Financial investments	-	29,999	33,097	62,285	125,381
Loans and receivables - banks	9,473	90,637	18,595	16,114	134,819
Leans and receivables - customers	17,202	202,880	61,100	162,073	443,255
Other assets (1)	3,212	26,560	-	35,784	65,556

Total	247,940	350,076	112,792	276,256	987,064

Liabilities
Financial liabilities held for trading(1)	145,364	-	-	-	145,364
Due to banks	20,273	148,157	6,911	12,648	187,989
Due to customers	111,250	222,440	16,379	12,314	362,383
Issued debt securities	-	103,531	58,916	39,599	202,046
Subordinated liabilities	-	1,384	3,723	14,106	19,213
Other liabilities (1)	3,965	18,836	-	21,373	44,174

Total	280,852	494,348	85,929	100,040	961,169

Net liquidity gap	(32,912)	(144,272)	26,863	176,216	25,895

(1)    Financial assets and liabilities held for trading and hedging derivatives are shown as on demand which management believes most accurately reflects the short-term nature of the trading and derivative activities.

Maturity for the year ended 31 December 2005:

	On demand	< 1 year	≥ 1 year - < 5 years	≥ 5 years	Total
Assets
Cash and balances at central banks	16,657	-	-	-	16,657
Financial assets held for trading (1)	202,055	-	-	-	202,055
Financial Investments	12,366	12,047	35,425	63,936	123,774
Loans and receivables - banks	7,251	80,091	5,922	15,371	108,635
Leans and receivables - customers	24,101	171,824	84,497	99,826	380,248
Other assets (1)	3,213	21,268	4,341	20,613	49,435

Total	265,643	285,230	130,185	199,746	880,804

Liabilities
Financial liabilities held for trading (1)	148,588	-	-	-	148,588
Due to banks	30,905	117,150	8,349	11,417	167,821
Due to customers	147,846	138,630	14,481	16,126	317,083
Issued debt securities	1,495	100,873	34,548	33,703	170,619
Subordinated liabilities	-	1,156	5,101	12,815	19,072
Other liabilities (1)	4,712	15,335	2,771	10,651	33,469

Total	333,546	373,144	65,250	84,712	856,652

Net liquidity gap	(67,903)	(87,914)	64,935	115,034	24,152

(1)    Financial assets and liabilities held for trading and hedging derivatives are shown as on demand which management believes most accurately reflects the short-term nature of the trading and derivative activities.

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Use of derivatives

Derivative instruments

The Group uses derivative instruments (a) to provide risk management solutions to its clients, (b) to manage the Group ‘ s own exposure to various risks (including interest, currency and credit risks) and (c) for proprietary trading purposes.

A derivative is a financial instrument that is settled at a future date and requires little or no initial net investment, and whose value varies in response to changes in the price of another financial instrument, an index or some other variable.

The majority of derivative contracts are arranged as to amount ( ‘ notional ’ ), tenor and price directly with the counterparty (over-the-counter). The remainder are standardised in terms of their amounts and settlement dates and are bought and sold in organised markets (exchange traded).

The notional, or contractual, amount of a derivative represents the reference quantity of the underlying financial instrument on which the derivative contract is based. The value of the derivative contract is typically determined by applying a calculated price to this notional amount, and is the basis upon which changes in the value of the contract are measured. The notional amount provides an indication of the underlying volume of business transacted by the Group but does not provide any measure of risk, and is not included on the balance sheet.

Positive and negative fair values on different transactions are only netted if the transactions are with the same counterparty and the cash flows will be settled on a net basis, and the Group has the legal right to offset separate transactions with that counterparty.

Types of derivative instruments

The most common types of derivatives used are as follows:

Forwards are binding contracts to buy or sell financial instruments, most typically currency, on a future date at a specified price. Forward contracts are tailor-made agreements that are transacted between counterparties in the over-the-counter (OTC) market.

Futures are exchange traded agreements to buy or sell a standard quantity of specified grade or type of financial instrument, currency or commodity at a specified future date.

Commodity derivatives are contracts to buy or sell a non-financial item. They can be either exchange traded or OTC.

Swaps are agreements between two parties to exchange cash flows on a specified notional amount for a predetermined period. Most swaps are traded OTC. The major types of swap transactions undertaken by the Group are as follows:

•  Interest rate swap contracts - typically the contractual exchange of fixed and floating rate interest payments in a single currency, based on a notional amount and a reference interest rate, most commonly LIBOR.

•  Cross currency swaps - the exchange of interest payments based on two different currency principal balances and reference interest rates, and usually the exchange of principal amounts at the start and end of the contract.

•  Credit default swaps (CDSs) - bilateral agreements under which one party (protection buyer) makes one or more payments to the other party (protection seller) in exchange for an undertaking by the seller to make a payment to the buyer following a specified credit event. Credit default swaps may be on a single name (counterparty) or on a multiple (or basket) of names (counterparties). Settlement following a credit event may be a net cash amount, or cash in return for physical delivery of one or more obligations of the credit entity and is made regardless of whether the protection buyer has actually suffered a loss.

•  Total rate of return swaps give the total return receiver exposure to all of the cash flows and economic benefits and risks of an underlying asset, without having to own the asset, in exchange for a series of payments, often based on a reference interest rate, such as LIBOR. The total return payer has an equal and opposite position. A specific type of total return swap is an equity swap.

Options are contractual agreements under which, typically, the seller (writer) grants the purchaser the right, but not the obligation, either to buy (call option) or to sell (put option) by or at a set date, a specified quantity of a financial instrument or commodity at a predetermined price. The purchaser pays a premium to the seller for this right. Options may be traded OTC or on a regulated exchange, and may be traded in the form of a security (warrant).

Derivatives transacted for trading purposes

Most of the Group ’ s derivative transactions relate to sales and trading activities. Sales activities include the structuring and marketing of derivative products to customers to enable them to take, transfer, modify or reduce current or expected risks.

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Trading activities are entered into principally for the purpose of generating profits from short term fluctuations in price or margin, and include market-making, positioning and arbitrage activities:

•  Market making involves quoting bid and offer prices to other market participants with the intention of generating income based on spread and volume

•  Positioning means managing market risk positions with the expectation of profiting from favourable movements in prices, rates or indices

•  Arbitrage activities involve identifying and profiting from price differentials between markets and products.

Derivatives transacted for hedging purposes

The Group enters into derivative transactions for the purposes of hedging assets, liabilities, forecast transactions, cash flows and credit exposures. The accounting treatment of hedge transactions varies according to the nature of the instrument hedged and whether the hedge qualifies for accounting purposes (see accounting policies).

The Group also enters into derivative transactions which provide economic hedges for credit risk exposures but do not meet the requirements for hedge accounting treatment; for example, the Group uses CDSs as economic hedges for credit risk exposures in the loan and traded product portfolios, but cannot always apply hedge accounting to such positions.

Risks of derivative instruments

Derivative instruments are transacted in many trading portfolios, which generally include several types of instruments, not just derivatives. The market risk of derivatives is managed and controlled as an integral part of the market risk of these portfolios. The Group ’ s approach to market risk is described in the market risk section of this note.

Derivative instruments are transacted with many different counterparties. The credit risk of derivatives is managed and controlled in the context of the Group ’ s overall credit exposure to each counterparty. The Group ’ s approach to credit risk is described in the financial risk section of this footnote. It should be noted that although the values shown on the balance sheet can be an important component of the Group ’ s credit exposure, the positive fair values for any one counterparty are rarely an adequate reflection of the Group ’ s credit exposure on its derivatives business with that counterparty. This is because, on the one hand, fair values can increase over time ( ‘ potential future exposure ’ ), while on the other hand, exposure may be mitigated by entering into master netting agreements and bilateral collateral arrangements with counterparties.

40	Capital adequacy

To monitor the adequacy of capital the Group uses ratios established by the Bank for International Settlements (BIS). These ratios measure capital adequacy (minimum 8% as required by the BIS) by comparing the Group ’ s eligible capital with its balance sheet assets, off-balance sheet commitments and market and other risk positions at weighted amounts to reflect their relative risk. The market risk approach covers the general market risk and the risk of open positions in currencies and debt and equity securities. Assets are weighted according to broad categories of notional risk, being assigned a risk weighting according to the amount of capital deemed to be necessary to support them. Four categories of risk weights (0%, 20%, 50%, 100%) are applied; for example cash and money market instruments have a zero risk weighting which means that no capital is required to support the holding of these assets. Property and equipment carries a 100% risk weighting, meaning that it must be supported by capital equal to 8% of the carrying amount. Off-balance-sheet credit related commitments and derivative instruments are taken into account by applying different categories of conversion factors, which are designed to convert these items into balance sheet equivalents. The resulting equivalent amounts are then weighted for risk using the same percentages as for non-derivative assets.

Tier 1 capital consists of shareholders ’ equity and qualifying subordinated liabilities less goodwill and some intangible assets. Tier 2 capital represents additional qualifying subordinated liabilities, taking into account the remaining maturities.

Core tier 1 capital is tier 1 capital excluding preference shares.

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The Group ’ s capital adequacy level was as follows:

	Balance sheet / unweighted amount		Risk weighted amount, including effect of contractual netting
	2006	2005	2006	2005
Balance sheet assets (net of provisions):
Cash and balances at central banks	12,317	16,657	296	432
Financial assets held for trading	205,736	202,055	-	-
Financial investments	125,381	123,774	14,142	11,620
Loans and receivables - banks	134,819	108,635	7,215	4,992
Loans and receivables - customers	443,255	380,248	162,315	152,044
Equity accounted investments	1,527	2,993	943	727
Property and equipment	6,270	8,110	4,419	6,638
Goodwill and other intangibles	9,407	5,168	2,801	4,437
Assets of business held for sale	11,850	-	6,433	-
Prepayment and accrued income	9,290	7,614	3,794	2,952
Other assets	27,212	25,550	6,776	8,893

Subtotal	987,064	880,804	209,134	192,735

Off- balance sheet positions and derivatives:
Credit-related commitments and contingencies	196,697	187,031	53,336	48,621
Credit equivalent of derivatives			13,960	10,815
Insurance companies and other			193	275

Subtotal			67,489	59,711

Total credit risks			276,623	252,446
Market risk requirements			4,081	5,408

Total risk-weighted assets			280,704	257,854

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The following table analyses actual capital and the minimum standard needed in order to comply with supervisory requirements.

	2006		2005
	Required	Actual	Required	Actual
Total capital	22,457	31,275	20,628	33,874
Total capital ratio	8.0%	11.14%	8.0%	13.14%
Tier 1 capital	11,228	23,720	10,314	27,382
Tier 1 capital ratio	4.0%	8.45%	4.0%	10.62%
Core tier 1	-	17,336	-	21,828
Core tier 1 ratio	-	6.18%%	-	8.47%

In determining the capital adequacy requirement, both existing and future credit risk is taken into account. To this end the current potential loss on derivatives, which is the fair value based on market conditions at balance sheet date, is increased by a percentage of the relevant notional amounts, depending on the nature and remaining term of the contract. This method takes into account the possible adverse development of the fair value during the remaining term of the contract. The following analysis shows the resulting credit equivalent, both unweighted and weighted for counterparty risk (mainly banks). The figures allow for the impact of netting transactions and other collateral.

Credit equivalent of derivative contracts

	2006	2005
Interest rate contracts	76.1	84.8
Currency contracts	35.0	28.2
Other contracts	70.9	32.2

	182.0	145.2
Effect of contractual netting	126.7	97.4

Unweighted credit equivalent	55.3	47.8

Weighted credit equivalent	13.9	10.8

41	Private equity investments

Private equity investments are either consolidated or held at fair value.

Consolidated private equity holdings

Investments of a private equity nature that are controlled by the Group are consolidated. Such holdings represent a wide range of non-banking activities. Personnel and other costs relating to production and manufacturing activities are presented within material expenses. The impact of consolidating on the income statement these investments is set out in the following table.

	2006	2005	2004
Income of consolidated private equity holdings	5,313	3,637	2,616
Other income included in operating income	(340)	(242)	(96)

Total operating income of consolidated private equity holdings	4,973	3,395	2,520

Goods and material expenses of consolidated private equity holdings	3,684	2,519	1,665
Included in personnel expenses	577	362	399
Included in administrative costs	466	352	284
Included in depreciation and amortisation	212	133	151

Total operating expenses	4,939	3,366	2,499
Operating profit before tax of consolidated private equity holdings	34	29	21

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Goods and material expenses includes personnel costs relating to manufacturing and production activities.

The assets and liabilities of these consolidated holdings are included in the Group balance sheet. Given the non-banking nature of the underlying activities, the main lines impacted are goodwill, property and equipment, other assets and issued debt securities. The total assets of these consolidated entities at 31 December 2006 were EUR 4,537 million (2005: EUR 3,477 million), excluding goodwill.

Unconsolidated private equity investments

The private equity investments over which the Group does not have control are accounted for at fair value with change through income. Although control is not with the Group, in many cases the Group has significant influence, usually evidenced by an equity stake of between 20% and 50%. Significant influence is held in approximately 88 (2005: 100) investments with a fair value of EUR 387 million at 31 December 2006 (2005: EUR 603 million), operating in various sectors including information technology, life sciences, media and telecommunications.

42	Joint ventures

The Group ’ s activities conducted through joint ventures include insurance, trust and property development activities. See note 49 for further details. The consolidated financial statements of the joint ventures include the following assets and liabilities, income and expenses, which represent the Group ’ s proportionate share:

	2006	2005
Assets
Cash and balances at central banks	12	11
Financial investments	3,355	2,748
Loans and receivables - banks and customers	1,722	925
Equity accounted investments	-	6
Property and equipment	4	1,011
Accrued income and prepaid expenses	84	58
Other assets	4,080	2,161

Total	9,257	6,920

Liabilities
Financial liabilities held for trading	6	871
Due to customers	1,128	896
Issued debt securities	22	7
Accrued expenses and deferred income	35	23
Other liabilities	7,827	4,994

Total	9,018	6,791

Total operating income	102	150
Operating expenses	51	71

Operating profit	51	79
Income tax expense	16	21

Net profit	35	58

43	Remuneration of Managing Board and Supervisory Board

Remuneration Managing Board

The current compensation policy for the Managing Board was introduced in 2001 and changed in the years 2005 and 2006. The main objective is to ensure that ABN AMRO is able to recruit both internally and externally and retain expert and experienced Managing Board members. To achieve this, the Managing Board remuneration has several elements that, as a package, make it comparable with the remuneration offered by relevant peers in the market. Peers are defined as other major Dutch companies and other European-parented banks.

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The compensation package for the Managing Board has the following elements:

• Base salary

• Performance bonus

• Long-term incentives - Performance Share Plan and Share Investment & Matching Plan.

In addition there are a number of other benefits.

Base salary

A common base salary applies to all Managing Board members except the Chairman, to whom a 40% differential applies. In addition to the base salary, the non-Dutch Board member receives a market competitive allowance. Salaries are reviewed annually with adjustments taking effect from 1 January. In 2006 Managing Board base salaries were adjusted upwards by 1.5% to compensate for the effects of inflation. The gross annual base salary for the Managing Board members was adjusted from EUR 650,000 to EUR 659,750 and from EUR 910,000 to EUR 923,650 for the Chairman.

Performance bonus

The annual performance bonus for Managing Board members is based upon ABN AMRO ’ s quantitative and qualitative performance objectives at both the corporate and BU level. The objectives are set annually by the Nomination & Compensation Committee and endorsed by the Supervisory Board. With effect from 2006 all individual Managing Board members ’ performance is assessed wholly against Group performance objectives. Previous links to the various Business Unit targets were abandoned.

In 2006 objectives such as economic profit, efficiency ratio and operating result were used to measure quantitative corporate performance. All three of these objectives are aimed at growth and profitability and carried an equal weighting of one-third. In addition, qualitative objectives are set such as Compliance and Leadership/Employee Engagement. Specific annual performance targets are not disclosed as they are considered competitively sensitive.

If the quantitative performance objectives are fully met, the 2006 bonus will be 150% of base salary with an upper limit of 200% for performance well above target. The Nomination & Compensation Committee may, on the basis of their assessment of a Managing Board member ’ s individual performance against qualitative performance objectives, adjust the bonus outcome upwards or downwards within a range of plus or minus 20% of base salary.

The 2006 performance bonuses for Managing Board members have been set at the newly agreed 2006 bonus levels. The Committee assessed the 2006 performance against the set and realised quantitative objectives.

The bonuses with respect to the 2006 performance year for all Managing Board members, including the Chairman of the Managing Board, are set at 125% of the 2006 annual base salary. The assessment of the qualitative objectives did not give the Nomination & Compensation Committee reason to use its discretion to differentiate in the individual bonus results. Bonuses for the Managing Board members who left the bank in 2006 were also set at 125% of the salary earned while they were in active service in 2006.

ABN AMRO Share Investment & Matching Plan

In 2004 shareholders ’ approval was obtained to encourage executive share ownership. Under this plan, the Board members may defer a maximum of 25% of their annual salary into ABN AMRO Holding N.V. shares (investment shares). This amount must be funded from the net bonus outcome of the relevant performance year. If the net bonus outcome is insufficient to fund the full investment amount the participation will be withdrawn.

At the end of a three-year vesting period the investment shares will be matched by the bank on the basis of one ABN AMRO share (matching share) for each investment share, provided that the Managing Board member remains employed within the ABN AMRO Group during the vesting period. The investment shares, together with the built-up dividends, will be released three years after deferral. The matching shares must be held for at least five years from vesting, with the possibility of selling some of the shares to settle the tax obligation.

In 2006 – with respect to the 2005 bonus – all Managing Board members have participated in this plan. Of the six Managing Board members who were already a Board member in 2005, five participated for the maximum amount of 25% of base salary and one Managing Board member for 12.5% of base salary. The three newly appointed Managing Board members each participated for a fixed investment amount of EUR 100,000 that was applicable for them as being a SEVP in 2005. The total amount that was used to purchase Investment Shares was EUR 1,258,596 for all nine Managing Board members. With respect to the bonus for 2006 six of the current seven Managing Board members participated for 25% of annual salary and one member chose to invest an amount of EUR 75,000.

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Share options

Share options have been an integral part of ABN AMRO top executives ’ compensation for several years.

As of 2005 share options no longer form part of the long-term reward package for the Managing Board or for the Top Executive Group as a whole. The options granted in the years up to and including 2004 will remain in place. In 2006 no options expired. The options granted in 2003 vested on 24 February 2006 and will remain exercisable during the remainder of the ten-year option period, which runs up to and including 23 February 2013. The options granted in 2004 have vested on 13 February 2007, because the set return on equity performance condition for this award was met by the end of the three year performance period in 2006. The options will remain exercisable up to and including 12 February 2014.

The Managing Board announced to the Nomination & Compensation Committee on 30 January 2006 their collective decision to limit the exercise of their options going forward exclusively to the first day of the first open period after vesting and/or expiration periods, or to earlier equivalent contractual dates in line with the plan rules, such as the date of retirement. For the 2004 options this means that the first possible date to exercise will be the first day of the second open period in 2007. Although this limits the theoretical value of the options, the Managing Board believes the increase in transparency to the market outweighs this theoretical disadvantage.

Performance Share Plan

The Performance Share Plan was introduced in 2001 and forms an important though stretching part of the Managing Board ’ s reward package. SEVPs are also eligible for a yearly grant under this plan.

In 2006 Managing Board members received a conditional award of 60,000 shares and the Chairman 84,000 shares. The Performance Share Plan grant in 2006 was based half on the relative total return to shareholders (TRS) performance and half on the average return on equity (ROE) achieved by the bank over the four-year performance period, defined as the year of grant and three subsequent years.

The vesting schedule for the TRS-linked award is the same as in previous years. The full award will be paid if the TRS generated by the bank in the fourth year of the performance period is fifth out of 21 relative to the peer group. There will be a sliding scale ranging from no award if the bank is lower than tenth to 150% of the conditional award if the bank has progressed to the very top of the TRS rankings.

The ROE linked part of the award was introduced in 2005. The pay-out of this part of the award will be linked to the average ROE target for the performance period using a sliding scale, with a threshold at 25% and a maximum award of 100%.

Another condition is that the recipient must still be in service with the Group at the end of the performance period. The four-year performance cycle for the conditional shares as awarded in 2003 came to a close at the end of 2006, and ABN AMRO ’ s position in the peer group was position 16, meaning that the performance share award has not vested.

Pension

The Managing Board ’ s pensionable salary is 100% of annual base salary. Until 31 December 2005 the normal retirement age of the Managing Board members was 62. Since 1 January 2006 the plan has been changed in such a way that the normal retirement age is 65, based on average income (2.15% per year). It is possible to retire earlier. The ABN AMRO Pension Fund manages the pension plan.

Specific benefits

The Managing Board ’ s compensation package also includes:

•  The use of a company lease car with driver

•  Reimbursement of the cost of adequate security measures for their main private residence

•  A 24-hour personal accident insurance policy with a fixed covered amount of EUR 1.8 million for members and EUR 2.5 million for the Chairman

•  Contributions towards private health insurance, according to the policies applicable to all other ABN AMRO employees in the Netherlands

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•  Preferential rates on bank products such as mortgages and loans, according to the same policies that apply to all other ABN AMRO staff in the Netherlands.

The following table summarises total reward, ABN AMRO options and shares, and outstanding loans of the members of the Managing Board and Supervisory Board.

	Managing Board		Supervisory Board
	2006	2005	2006	2005
		(in thousands of euros)
Payments (1)	9,247	4,639	1,041	787
Profit-sharing and bonus payments	6,999	4,787	-	-
Share-based payments	6,882	6,063	-	-
Pension benefits	1,683	1,324	-	-
Loans (outstanding)	11,667	11,518	257	2,100

	(number of shares, share awards, options)
ABN AMRO share awards (conditional, granted)	610,299	429,058	-	-
ABN AMRO staff options (outstanding)	1,955,857	2,380,835	-	-
ABN AMRO share awards (outstanding)	1,161,322	1,196,835	-	-
ABN AMRO shares/ ADRs (owned)	341,354	124,004	27,567	34,847

(1)	Included in this balance is a termination payment to Mr C.H.A. Collee of EUR 3 million in 2006.

The following table summarises the salaries, other rewards and bonuses of individual Managing Board members.

	2006					2005
	Base Salary	Other payments (1)	Bonus	Share- based payments (2)	Pension costs (3)	Base Salary	Other payments (1)	Bonus	Share- based payments (2)	Pension costs (3)
	(in thousands of euros)
R.W.J. Groenink	924	-	1,155	1,290	286	910	4	1,047	1,331	263
W.G. Jiskoot	660	-	825	922	205	650	2	748	951	185
T. de Swaan (4)	220	-	275	877	75	650	2	748	951	206
J.Ch.L. Kuiper	660	-	825	922	284	650	4	748	951	264
C.H.A. Collee (5)	660	3,000	619	938	184	650	3	748	951	168
H.Y. Scott-Barrett	660	483	825	880	189	650	464	748	928	238
H. G. Boumeester	660	-	825	331	203
P. S. Overmars	660	-	825	361	128
R. Teerlink	660	-	825	361	129

(1)    Other payments are comprised of contributions towards private health insurance and foreigner allowance as well as a termination payment. Mr H.Y. Scott-Barrett received a foreigner allowance of EUR 471 thousand and a tax allowance of EUR 12 thousand. In 2005 the allowance amounted to EUR 464 thousand. Mr C.H.A. Collee received EUR 3 million termination payment.

(2)    Share-based payments are calculated in accordance with IFRS 2 by recognising the fair value of the shares or options at grant date over the vesting period.

(3)    Pension costs exclusively comprise pension service cost computed on the basis of IAS 19.

(4)    Mr T. de Swaan retired on 1 May 2006.

(5)    Mr C.H.A. Collee stepped down on 31 December 2006.

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The following tables reflect movements in the option holdings of the Managing Board as a whole and of individual Board members. The conditions governing the granting of options are included in note 44.

	2006		2005
	Options held by Managing Board	Average exercise price (in euros)	Options held by Managing Board	Average exercise price (in euros)
Movements:
Balance at 1 January	2,380,835	18.83	2,382,251	18.84
Options exercised/cancelled	252,500	14.45	1,416	22.23
Other	172,478	21.34	-	-

Balance at 31 December	1,955,857	19.18	2,380,835	18.83

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	Balance at 1 January	Exercise price (in euros)	Exercised/ cancelled	Entered / (Left)	Balance at 31 December	Weighted average share price at exercise	Year of expiration date
R.W.J. Groenink
Executive 2000	60,000	21.30	-	-	60,000	-	2007
Executive 2001	55,000	23.14	-	-	55,000	-	2008
Executive 2002 (1) (2)	112,000	19.53	-	-	112,000	-	2012
Executive 2003 (1) (3)	133,000	14.45	-	-	133,000	-	2013
Executive 2004 (1) (4)	126,000	18.86	-	-	126,000	-	2014
AOR 2001	271	22.34	-	-	271	-	2008
AOR 2002	296	20.42	-	-	296	-	2009

	486,567		-	-	486,567

W.G. Jiskoot
Executive 2000	60,000	21.30	-	-	60,000	-	2007
Executive 2001	55,000	23.14	-	-	55,000	-	2008
Executive 2002 (1) (2)	80,000	19.53	-	-	80,000	-	2012
Executive 2003 (1) (3)	95,000	14.45	(95,000)	-	-	21.55	2013
Executive 2004 (1) (4)	90,000	18.86	-	-	90,000	-	2014
AOR 2001	271	22.34	-	-	271	-	2008
AOR 2002	296	20.42	-	-	296	-	2009

	380,567		(95,000)	-	285,567

T. de Swaan (5)
Executive 2000	60,000	21.30	-	(60,000)	-	-	2007
Executive 2001	55,000	23.14	-	(55,000)	-	-	2008
Executive 2002 (1) (2)	80,000	19.53	-	(80,000)	-	-	2012
Executive 2003 (1) (3)	95,000	14.45	-	(95,000)	-	-	2013
Executive 2004 (1) (4)	90,000	18.86	-	(90,000)	-	-	2014
AOR 2001	271	22.34	-	(271)	-	-	2008
AOR 2002	296	20.42	-	(296)	-	-	2009

	380,567		-	(380,567)	-

J.Ch.L. Kuiper
Executive 2000	60,000	21.30	-	-	60,000	-	2007
Executive 2001	55,000	23.14	-	-	55,000	-	2008
Executive 2002 (1) (2)	80,000	19.53	-	-	80,000	-	2012
Executive 2003 (1) (3)	95,000	14.45	(95,000)	-	-	21.55	2013
Executive 2004 (1) (4)	90,000	18.86	-	-	90,000	-	2014
AOR 2001	271	22.34	-	-	271	-	2008
AOR 2002	296	20.42	-	-	296	-	2009

	380,567		(95,000)	-	285,567

C.H.A. Collee (6)
Executive 2000	56,000	21.30	-	(56,000)	-	-	2007
Executive 2001	55,000	23.14	-	(55,000)	-	-	2008
Executive 2002 (1) (2)	80,000	19.53	-	(80,000)	-	-	2012
Executive 2003 (1) (3)	95,000	14.45	(35,000)	(60,000)	-	21.55	2013
Executive 2004 (1) (4)	90,000	18.86	-	(90,000)	-	-	2014
AOR 2001	271	22.34	-	(271)	-	-	2008
AOR 2002	296	20.42	-	(296)	-	-	2009

	376,567		(35,000)	(341,567)	-

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	Balance at 1 January	Exercise price (in euros)	Exercised/ cancelled	Entered / (Left)	Balance at 31 December	Weighted average share price at exercise	Year of expiration date
H.Y. Scott-Barrett
Executive 2000	56,000	21.30	-	-	56,000	-	2007
Executive 2001	55,000	23.14	-	-	55,000	-	2008
Executive 2002 (1) (2)	80,000	19.53	-	-	80,000	-	2012
Executive 2003 (1) (3)	95,000	14.45	-	-	95,000	-	2013
Executive 2004 (1) (4)	90,000	18.86	-	-	90,000	-	2014

	376,000		-	-	376,000

H.G. Boumeester
Executive 2000	-	21.30	-	20,000	20,000	-	2007
Executive 2001	-	23.14	-	16,875	16,875	-	2008
Executive 2002 (1) (2)	-	19.53	-	25,000	25,000	-	2012
Executive 2003 (1) (3)	-	14.45	(27,500)	27,500	-	21.55	2013
Executive 2004 (1) (4)	-	18.86	-	52,500	52,500	-	2014

	-		(27,500)	141,875	114,375

P.S. Overmars
Executive 2000	-	21.30	-	25,000	25,000	-	2007
Executive 2001	-	23.14	-	16,875	16,875	-	2008
Executive 2002 (1) (2)	-	19.53	-	50,000	50,000	-	2012
Executive 2003 (1) (3)	-	14.45	-	55,000	55,000	-	2013
Executive 2004 (1) (4)	-	18.86	-	52,500	52,500	-	2014

	-		-	199,375	199,375

R. Teerlink
Executive 2000	-	21.30	-	15,000	15,000	-	2007
Executive 2001	-	23.14	-	16,406	16,406	-	2008
Executive 2002 (1) (2)	-	19.53	-	50,000	50,000	-	2012
Executive 2003 (1) (3)	-	14.45	-	74,500	74,500	-	2013
Executive 2004 (1) (4)	-	18.86	-	52,500	52,500	-	2014

	-		-	208,406	208,406

(1)    Conditionally granted.

(2)    Vested on 25 February 2005.

(3)    Vested on 24 February 2006.

(4)    Vested on 13 February 2007.

(5)    Mr T. de Swaan retired on 1 May 2006.

(6)    Mr C.H.A. Collee stepped down on 31 December 2006.

The following table shows movements in shares conditionally awarded under the Performance Share Plan. For the years to 2005 the conditional award was based 100% on the bank ’ s ranking in the peer group (TRS ranking). For the year 2005 and 2006, 50% of the award is on the TRS ranking and 50% on the average ROE target for the reference period. The number of shares conditionally awarded on the TRS ranking in the table below assumes a ranking of fifth in the peer group, in line with our ambition. The number of shares conditionally awarded on the ROE target assumes that we will achieve an average ROE above 20% per annum, our target for the performance cycle 2005-2008 and 2006-2009.

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	Type of condition	Reference period	Balance at 1 January	Granted	Entered	Left	Expired/ forfeited	Balance at 31 December
R.W.J. Groenink	TRS	2003-2006	98,000	-	-	-	(98,000)	-
	TRS	2004-2007	70,000	-	-	-	-	70,000
	TRS	2005-2008	42,000	-	-	-	-	42,000
	ROE	2005-2008	42,000	-	-	-	-	42,000
	TRS	2006-2009	-	42,000	-	-	-	42,000
	ROE	2006-2009	-	42,000	-	-	-	42,000

W.G. Jiskoot	TRS	2003-2006	70,000	-	-	-	(70,000)	-
	TRS	2004-2007	50,000	-	-	-	-	50,000
	TRS	2005-2008	30,000	-	-	-	-	30,000
	ROE	2005-2008	30,000	-	-	-	-	30,000
	TRS	2006-2009	-	30,000	-	-	-	30,000
	ROE	2006-2009	-	30,000	-	-	-	30,000

T. de Swaan (1)	TRS	2003-2006	70,000	-	-		(70,000)	-
	TRS	2004-2007	50,000	-	-	(37,500)	(12,500)	-
	TRS	2005-2008	30,000	-	-	(15,000)	(15,000)	-
	ROE	2005-2008	30,000	-	-	(15,000)	(15,000)	-
	TRS	2006-2009	-	30,000	-	(7,500)	(22,500)	-
	ROE	2006-2009	-	30,000	-	(7,500)	(22,500)	-

J.Ch.L. Kuiper	TRS	2003-2006	70,000	-	-	-	(70,000)	-
	TRS	2004-2007	50,000	-	-	-	-	50,000
	TRS	2005-2008	30,000	-	-	-	-	30,000
	ROE	2005-2008	30,000	-	-	-	-	30,000
	TRS	2006-2009	-	30,000	-	-	-	30,000
	ROE	2006-2009	-	30,000	-	-	-	30,000

C.H.A. Collee (2)	TRS	2003-2006	70,000	-	-		(70,000)	-
	TRS	2004-2007	50,000	-	-	(37,500)	(12,500)	-
	TRS	2005-2008	30,000	-	-	(15,000)	(15,000)	-
	ROE	2005-2008	30,000	-	-	(15,000)	(15,000)	-
	TRS	2006-2009	-	30,000	-	(7,500)	(22,500)	-
	ROE	2006-2009	-	30,000	-	(7,500)	(22,500)	-

H.Y. Scott-Barrett	TRS	2003-2006	70,000	-	-	-	(70,000)	-
	TRS	2004-2007	50,000	-	-	-	-	50,000
	TRS	2005-2008	30,000	-	-	-	-	30,000
	ROE	2005-2008	30,000	-	-	-	-	30,000
	TRS	2006-2009	-	30,000	-	-	-	30,000
	ROE	2006-2009	-	30,000	-	-	-	30,000

H.G. Boumeester	TRS	2004-2007	-	-	20,000	-	-	20,000
	TRS	2005-2008	-	-	15,000	-	-	15,000
	ROE	2005-2008	-	-	15,000	-	-	15,000
	TRS	2006-2009	-	30,000	-	-	-	30,000
	ROE	2006-2009	-	30,000	-	-	-	30,000

P.S. Overmars	TRS	2003-2006	-	-	20,000	-	(20,000)	-
	TRS	2004-2007	-	-	20,000	-	-	20,000
	TRS	2005-2008	-	-	15,000	-	-	15,000
	ROE	2005-2008	-	-	15,000	-	-	15,000
	TRS	2006-2009	-	30,000	-	-	-	30,000
	ROE	2006-2009	-	30,000	-	-	-	30,000

R. Teerlink	TRS	2003-2006	-	-	20,000	-	(20,000)	-
	TRS	2004-2007	-	-	20,000	-	-	20,000
	TRS	2005-2008	-	-	15,000	-	-	15,000
	ROE	2005-2008	-	-	15,000	-	-	15,000
	TRS	2006-2009	-	30,000	-	-	-	30,000
	ROE	2006-2009	-	30,000	-	-	-	30,000

(1) Mr	T. de Swaan retired on 1 May 2006.
(2) Mr	C.H.A. Collee stepped down on 31 December 2006.

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The following table reflects the number of matched shares the Managing Board will receive under the ABN AMRO Share Investment & Matching Plan at the end of the vesting period, provided the member of the Managing Board remains employed within ABN AMRO during the vesting period.

	Balance at 1 January	Granted	Entered	Left	Expired/ cancelled	Balance at 31 December	Vesting period
R.W.J. Groenink	10,692	9,530	-	-	-	20,222	2005-2008
W.G. Jiskoot	7,637	6,807	-	-	-	14,444	2005-2008
T. de Swaan (1)	7,637	378	-	(3,348)	(4,667)	-	2006-2007
J.Ch.L. Kuiper	7,637	6,807	-	-	-	14,444	2005-2008
C.H.A. Collee (2)	7,637	6,807	-	(6,557)	(7,887)	-	2005-2008
H.Y. Scott-Barrett	3,818	3,403	-	-	-	7,221	2005-2008
H. G. Boumeester	-	4,189	4,808	-	-	8,997	2005-2008
P. S. Overmars	-	4,189	4,808	-	-	8,997	2005-2008
R. Teerlink	-	4,189	4,808	-	-	8,997	2005-2008

(1)	Mr T. de Swaan retired on 1 May 2006.
(2)	Mr C.H.A. Collee stepped down on 31 December 2006.

ABN AMRO ordinary shares held by Managing Board members at 31 December 1

	2006	2005
R.W.J. Groenink	77,012	30,574
W.G. Jiskoot	62,377	28,827
T. de Swaan (2)	-	15,259
J.Ch.L. Kuiper	65,315	16,442
C.H.A. Collee (3)	-	8,778
H.Y.Scott-Barrett	51,577	24,124
H. G. Boumeester	47,465	-
P. S. Overmars	16,842	-
R. Teerlink	20,766	-

Total	341,354	124,004

(1)	No preference financing shares were held by any Managing Board member.
(2)	Mr T. de Swaan retired on 1 May 2006.
(3)	Mr C.H.A. Collee stepped down on 31 December 2006.

Loans from ABN AMRO to Managing Board members

	2006		2005
	Outstanding on 31 Dec.	Interest Rates	Outstanding on 31 Dec.	Interest rates
	(in thousands of euros)
R.W.J. Groenink	4,800	3.46	5,136	3.58
W.G. Jiskoot	1,674	3.60	1,674	3.94
T. de Swaan (2)	-	-	1,407	2.75(1)
J.Ch.L. Kuiper	655	3.83	681	3.72
C.H.A. Collee (3)	-	-	2,620	3.27
H. G. Boumeester	2,649	4.64
P. S. Overmars	1,163	4.00
R. Teerlink	726	4.50

(1)	Variable rate.
(2)	Mr T. de Swaan retired on 1 May 2006
(3)	Mr C.H.A. Collee stepped down on 31 December 2006

The decrease in outstandings between 31 December 2005 and 31 December 2006 is caused by repayments.

F-85

The following table provides information on the remuneration of individual members of the Supervisory Board. As of 1 May 2006 the remuneration was adjusted. The members of the Supervisory Board receive an equal remuneration of EUR 60,000 per annum. For the Vice Chairman this remuneration is EUR 70,000 and for the Chairman EUR 85,000 per annum. For the membership of the Audit Committee an additional allowance of EUR 15,000 for the members is applied on an annual basis. The annual allowance for the members of the Nomination & Compensation Committee and the Compliance Oversight Committee is EUR 10,000. The annual allowance for the Chairman of the Audit Committee is EUR 20,000 and for the Chairmen of the two other Committees EUR 15,000 per annum. The general expenses allowances were abolished and actual business expenses incurred can be declared and are eligible for reimbursement. Supervisory Board members that are not resident in the Netherlands are entitled to general allowances for each Supervisory Board meeting that they attend, namely EUR 7,500 for members who live outside Europe and EUR 5,000 for members who live in Europe. This allowance applies to meetings of both the Supervisory Board and the various committees and is paid only once when meetings are being held on the same day or on consecutive days and is only paid when the members physically attend the meetings.

All amounts are based on a full year, but the actual payment depends on the period of membership during the year. Members of the Supervisory Board are not entitled to emoluments in the form of ABN AMRO shares or options on ABN AMRO shares.

Remuneration of the Supervisory Board

	2006	2005
	(in thousands of euros)

A.C. Martinez (1)	113	56
A.A. Olijslager	73	45
Mrs. L.S. Groenman	53	40
D.R.J. Baron de Rothschild (1)	53	40
Mrs. T.A. Maas-de-Brouwer	75	48
M.V. Pratini de Moraes (1)	66	45
P. Scaroni (1)	53	40
Lord Sharman of Redlynch (1)	69	48
R. van den Bergh (1)	60	27
A. Ruys	60	27
G.J. Kramer	40	-
H.G. Randa	40	-
A.A. Loudon (2)	21	63
A. Burgmans (2)	22	48
W. Dik (3)	-	16
M.C. van Veen (3)	-	20

(1)	Excluding an attendance fee.
(2)	Messrs A.A. Loudon and A. Burgmans resigned on 27 April 2006.
(3)	Messrs W. Dik and M.C. van Veen resigned on 29 April 2005.

ABN AMRO ordinary shares held by Supervisory Board members 1

	2006	2005

A.C. Martinez (2)	3,000	3,000
A.A. Olijslager	3,221	3,221
M.V. Pratini de Moraes (2)	5,384	5,384
R.F. van den Bergh	13,112	8,167
A. Ruys	2,850	-
A.A. Loudon (3)	-	5,421
A. Burgmans (3)	-	9,654

Total	27,567	34,847

(1)	No financing preference shares were held by any Supervisory Board member.
(2)	ADRs.
(3)	Messrs A.A. Loudon and A. Burgmans resigned on 27 April 2006.

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Loans from ABN AMRO to Supervisory Board members

The outstanding loans at 31 December 2006 amounts to EUR 0.3 million with an interest rate of 3.83% (2005: EUR 2.1 million - 3.00%) and relates to Mrs L.S. Groenman (2005: related to Mr A. Burgmans).

Senior Executive Vice Presidents (SEVPs) Compensation 2006

The reward package for ABN AMRO ’ s SEVPs, the second level of Top Executives, was also introduced in 2001 and – as with the Managing Board – was primarily aimed at maximising total returns to our shareholders.

The compensation for ABN AMRO SEVPs consists of the following core elements:

•  Base salary. The base salaries are benchmarked against the relevant local markets. The current median base salary is EUR 402,000 (2005: EUR 396,000)

•  Performance bonus. The annual performance bonus is linked to the respective markets within the various countries where we operate. The median bonus amount paid with respect to the 2006 performance year was EUR 1.3 million (2005: EUR 1 million). Bonuses for individual SEVPs vary widely, again reflecting market and location. No absolute maximum level of bonus has been defined for SEVPs

•  Long-term incentives such as the Performance Share Plan and the Share Investment & Matching Plan. Long-term incentives are set at a lower level than the applicable yearly grants to Managing Board members. SEVPs received an award under the Top Executive Performance Share Plan and are eligible to participate on a voluntary basis in the Share Investment & Matching Plan. All SEVPs receive identical grants.

In addition, a number of benefits apply in relation to the respective markets and countries of residence.

The total compensation for SEVP ’ s in 2006 amounts to EUR 47 million (2005: EUR 51 million).

44	Share-based payment plans

ABN AMRO grants long-term share-based incentive awards to members of the Managing Board, other top executives and key staff under a number of plans.

The current plans for the Managing Board (Performance Share Plan and Share Investment & Matching Plan) are described in note 43. At a lower level, the Performance Share Plan is also applicable to the second tier of top executives, the SEVPs. Both the SEVPs and the third level of top executives, the EVPs and MDs, may defer a part of their bonus to the Share Investment & Matching Plan. Furthermore, there is a Restricted Share Plan for the EVPs /MDs with performance conditions linked to the average return on equity in line with the Performance Share Plan of the Managing Board. All these plans are equity-settled.

There is also a cash-settled Performance Share Plan for the EVPs/MDs for the performance cycle 2005-2008.

With effect from 2006 share options are no longer granted to key staff. The options are replaced by restricted shares in line with the changes for the top executives in 2005.

Share-based compensation expense totalled EUR 78 million in 2006 (EUR 61 million in 2005 and EUR 4 million in 2004). The total carrying amount of liabilities arising from cash-settled share-based payments transactions amounted to EUR 10 million at 31 December 2006 (2005: EUR 22 million).

Option plans

The fair value of options granted is determined using a Lattice option pricing model. The following table shows the assumptions on which the calculation of the fair value of these options was based. The expected volatility was based on historical volatility.

For the calculation of the fair value of the options granted to the Top Executives in 2004, the same assumptions were used. The expense recorded in 2006 regarding all options plans amounted to EUR 28 million (2005: EUR 43 million).

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	2005	2004
Grant date	16 February 2005	13 February 2004
Expiration date	16 February 2015	13 February 2014
Exercise price (in euros)	21.24	18.86
Share price on grant date (in euros)	21.24	18.86
Volatility	34%	35%
Expected dividend yield	5.2%	4.7%
Interest rate	3.7%	4.3%
Fair value at grant date (in euros)	4.24	3.98

The following table shows the movements of options outstanding.

	2006		2005
	Number of options (in thousands)	Average exercise price (in euros)	Number of options (in thousands)	Average exercise price (in euros)
Balance at 1 January	62,269	19.06	63,050	18.94
Movements:
Other options granted	-	-	7,939	21.24
Options forfeited	(1,225)	19.04	(2,780)	18.29
Options exercised	(7,791)	17.11	(1,868)	18.05
Options expired	-	-	(4,072)	22.43

Balance at 31 December	53,253	19.35	62,269	19.06

Of which exercisable	32,757	19.15	26,873	20.96
Of which exercisable and in the money	32,601	19.14	17,413	20.01
Of which hedged	19,177	18.59	26,968	18.14

	2004
	Number of options (in thousands)	Average exercise price (in euros)
Balance at 1 January	59,149	19.30
Movements:
Options granted to Managing Board members	576	18.86
Options granted to other Top Executives	6,175	18.86
Other options granted	8,254	18.76
Options forfeited	(760)	18.03
Options exercised	(3,160)	18.10
Options expired	(7,184)	22.04

Balance at 31 December	63,050	18.94

Of which exercisable	19,599	21.96
Of which exercisable and in the money	1,551	17.95
Of which hedged	28,837	18.06

In 2006 and 2005, the price of options exercised ranged from EUR 23.14 to EUR 14.45, compared to an average share price of EUR 22.81 in 2006 and EUR 20.11 in 2005. If all exercisable rights were to be exercised, shareholders ’ equity would increase by an amount of EUR 627 million (2005: EUR 563 million). Deliveries on options exercised in 2006 were made from share repurchases on the date of grant (7,791,365 shares; 2005: 1,868,242 shares) and from new shares issued on the exercise date (no shares; 2005: no shares).

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The following tables further detail the options outstanding at 31 December 2006:

	Outstanding (in thousands)	Average exercise price (in euros)	High/low exercise price (in euros)
Year of expiration
2007	3,776	21.30	21.30
2008	8,764	22.73	23.14-22.34
2009	3,827	20.42	20.42
2010	807	15.06	15.06
2011	495	17.12	17.12
2012	6,855	19.17	19.53-17.46
2013	8,727	14.45	14.65-14.45
2014	12,749	18.86	19.06-18.86
2015	7,253	21.24	21.24

Total	53,253	19.35	23.14-14.45

	Options outstanding			Options exercisable
	Outstanding (in thousands)	Weighted- average exercise price (in euros)	Weighted- average remaining contractual life (in years)	Exercisable (in thousands)	Weighted- average exercise price (in euros)
Range of exercise price (in euros)
14.45-17.50	11,232	14.93	5.82	10,737	14.83
17.51-20.00	18,402	19.07	6.52	5,653	19.53
20.01-22.50	19,224	21.35	3.91	11,972	21.41
> 22.51	4,395	23.07	1.14	4,395	23.07

Total	53,253	19.35	4.99	32,757	19.15

Share plans

For the calculation of the expense for the share plans, various models were used. The total expense in 2006 amounted to EUR 50 million (2005: EUR 19 million). The following table presents a summary of all shares conditionally granted to the Top Executives of ABN AMRO. For the number of shares granted on the TRS-ranking under the Performance Share Plan, a ranking of fifth in the peer group has been assumed.

	2006	2005	2004
(in thousands)
Balance at 1 January	5,637	3,688	4,741
Granted	6,212	2,892	1,797
Forfeited	(1,633)	(283)	(2,850)
Vested	(1,037)	(660)	—

Balance at 31 December	9,179	5,637	3,688

45	Discontinued operations and assets and liabilities held for sale

On 1 December 2006, the Group disposed of the property development and management activities of its Bouwfonds subsidiary. The Bouwfonds Property Development, Bouwfonds Asset Management, Bouwfonds Fondsenbeheer, Rijnlandse Bank and Bouwfonds Holding were sold to Rabobank for a cash consideration of EUR 852 million and the Bouwfonds Property Finance activities were sold to SNS Bank for a cash consideration of EUR 825 million. The total net gain on the sale of Bouwfonds amounted to EUR 338 million.

During 2006, the Group actively began to market the assets of the national residential mortgage line of business (ABN AMRO

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Mortgage Group, Inc.), a subsidiary of ABN AMRO LaSalle Bank Midwest. The sale transaction closed on 28 February 2007.

The results of these transactions have been presented as discontinued operations with the comparative figures for 2005 and 2004 re-presented. In addition, the assets and liabilities of the ABN AMRO Mortgage Group, Inc. have been reported as assets of businesses held for sale and liabilities of businesses held for sale in the consolidated balance sheet.

Income statement of discontinued operations:

	2006	2005	2004
Operating income	934	881	844
Operating expenses	525	595	585

Operating profit before tax	409	286	259
Gain on disposal	327	-	-

Profit before tax	736	286	259
Tax on operating profit	138	99	55
Tax arising on disposal	(11)	-	-
Profit from discontinued operations classified in current period	609	187	204
classified in prior period	-	-	1,447

Profit from discontinued operations net of tax	609	187	1,651

The table below provides a further breakdown of the operating result and gain on disposal of discontinued operations in 2006 by major lines of business. In our segment disclosure note the Bouwfonds results are included in the segment BU Netherlands and ABN AMRO Mortgage Group, Inc. in the BU North America.

	2006	2005	2004
Bouwfonds non-mortgage business
Operating income	534	505	406
Operating expenses	273	287	208
Loan impairment and other credit risk provisions	19	13	9

Operating profit	242	205	189
Gain recognised on disposal	327	-	-

Profit from discontinued operations before tax	569	205	189
Income tax expense on operating profit	75	69	43
Income tax expense on gain on disposal	(11)	-	-

Profit from discontinued operations net of tax	505	136	146

ABN AMRO Mortgage Group Inc.
Operating income	400	376	438
Operating expenses	233	295	368

Operating profit before tax	167	81	70
Income tax expense on operating profit	63	30	12

Profit from discontinued operations net of tax	104	51	58

Earnings per share attributable to the shareholders of the parent company for discontinued operations

	2006	2005	2004
(in euros)
Basic, from discontinued operation	0.32	0.10	0.99
Diluted, from discontinued operation	0.32	0.10	0.99

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The major classes of assets and liabilities classified as held for sale as at 31 December are as follows:

2006
Assets
Cash and balances with central banks	14
Financial assets held for trading	104
Financial investments	132
Loans and receivables - banks	53
Loans and receivables - customers	4,532
Property and equipment	1,012
Goodwill and other intangible assets	2,449
Accrued income and prepaid expenses	62
Other assets	3,492

Assets of busineses held for sale	11,850

Liabilities
Due to banks	973
Due to customers	2,397
Provisions	22
Accrued expenses and deferred income	71
Other liabilities	244

Liabilities of busineses held for sale	3,707

Net assets directly associated with disposal businesses	8,143

These balances mainly consist of ABN AMRO Mortgage Group, Inc.

46	Related parties

The Group has a related party relationship with associates (see notes 20 and 41), joint ventures (see note 42), pension funds (see note 28) and key management (see note 43).

The Group enters into a number of banking transactions with related parties in the normal course of business. These include loans, deposits and foreign currency transactions. These transactions were carried out on commercial terms and at market rates except for employees, which are offered preferential terms for certain banking products. No allowances for loan losses have been recognised in respect of loans to related parties in 2006 and 2005.

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47	First-time adoption of IFRS

The impact of transition from Dutch GAAP to IFRS can be summarised as follows:

Reconciliation of shareholders ’ equity under Dutch GAAP to IFRS

	1 January 2004	31 December 2004
Shareholders’ equity under Dutch GAAP	13,047	14,972
Release of fund for general banking risks I	1,143	1,149
Reclassification of preference shares to subordinated liabilities II	(813)	(767)
Reversal of property revaluation III	(130)	(87)
Reclassification regarding Banco ABN AMRO Real to subordinated liabilities IV	(231)	(231)

Transition impacts
Release of interest equalisation reserve relating to the investment portfolio V	1,563
Derivatives and hedging VI	(560)
Fair value adjustments VII	(160)
Private Equity (consolidation and fair valuation) VIII	56
Loan impairment provisioning IX	(405)
Property development X	(108)
Differences at LeasePlan Corporation XI	(148)
Equity accounted investments XII	(100)
Employee benefit obligations XIII	(1,475)
Other XIV	(355)

Total transition impact before taxation	(1,692)

Taxation impact	(577)

Total transition items (net of taxation)	(1,115)	(1,115)

Difference in 2004 profit	—	(244)

Impact of gains and losses not recognized in income statement
Available-for-sale reserve XV	489	818
Cash flow hedging reserve XVI	(165)	(283)
Dutch GAAP pension booking to equity not applicable under IFRS XVII	—	479
Difference in currency translation account movement XVIII	—	(40)

Other differences affecting IFRS and Dutch GAAP equity
Equity settled derivatives on own shares XIX	(106)	16
Goodwill capitalisation under IFRS XX	—	46
Other XXI	—	102

Total impact	(928)	(157)

Total shareholders’ equity under IFRS	12,119	14,815

I    Release of fund for general banking risks

The fund for general banking risks is considered to be a general reserve and is not permitted under IFRS. The fund balance as at 1 January 2004 was transferred to shareholders ’ equity.

II    Reclassification of preference shares to subordinated liabilities

IFRS requires the reclassification from equity to debt of preference shares (and other instruments, if applicable) if ABN AMRO, the issuer, does not have full discretion regarding payment of dividends and the repayment of the underlying notional.

III    Reversal of property revaluation

Under Dutch GAAP, bank premises, including land, were stated at replacement cost and fully depreciated on a straight-line basis

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over their useful lives with a maximum of 50 years. Value adjustments, net of tax, were credited or charged to a separate component of shareholders ’ equity called the revaluation reserve. Under IFRS property is stated at historical cost, less any adjustments for impairment, and depreciated on a straight-line basis over their useful lives.

IV    Reclassification regarding Banco ABN AMRO Real to subordinated liabilities

As part of the acquisition of Banco Sudameris Brasil S.A. a contingent payable that qualified as minority interest under Dutch GAAP was determined to be a liability under IFRS and measured at fair value.

V    Release of interest equalisation reserve relating to the investment portfolio

Under Dutch GAAP, bonds and similar debt securities included in the investment portfolios (other than securities on which a large part or all of the interest is settled on redemption) were stated at redemption value less any diminution in value deemed necessary. Net capital gains realised prior to maturity date in connection with replacement operations were recognised as deferred interest income in the interest equalisation reserve and amortised to income over the duration of the investment portfolio.

Under IFRS all bonds and similar debt securities included in the investment portfolio are either classified as held to maturity or available for sale. Unlike under Dutch GAAP realised gains and losses on available for sale securities are recognised directly in income on disposal.

VI    Derivatives and hedging

Under Dutch GAAP, derivatives that were used to manage either the overall structural interest rate exposure of the Group or designated to manage the interest exposure within specific assets and liabilities were accounted for on an accrual basis. Therefore, changes in the fair value of the derivatives were not recorded. Under IFRS, all derivatives are recognised as either assets or liabilities and measured at fair value. If the derivative is a hedge and the hedge accounting requirements are met, changes in fair value of a designated derivative that is highly effective as a fair value hedge, together with the change in fair value of the corresponding asset, liability or firm commitment attributable to the hedged risk, are included directly in earnings. Changes in fair value of a designated derivative that is highly effective as a cash flow hedge are included in equity and reclassified into earnings in the same period during which the hedged forecasted cash flow affects earnings. Any ineffectiveness is reflected directly in earnings.

VII    Fair value adjustments

Under Dutch GAAP, except for trading positions all financial instruments were carried at cost including non-trading derivatives (see above) and features embedded in non-derivative assets and liabilities that under IFRS are to be recognised as a derivative. Transition to IFRS included valuing a number of non-trading and embedded derivatives and assets and liabilities designated to be measured at fair value under IFRS to a fair value basis. This caption also includes the application of the IFRS fair value measurement guidance.

VIII    Private equity (consolidation and fair valuation)

Under Dutch GAAP, private equity investments were held at cost (less impairment where required). Under IFRS, private equity investments that are not controlled are accounted for at fair value with changes reported through income. Private equity investments that are controlled are consolidated

IX    Loan impairment provisioning

Under Dutch GAAP, specific provisions against individually significant and not individually significant (portfolio basis) non-performing loans are determined by estimating the future cash flows on an undiscounted basis. Under IFRS, specific loan loss provisions are determined by reference to estimated future cash flows on a discounted basis. This constitutes the predominant part of the determined transition amount.

X    Property development

This represented the impact of applying the percentage of completion method to our housing development business at our subsidiary Bouwfonds.

XI    Differences at LeasePlan Corporation

Under Dutch GAAP, the majority of the Group ’ s Leasing business was accounted for as a financing arrangement.

Under IFRS, a major part of the Group ’ s leasing business was assessed to be conducted through operating leases. Operating lease accounting under IFRS requires the leased asset to be included within Property and Equipment and to be depreciated, with income booked as a form of rental.

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XII Equity accounted investments

This adjustment of EUR 100 million represents the estimated amount resulting from the adoption of IFRS at the key associates (Antonveneta and Capitalia) who at 1 January 2004 had not completed their IFRS conversion project. The actual impact was EUR 130 million. This difference was recorded in 2005 income.

XIII Employee benefit obligations

Under Dutch GAAP, we applied SFAS 87: Employers Accounting for Pensions. Under IFRS, the Group implemented IAS 19 ‘ Employee Benefits ’ . As permitted under IFRS 1 ‘ First-time Adoption of International Financial Reporting Standards ’ , the Group have elected to recognise all cumulative actuarial gains and losses as at 1 January 2004 against shareholders ’ equity.

XIV Other

The main item included in other transition items relates to loan fees and amounts to EUR 150 million at 1 January 2004. Under IFRS additional non-reimbursable loan fees are deferred over the lifetime of the related facility.

XV Available-for-sale reserve

This represents the impact of fair valuing available for sale debt and equity securities.

XVI Cash flow hedging reserve

This represents the fair value at transition of all derivatives designated in cash flow hedging programmes.

XVII Dutch GAAP pension booking to equity not applicable under IFRS

Under Dutch GAAP, the Group recorded a minimum pension liability as required under SFAS 87, while under IFRS no such requirement exists.

XVIII Difference in currency translation account movement

The currency translation account was reset to zero at 1 January 2004 (the transition date). The difference in currency translation account movements during 2004 relates to differences in the carrying amount of our subsidiaries and associates under IFRS that do not have the euro as their functional currency.

XIX Equity settled derivatives on own shares

This difference is related to written options on own shares, that could be settled in own shares. Under IFRS the notional amounts of the shares are separately reported within equity with an offset reported in other liabilities.

XX Goodwill capitalisation under IFRS

During 2004, goodwill on new acquisitions was capitalised under IFRS but not under Dutch GAAP. The Group applied the business combination exemption as permitted under IFRS 1 thus there was no transition impact for this item.

XXI Other

This includes reversing the impact of dividends on preference shares that were charged through equity under Dutch GAAP in 2004 and through income under IFRS as well as costs incurred on issuances classified as debt under IFRS and equity under Dutch GAAP.

Reconciliation of 2004 net profit under Dutch GAAP to IFRS

2004
Net profit under Dutch GAAP	4,109
Dividends accrued on preference shares	(43)

Net profit available to shareholders under Dutch GAAP	4,066

Reconciling items:
Interest equalisation reserve amortisation relating to investment portfolio	(454)
Available-for-sale realizations and other (including hedging)	(19)
Mortgage banking activities XXII	(161)
Fair value adjustments	(230)
Derivatives	11
Private Equity	129
Employee benefit obligations XXIII	89
Employee stock options	(21)
Differences in gain on sale of LeasePlan Corporation and Bank of Asia	224

Redemption costs relating to preference shares classified as interest cost under IFRS XXIV	(42)
Loan impairment provisioning	29
Other	(39)

Total impact before taxation	(484)
Tax effect	283

Net profit impact	(201)

Profit attributable to equity holders of the parent company under IFRS	3,865

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XXII Mortgage banking activities

Under Dutch GAAP, all mortgage servicing rights were carried at the lower of initial carrying value, adjusted for amortisation, or fair value. Mortgage servicing rights were amortised in proportion to, and over the period of, net estimated servicing income. The carrying amount or book basis of servicing rights includes the unamortised cost of servicing rights, deferred realised gains and losses on derivative hedges and valuation reserves.

Under IFRS the basis for determining the fair value of mortgage servicing rights is consistent with Dutch GAAP. However, under IFRS, the carrying amount of servicing rights does not include deferred gains and losses on derivative hedges realised subsequent to 1 January 2004. Under IFRS, the components of the carrying amount of servicing rights include their unamortised cost and the basis adjustment arising from fair value hedge relationships.

XXIII Employee benefit obligations

Under Dutch GAAP, equity settled share options schemes were recorded based on the intrinsic values at grant date, which in all cases was zero. Under IFRS, equity settled share options and other share schemes are initially assessed at fair value at grant date and charged to income over the vesting period.

XXIV Redemption costs relating to preference shares classified as interest cost under IFRS

The dividends paid on preference shares were recorded as distributions to equity holders under Dutch GAAP. These dividend payments are presented as interest expense under IFRS, consistent with the presentation of these preference shares as liabilities.

48	Subsequent events

ABN AMRO Mortgage Group, Inc.

On 22 January 2007 ABN AMRO announced that it has reached an agreement to sell ABN AMRO Mortgage Group, Inc., its US-based residential mortgage broker origination platform and servicing business, which includes ABN AMRO Mortgage Group, InterFirst and Mortgage.com, to Citigroup. Citigroup will purchase approximately EUR 7.8 billion in net assets, of which approximately EUR 2.1 billion is ABN AMRO Mortgage Group ’ s mortgage servicing rights associated with its EUR 170 billion mortgage servicing portfolio. The sale transaction closed on 28 February 2007.

49	Major subsidiaries and participating interests

(Unless otherwise stated, the bank ’ s interest is 100% or almost 100%, on 14 March 2007. Those major subsidiaries and participating interests that are not 100% consolidated but are accounted for under the equity method (a) or proportionally consolidated (b) are indicated separately).

ABN AMRO Bank N.V., Amsterdam

Netherlands

AAGUS Financial Services Group N.V., Amersfoort (67%)

AA Interfinance B.V., Amsterdam

ABN AMRO Arbo Services B.V., Amsterdam

ABN AMRO Asset Management (Netherlands) B.V., Amsterdam

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ABN AMRO Effecten Compagnie B.V., Amsterdam

ABN AMRO Hypotheken Groep B.V., Amersfoort

ABN AMRO Mellon Global Securities Services B.V., Amsterdam (50%) (b)

ABN AMRO Participaties B.V., Amsterdam

ABN AMRO Projectontwikkeling B.V., Amersfoort

ABN AMRO Ventures B.V., Amsterdam

Altajo B.V., Amsterdam (50%) (b)

Amstel Lease Maatschappij N.V., Utrecht

Delta Lloyd ABN AMRO Verzekeringen Holding B.V., Zwolle (49%) (a)

Hollandsche Bank-Unie N.V., Rotterdam

IFN Group B.V., Rotterdam

Solveon Incasso B.V., Utrecht

Stater N.V., Hoevelaken

Outside the Netherlands

Europe

ABN AMRO Asset Management Holdings Ltd., London

ABN AMRO Asset Management Ltd., London

ABN AMRO Asset Management (Deutschland) GmbH, Frankfurt am Main

ABN AMRO Asset Management Fondsmaeglerselskab AS, Copenhagen

ABN AMRO Asset Management (Schweiz) A.G., Zurich

ABN AMRO Bank (Deutschland) AG, Frankfurt am Main

ABN AMRO Bank (Luxembourg) S.A., Luxembourg

ABN AMRO Bank (Polska) S.A., Warsaw

ABN AMRO Bank (Romania) S.A., Bucharest

ABN AMRO Bank (Schweiz) A.G., Zurich

ABN AMRO Bank ZAO, Moscow

ABN AMRO Capital Ltd., London

ABN AMRO Corporate Finance Ltd., London

ABN AMRO F ö rvaltning ASA, Oslo

ABN AMRO France S.A., Paris

    Banque Neuflize OBC, Paris

ABN AMRO Fund Managers (Ireland) Ltd., Dublin

ABN AMRO Infrastructure Capital Management Limited, London

ABN AMRO International Financial Services Company, Dublin

ABN AMRO Investment Funds S.A., Luxembourg

ABN AMRO Kapitalf ö rvaltning AB, Helsinki

Alfred Berg Holding AB, Stockholm

Alfred Berg Asset Management AB, Stockholm

Antonveneta ABN AMRO Societ à di Gestione del Risparmio SpA, Milan

    (45% ABN AMRO Bank N.V.; 55% Banca Antonveneta Group) (a)

Artemis Investment Management Ltd., Edinburgh (69%)

Aspis International Mutual Funds Management S.A., Athens (45%) (a)

Banca Antonveneta SpA, Padova

Capitalia SpA, Roma (8.6%) (a)

CM Capital Markets Holding S.A., Madrid (45%) (a)

Delbr ü ck Bethmann Maffei AG, Frankfurt am Main

Hoare Govett Ltd., London

North America

ABN AMRO Asset Management Canada Ltd, Toronto

ABN AMRO Capital Markets Canada Ltd., Toronto

ABN AMRO Bank (Mexico) S.A., Mexico City

ABN AMRO North America Holding Company, Chicago (holding company, voting right 100%, equity participation 92%)

    LaSalle Bank Corporation, Chicago

        LaSalle Bank N.A., Chicago

            LaSalle Financial Services, Inc., Chicago

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          LaSalle National Leasing Corporation, Chicago

            LaSalle Business Credit, LLC., Chicago

        LaSalle Bank Midwest N.A., Troy

            ABN AMRO Mortgage Group, Inc., Chicago

        ABN AMRO Advisory, Inc., Chicago (81%)

        ABN AMRO Capital (USA) Inc., Chicago

        ABN AMRO Incorporated, Chicago

            ABN AMRO Rothschild LLC, New York (50%) (b)

ABN AMRO Asset Management Holdings, Inc., Chicago

        ABN AMRO Asset Management Inc., Chicago

        ABN AMRO Investment Fund Services, Inc, Chicago

        Montag & Caldwell, Inc., Atlanta

Middle East

Saudi Hollandi Bank, Riyadh (40%) (a)

Rest of Asia

ABN AMRO Asia Ltd., Hong Kong

ABN AMRO Asia Corporate Finance Ltd., Hong Kong

ABN AMRO Asset Management (Asia) Ltd., Hong Kong

ABN AMRO Asset Management (Japan) Ltd., Tokyo

ABN AMRO Asset Management (India) Ltd., Mumbai (75%)

ABN AMRO Asset Management (Singapore) Ltd., Singapore

ABN AMRO Bank Berhad, Kuala Lumpur

ABN AMRO Bank (Kazakhstan) Ltd., Almaty (80%)

ABN AMRO Bank N.B., Uzbekistan A.O., Tashkent (58%)

ABN AMRO Bank (Philippines) Inc., Manila

ABN AMRO Central Enterprise Services Private Ltd., Mumbai

ABN AMRO Securities (India) Private Ltd., Mumbai (75%)

ABN AMRO Securities Investment Consultant Co. Ltd., Taipei

ABN AMRO Securities (Japan) Ltd., Tokyo

PT ABN AMRO Finance Indonesia, Jakarta (70%)

PT ABN AMRO Manajemen Investasi Indonesia, Jakarta (96%)

Australia

ABN AMRO Asset Management (Australia) Ltd., Sydney

ABN AMRO Australia Ltd., Sydney

    ABN AMRO Asset Securitisation Australia Pty Ltd., Sydney

    ABN AMRO Corporate Finance Australia Ltd., Sydney

    ABN AMRO Equities Australia Ltd., Sydney

ABN AMRO Capital Management (Australia) Pty Limited, Sydney

ABN AMRO Equities Capital Markets Australia Ltd., Sydney

ABN AMRO Investments Australia Ltd., Sydney

ABNED Nominees Pty Ltd., Sydney

New Zealand

ABN AMRO Equity Derivatives New Zealand Limited, Auckland

ABN AMRO New Zealand Ltd., Auckland

ABN AMRO Securities NZ Ltd., Auckland

Latin America

ABN AMRO Asset Management DVTM S.A., Sao Paulo

ABN AMRO Bank (Chile) S.A., Santiago de Chile

ABN AMRO Bank (Colombia) S.A., Bogota

ABN AMRO Brasil Participa çô es Financeiras S.A., Sao Paulo

ABN AMRO Brasil Dois Participa çô es S.A., S ã o Paulo

    Banco ABN AMRO Real S.A., Sao Paulo (96.65%)

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    Banco de Pernambuco S.A., BANDERE, Recife

    Banco Sudameris Brasil S.A., Sao Paulo (94.58%)

    Real Tokio Marine Vida e Previd ê ncia S.A., (50%) (b)

ABN AMRO (Chile) Seguros Generales S.A., Santiago de Chile

ABN AMRO (Chile) Seguros de Vida S.A., Santiago de Chile

Real Paraguaya de Seguros S.A., Asuncion

Real Uruguaya de Seguros S.A., Montevideo

The list of participating interests under which statements of liability have been issued has been filed at the Amsterdam Chamber of Commerce.

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50	Shareholders’ Equity and Net Profit under US GAAP

The consolidated financial statements of ABN AMRO are prepared in accordance with International Financial Reporting Standards (IFRS) which vary in certain significant respects from accounting principles generally accepted in the United States of America (US GAAP).

The significant differences between IFRS and US GAAP that are applicable to the Group are as follows:

IFRS	US GAAP
Goodwill and business combinations

On transition to IFRS at 1 January 2004, the Group elected not to reinstate goodwill which had previously been written off to shareholders’ equity as a balance sheet asset.	The US GAAP balance sheet includes goodwill recognised prior to 1 January 2004.

In a step acquisition, the existing ownership interest in an entity must be revalued to the new valuation basis established at the time of acquisition. The increase in value is recorded directly in equity as a revaluation reserve.	In a step acquisition, the existing ownership interest remains at its original valuation.

Gains and losses on the disposal of foreign operations exclude the effect of cumulative currency translation differences arising prior to 1 January 2004 as they were set to zero on the transition to IFRS.	Gains and losses on the disposal of foreign operations include cumulative currency translation differences prior to January 2004.

Allowances for loan losses

The principles for determining loan loss allowances under IFRS rely on an incurred loss model.	US GAAP principles are consistent with IFRS, however differences in application exist. See note (b) for details.

Financial investment

Debt securities included in the Group’s investment portfolio that are traded on an active market are typically classified as Available-for-Sale (AFS) assets.	Non-marketable investments classified as AFS and recorded at fair value under IFRS are recorded at cost under US GAAP.

IFRS standards exclude changes in fair value attributable to movements in the risk-free interest rate, in and of itself, as evidence of a potential impairment.	US GAAP standards include changes in fair value attributable to movements in the risk-free interest rate, in and of itself, as evidence of a potential impairment.

Under IFRS an impairment recognised does not establish a new cost basis for the underlying debt or equity security. Impairment of debt securities may be reversed through income if there is a subsequent increase in fair value that can be objectively related to a new event.	Under US GAAP recognised impairment establishes a new cost basis for the underlying debt or equity security. Under US GAAP an impairment loss cannot be reversed through income.

Changes in the fair value of AFS debt securities arising from changes in foreign exchange rates are recorded in income as exchange differences. Such differences are typically offset by exchange difference on matched currency funding.	Under US GAAP changes in the fair value of AFS debt securities arising from changes in foreign exchange rates are recorded in shareholders’ equity and transferred to income on disposal of the security.

F-99

IFRS	US GAAP
On the transition to IFRS, certain debt securities were designated as Held-to- Maturity (HTM) assets.	Investments designated as HTM under IFRS were transferred for US GAAP purposes from the AFS portfolio at fair value to the HTM portfolio on 1 January 2004. The unrealised gains and losses recorded in equity as of 1 January 2004 are amortised to income over the remaining contractual life of the securities using the effective yield method.

Private equity

Under IFRS, all investments where the Group has control are consolidated in the Group’s financial statements.	Under US GAAP no private equity investments are consolidated.

For all investments where the Group has a financial interest that is not controlling, the Group has elected to designate these investments as fair value through income with changes in fair value from period to period being recorded in income.	Under US GAAP the Group accounts for its private equity investments held by private equity subsidiaries in accordance with the American Institute of Certified Public Accountants (AICPA) Auditing and Accounting Guide, “Audits of Investment Companies”. Consequently, such investments are recorded at their fair value with changes in fair value from period to period recognised in income.

Pensions and other post-retirement benefits

Defined benefit pension schemes and other post-retirement benefits are actuarially assessed each year. The difference between the fair value of the plan assets and the present value of the obligation at the balance sheet date, adjusted for any unrecognised actuarial gains and losses and past service costs recognised on the balance sheet date as an asset or liability.	The adoption of SFAS 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” in 2006 replaces the requirement to record an additional minimum liability. SFAS 158 requires the full recognition of the funded status of the Group’s defined benefit pension plan as an asset or liability in the year-end balance sheet.

Pension and other post-retirement benefit assets and liabilities were recognised in full on transition to IFRS.	Under US GAAP differences arise as compared to IFRS from the different dates of adoption used for calculations.

Share based payment plans

Under IFRS, share based options and other share based payment schemes are recognised over the vesting period, at fair value calculated at grant date, in income and equity.	Under US GAAP, share based options granted prior to 1 January 2006 were recorded based on intrinsic values. New awards and awards modified, repurchased or cancelled after that date are recorded based on initial fair values similar to IFRS. Difference also can occur in the timing of recognition for the tax impact of share based payment schemes.

Restructuring provisions

Under IFRS, costs associated with onerous operating lease payments are recognised when the decision to terminate the lease is made.	Under US GAAP, costs associated with onerous operating lease contracts are recognised once there are no economic benefits received by the lessee, which is typically the date on which the leased property is vacated.

Under IFRS, provisions are made for any direct restructuring costs that management is committed to, has a detailed formal plan, and has raised a valid	Under US GAAP, even when management has committed itself to a detailed exit plan, it does not follow automatically that the costs of that exit plan may

F-100

IFRS	US GAAP
expectation of carrying out that plan in those affected and other parties such as customers and suppliers.	be provided for. For example, one-time employee termination costs are recognised rateably over any required employee service period if the termination period is longer than the minimum retention period.
Derivatives used for hedging

Where derivative instruments have been entered into and designated in hedging relationships in accordance with the provisions of IFRS, hedge accounting has been applied from the date of designation.	Prior to 1 January 2005, derivatives designated for hedge accounting under US GAAP were limited to those undertaken by the Group in North America and those used by the Group to hedge net investments in non-Euro operations.

The Group applied the IFRS 1 hedge accounting transition provisions at 1 January 2004.	Since 1 January 2005, the designation of hedges for US GAAP reporting has been extended to include those hedge relationships that qualify under US GAAP and can be accounted for the same as under IFRS.
Mortgage servicing rights

Mortgage servicing rights hedged under a fair value hedging relationship are adjusted for changes in fair value, with changes in fair value for the hedged portion, from period to period, recognised directly in income.	Under US GAAP, hedge accounting was applied from 1 January 2001 whereas from 1 January 2004 under IFRS. This difference affects the reporting of the Group’s mortgage banking activities in the US sold at the beginning of 2007.

Fair value differences

Under IFRS, the Group has elected to apply the fair value through income option to certain non-controlling equity investments, mortgages originated and held for sale, unit-linked investments held for the account of insurance policy holders and certain structured liabilities.	US GAAP does not permit the fair value through income designation. Consequently, those assets and liabilities designated at fair value through income under IFRS are accounted for under the appropriate US GAAP guidance applicable to each individual asset or liability.

Preference shares

Under IFRS, preference shares issued by ABN AMRO Holding N.V. are classified as debt due to the non discretionary nature of the preference dividend payment. Preference dividends are recorded as interest payments in the consolidated financial statements.	Under US GAAP, preference shares are classified as equity as they are legally equity instruments and are not mandatorily redeemable by either the issuer or the holder.

Loan Origination Costs

Under IFRS, certain direct costs of origination, typically internal costs, are not considered to be incremental to the origination of a financial instrument. These costs are not deferred and amortised to income over the life of the loan as an adjustment to the effective yield and instead are recognised directly in expense.	US GAAP requires that loan origination fees and direct costs of origination, whether internal or external, be deferred and amortised to income over the life of the loan as an adjustment to interest income as part of the effective yield on the loan.

Sales and lease back

Under IFRS, gains arising from a sale and operating leaseback transaction are recognised immediately in income when the transaction has been entered into at fair value.	Under US GAAP, gains arising from a sale and operating leaseback transaction are generally deferred and amortised over the future period of the operating lease.

F-101

IFRS	US GAAP
Consolidation of Special Purpose Entities

SIC-12 applies to activities regardless of whether they are conducted by a legal entity. Under SIC-12, an SPE is consolidated by the entity that is deemed to control it. Indicators of control include the SPE conducting activities on behalf of the Group or the Group holding the majority of the risks and rewards of the SPE. The concept of economic benefit or risk is a major part of the analysis.	FIN 46(R) only applies to legal structures. FIN 46(R) is a consolidation model that requires consolidation assessments to be made where a company has a controlling financial interest via means other than through voting stock. FIN 46(R) requires consolidation when a party is exposed to the majority of an entity’s expected losses or the majority of the residual returns. The guidance in FIN 46(R) is more detailed than SIC-12 and may result in different consolidation outcomes than those identified in SIC-12.

Jointly controlled entities

The consolidated financial statements include the Group’s proportionate share of jointly controlled entities assets, liabilities, income and expense on a line-by-line basis.	Under US GAAP, jointly controlled entities are recorded using the equity method of accounting.

Applicable recent developments in US GAAP

Adopted pronouncements

SFAS 123-R: Accounting for Stock-Based Compensation

On 16 December 2004, the FASB issued SFAS 123 (revised), “Share-Based Payment” (“SFAS 123 (R)”).

SFAS 123 (R) requires that entities recognise at grant date employee stock options and other forms of stock-based compensation based on the fair value of the options.

The statement is applied by the Group in 2006 and applied to new awards and to awards modified, repurchased, or cancelled after 1 January 2006. The impact from adoption is included in the reconciliation.

SFAS 154: Accounting Changes and Error Corrections

On 1 June 2005, the Financial FASB issued SFAS 154, “Accounting Changes and Error Corrections” (“SFAS 154”), a replacement of APB No. 20, “Accounting Changes” and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements”. SFAS 154 applies to all voluntary changes in accounting principle and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS 154 also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

The statement is effective in 2006. It has not been applicable to the Group in this period.

SFAS 158: Employers’ Accounting for Defined benefit Pension and Other Postretirement Plans - An Amendment of FASB Statements No. 87, 88, 106 and 132 (R)

On 29 September 2006, the FASB issued SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - An Amendment of FASB Statements No. 87, 88, 106 and 132 (R)” (SFAS 158) .

F-102

SFAS 158 requires the Group to:

a) Recognise the over- or under-funded status of defined benefit postretirement plans and other postretirement benefit plans in the balance sheet;

b) Recognise actuarial gains and losses; prior service costs and credits; and transition assets as a component of other comprehensive income, net of tax; and

c) Measure plan assets and obligations as at the Group’s year end.

The recognition and disclosure requirements are effective for 31 December 2006. The impact of adoption is included within the US GAAP reconciliation and described in (d) Pensions and post retirement benefits.

Pronouncements to be adopted in 2007

SFAS 155: Accounting for Certain Hybrid Financial Instruments

On 16 February 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Instruments” (SFAS 155).

SFAS 155 permits entities to elect to measure at fair value through earnings any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation. This fair value election is made on an instrument-by-instrument basis and is irrevocable. It is available for all qualifying hybrid instruments that exist as of the date of adoption, 1 January 2007, as well as new instruments issued or acquired after the date of adoption.

This standard will help to reduce the Group reconciling item “Other Fair Value Differences”. Adoption of SFAS 155 on 1 January 2007 will have a positive impact on shareholder’s equity of EUR 56 million net of tax.

FIN 48: Accounting for Uncertainty in Income Taxes

On 13 July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109” (FIN 48).

This statement was issued to provide additional guidance and clarification on accounting for uncertainty in income tax positions. The interpretation prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of tax positions, as well as increased disclosure requirements with regards to uncertain tax positions. The cumulative effect of adopting FIN 48 is recognised as an adjustment to opening retained earnings in the year of adoption. The Group is currently finalising its evaluation of the impact of adopting FIN 48 in 2007.

Other pronouncements

SFAS 156: Accounting for Servicing of Financial Assets

On 17 March 2006, the FASB issued SFAS 156, “ Accounting for Servicing of Financial Assets - an Amendment of FASB Statement 140 ” (SFAS 156).

The standard provides companies accounting guidelines for all separately recognised servicing assets and servicing liabilities and requires entities to initially recognise servicing rights at fair value and to subsequent measure at amortised cost or fair value.

F-103

At the beginning of 2007 ABN AMRO sold ABN AMRO Mortgage Group, Inc., its US-based Residential Mortgage Broker Origination platform and servicing business. Accordingly, this statement is not expected to have a material impact on the Group’s US GAAP financial statements.

SFAS 157: Fair Value Measurements

On 15 September 2006, the FASB released SFAS 157, “Fair Value Measurements” (SFAS 157). The Statement is applicable to the Group in 2008.

The standard provides companies enhanced guidance on using fair value to measure financial assets and liabilities and applies whenever other statements require (or permit) assets or liabilities to be measured at fair value. The FASB states that SFAS 157 “does not expand the use of fair value in any new circumstances.”

SFAS 157 introduces a new definition of fair value: “Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”

SFAS 157 will change current practice by requiring certain methods to be used to measure fair value and establishes a three level hierarchy for measuring fair value and expands disclosures about fair value measurements. Data requirements for measuring and disclosing fair values are expected to be extensive, therefore, inventory of items carried at fair value and related data requirements will be assessed during 2007 and will be aligned with the adoption of SFAS 159.

SFAS 159: The Fair Value Option for Financial Assets and Financial Liabilities

On 15 February 2007, the FASB released SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). The Statement is applicable to the Group in 2008.

The standard provides companies an option to report selected financial assets and liabilities at fair value on an instrument-by-instrument basis (the fair value option). SFAS 159 was developed to improve financial reporting by reducing the volatility pertaining to the measurement of assets and liabilities without having to apply complex hedge accounting guidance.

The guidance provided by SFAS 159 further aligns the guidance provided by the fair value option allowed under IAS 39, ‘Financial Instruments: Recognition and Measurement’.

F-104

Reconciliation to US GAAP

The following table summarizes the significant adjustments to ABN AMRO’s equity and net profit attributable to shareholders of the parent company under IFRS that would result from the application of US GAAP.

Reconciliation to US GAAP	Equity attributable to shareholder’s of the parent as at		Net profit for the year ended
	31 December 2006	31 December 2005	31 December 2006	31 December 2005	31 December 2004
	(in millions of EUR, except per share data)
Amounts determined in accordance with IFRS	23,597	22,221	4,715	4,382	3,865
US GAAP Adjustments:
Goodwill and business combinations (a)	4,446	5,803	(855)	(173)	(932)
Allowance for loan losses (b)	(540)	(538)	(58)	99	798
Financial investments (c)	104	(92)	14	(662)	(500)
Private equity investments	175	63	90	69	133
Pensions (d)	(658)	77	(237)	(339)	(89)
Share based payments (e)	-	-	-	(73)	29
Restructuring provisions (f)	60	223	(160)	(219)	307
Derivatives used for hedging (g)	250	362	1,129	(930)	(559)
Mortgage banking activities (h)	162	232	(54)	1	(139)
Other fair value difference	(119)	155	(274)	96	(252)
Preference shares (i)	768	768	36	36	87
Other equity and income differences (j)	40	33	63	(34)	(161)
Taxes	(205)	(813)	52	617	237

Total adjustments	4,483	6,273	(254)	(1,512)	(1,041)

Amount in accordance with US GAAP	28,080	28,494	4,461	2,870	2,824

Shareholders’ equity per ordinary share under US GAAP	14.73	14.76
Net profit under US GAAP			4,461	2,870	2,824
from continuing operations			4,147	2,682	1,850
from discontinued operations			314	188	974

Basic earnings per share under US GAAP			2.35	1.57	1.68
from continuing operations			2.18	1.47	1.09
from discontinued operations			0.17	0.10	0.59

Diluted earnings per share under US GAAP			2.34	1.56	1.67
from continuing operations			2.17	1.46	1.08
from discontinued operations			0.17	0.10	0.59

Notes to the Adjustments to the Reconciliation to US GAAP

(a)	Goodwill and business combinations

In accordance with the provisions of SFAS 141, “Business Combinations” and SFAS 142, “Goodwill and Intangible Assets”, goodwill is capitalised and allocated to reporting units. Goodwill is allocated to operating segment components for impairment testing purposes, and tested at least annually.

Finite life intangible assets are amortised over their useful lives.

F-105

Due to changes in our business operational model, segmentation and disposals the Group has recognised in 2006 a reduction in goodwill including an adjustment to gain on disposals of Bouwfonds, the largest property developer in the Netherlands (EUR 260 million) and various Asset Management balances (EUR 300 million) related to disposals of businesses or customers and loss of clients resulting in impairment.

The main addition in 2006 relates to the acquisition of Antonveneta.

As a result of implementing the Group’s new organisational structure, the carrying value of goodwill and purchased intangibles for US GAAP purposes has been allocated as follows:

	At 31 December 2004	Additions	Disposals and impairment	Amortisation	Foreign exchange	At 31 December 2005
Netherlands	490	-	-	-	-	490
Europe	291	-	-	-	1	292
North America	2,626	-	-	(42)	375	2,959
Latin America	1,082	18	(42)	-	317	1,375
Asia	66	-	-	-	7	73
Private Clients	171	30	(5)	-	5	201
Asset Management	425	101	-	(2)	32	556
Group Functions/ Group Services	49	-	-	-	6	55

Total	5,200	149	(47)	(44)	743	6,001

	At 31 December 2005	Additions	Disposals and impairment	Amortization	Foreign exchange	At 31 December 2006
Netherlands	490	10	(260)	-	-	240
Europe	292	5,395	(9)	(174)	(1)	5,503
North America	2,959	-	(119)	(27)	(306)	2,507
Latin America	1,375	(83)	-	-	(31)	1,261
Asia	73	-	(1)	-	(6)	66
Private Clients	201	21	-	-	(5)	217
Asset Management	556	84	(300)	-	(19)	321
Group Functions/ Group Services	55	-	(41)	-	-	14

Total	6,001	5,427	(730)	(201)	(368)	10,129

BU Global Clients has no allocated goodwill.

Private Equity holds investments of a private equity nature measured at fair value under US GAAP, accordingly, the group does not recognise goodwill in respect of these investments.

F-106

(b)	Allowance for loan loss

The principles of IFRS and US GAAP are essentially similar with respect to the accounting for loan losses and the calculation of the incurred but not identified (“IBNI”) component of the allowance for loan losses. Notwithstanding the comparability of the underlying concepts, some differences exist between the application under US GAAP by the Group’s US subsidiaries and the application by operations in other countries. Differences in application result from factors such as legal differences, the scope and authority of banking supervisory regulators, available guidance and interpretations and peer-group practices and norms.

The Group applies the following process for the determination of loan loss allowances under IFRS. The Group’s risk management framework focuses on the identification of when credits are impaired. This timely identification is achieved in various ways, ranging from frequent comprehensive reviews of credits above certain thresholds through to ‘days-over-due’ monitoring for smaller balances. For this purpose the credit portfolios are allocated into two primary components: retail and non-retail.

The analysis of individually significant loans (typically non-retail) and homogenous portfolios of individually insignificant loans (typically retail) is used to quantify incurred and identified losses. In addition to these specific allowances an IBNI impairment analysis is performed for those items that have not been identified specifically as impaired. For the estimation of IBNI allowances, the Group analyzes quantitative data with specific attention to credit ratings and credit characteristics. The data analysis includes statistical data regarding probability of default (“PD”) based on counterparty credit risk characteristics, loss given default (“LGD”) based on the nature of the facility, and exposure at default (“EAD”). These three elements combined determine the expected loss on an individual loan or pool of loans. This expected loss data set forms the baseline for the calculation of the Group’s estimation of losses in the IBNI portfolio analysis.

The Group has adopted a method that converts expected loss data through the application of a multiplier into an estimate of incurred losses. The multiplier (termed the loss emergence period under IFRS) represents the period between the occurrence of an event that indicates a probable and measurable impairment in a group of exposures and the time a loan is identified for specific impairment. The determination of this period recognises that there are delays in the receipt and processing of information to complete the evaluation of potential impairment and that delay is assessed based on our credit review policies and practices for provisioning throughout the Group. These practices are combined into an average loss emergence approach for respectively retail and non-retail.

In determining the consolidated level of the general loan loss allowance under US GAAP, the Group combines the IBNI as determined under IFRS for all countries outside the US on the basis of consistency in the principles on loan loss allowance, with the general loan loss allowance as determined by our US subsidiaries under US GAAP. The Group’s US subsidiaries under US GAAP, have taken a loss confirmation approach, which results in a longer period, consisting of the period between the occurrence of an event leading to a deterioration in the borrower’s financial condition and recognition of that event in our credit review process to the moment a specific allowance or charge is made. In addition, in assessing whether expected loss data reflects the relevant components of the current business cycle the US subsidiaries’ allowance process includes an addition for regional economic trends. Furthermore, an unallocated component is added after considering a variety of factors, including reserve levels of peer banks and input from the local regulator .

(c)	Financial investments

The Group’s available-for-sale and held-to-maturity debt securities, on an IFRS basis, were as follows:

	2006
	Amortized cost	Unrealized losses	Unrealized gains	Fair Value
Debt securities held-to-maturity	3,729	-	34	3,763
Debt securities available-for-sale:
Dutch government	2,559	(25)	3	2,537
US treasury and US government	4,806	(39)	33	4,800
Other OECD government	38,531	(206)	112	38,437
Mortgage-backed securities	14,633	(66)	88	14,655
Other securities	56,688	(89)	530	57,129
Total debt securities available-for-sale	117,217	(425)	766	117,558

Total	120,946	(425)	800	121,321

The Group performs a review of each individual available-for-sale and held-to-maturity security on a regular basis to determine whether any evidence of impairment exists. This review considers factors such as the duration and amount at which fair value is below cost, the credit standing and prospects of the issuer and the intent and ability of the Group to hold the available-for-sale or held-to-maturity security for such sufficient time to allow for any anticipated recovery in fair value. An impairment of EUR 28 million (2005: EUR 30 million) was recognized under US GAAP relating to available-for-sale debt securities with unrealized losses for which the Group at the balance sheet date did not have the intent to hold until anticipated full recovery.

The available-for-sale debt securities, on a US GAAP basis, of the Group’s two largest individual portfolios are summarised as follows:

Available-for-Sale

31 December 2006

	Greater Than 12 Months		Less Than 12 Months		Total Fair Value	Total Unrealised Losses
	Fair Value	Unrealised Losses	Fair Value	Unrealised Losses
Debt securities available for sale:
Dutch government	564	(12)	1,789	(13)	2,353	(25)
US treasury and US government	1,693	(36)	364	(3)	2,057	(39)
Other OECD government	2,928	(31)	14,205	(170)	17,133	(201)
Corporate Debt	2,345	(6)	4,955	(6)	7,300	(12)
Mortgage backed securities	2,787	(42)	3,463	(24)	6,250	(66)
Other securities	122	(3)	49	(1)	171	(4)

Total securities available for sale	10,439	(130)	24,825	(217)	35,264	(347)

The remaining balance of EUR 78 million unrealised losses relates to other available-for-sale debt securities portfolios.

F-107

US GAAP income before tax is negatively impacted by EUR 42 million (2005: EUR 632 million) due to the requirement to include the change in the fair value of Available-for-Sale debt securities relating to foreign exchange rate differences in the Available-for-Sale reserve in equity.

(d)	Pensions and post retirement benefits

The expenses for pensions and post-retirement benefits under US GAAP are based on the same method of valuation of the benefit obligations and the plan assets as under IFRS, refer to Financial Statement Note 28 Pension and other post-retirement employee obligations for further details.

On transition to IFRS, the group elected the optional exemption under IFRS 1 to recognise all cumulative actuarial gains and losses and unrecognised prior service charges in relation to employee benefit schemes in retained earnings at the date of transition.. The cumulative unrecognized actuarial losses and prior service costs under US GAAP were EUR 1,926 million at 31 December 2006 (IFRS EUR 658 million) and EUR 2,914 million at 31 December 2005 (IFRS 1,38 million). As a consequence, amortisation of these unrecognized actuarial losses and prior service costs was EUR 237 million higher under US GAAP (2005: EUR 192 million) than under IFRS.

In September 2006, the FASB issued SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - An Amendment of FASB Statements No. 87, 88, 106 and 132 (R)” .

In accordance with the provisions of SFAS 158, as at 31 December 2006, the Group has recognised the over - or under-funded status of defined benefit pension plans and post retirement healthcare plans as an asset or a liability within its balance sheet. Actuarial losses (EUR 1,763 million) and prior service costs (EUR 163 million) at 31 December 2006 have been transferred to accumulated other comprehensive income. Taking into account the amount that was already cumulatively charged to equity (EUR 924 million) the incremental negative effect of first time application of SFAS 158 on Other Comprehensive Income was EUR 1,002 million.

The requirement within SFAS 158, effective for year-ended 31 December 2008, to measure plan assets and benefit obligations as of the employer’s fiscal year-end balance sheet date will not impact the Group’s financial statements, as plan assets and benefit obligations are currently measured as of the balance sheet date.

Amounts in OCI expected to be recognised as components of net periodic benefit cost in 2007:

(in million of €)	Pensions	Healthcare	Total
Prior service cost	49	(1)	48
Net actuarial losses	65	3	68
Total	114	2	116

(e)	Share based payments

At 31 December 2006, ABN AMRO has a number of stock based employee compensation plans, which are described more fully in Note 44. As of 1 January 2004 the Group adopted IFRS 2. Prior to the adoption of IFRS 2, the Group did not recognize the financial effect of share-based payments until such payments were settled. In accordance with the transitional provisions of IFRS 2, the Standard has been applied retrospectively to all grants of shares, share options or other equity instruments that were granted after 7 November 2002 and that were not yet vested at the effective date of the standard.

From 1 January 2006 ABN AMRO has adopted SFAS 123(R) and has opted for the modified-prospective transition. Adoption did not have a material impact on the Group’s results of operations or financial condition as determined under US GAAP.

Through 31 December 2005, the Group accounted for its employee share-based compensation programs under US GAAP using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations to measure employee stock compensation.

F-108

The following table illustrates the effect on net income and earnings per share if the company had applied the fair value recognition provisions of SFAS 123, “Accounting for Stock Based Compensation,” to stock-based employee compensation as required by SFAS 148 for the year 2005.

Stock-based employee compensation	2005	2004
	(in millions of EUR, except Per Share Data)
Net profit under US GAAP	2,870	2,824
Preferred dividend	36	43

Profit attributable to ordinary shares	2,834	2,781
Stock-based employee compensation	(45)	55

Pro forma net profit	2,879	2,726

Earnings per share:
Basic - as reported	1.57	1.68
Basic - pro forma	1.60	1.64
Diluted - as reported	1.56	1.67
Diluted - pro forma	1.59	1.64

(f)	Restructuring provisions

Due to the rules under US GAAP regarding the timing of the recognition of costs arising from certain restructuring activities, as set out in the policy difference summary, part of the costs associated with the Group wide restructuring initiatives announced in December 2004 were charged partly to US GAAP income in 2005 and 2006 with a remaining portion to be charged during 2007. The provision made in 2004 under IFRS for costs associated with the new Collective Labour Agreement have been recognized as expenses under US GAAP in 2005 and 2006 with a small remaining portion to be recognized in the first half of 2007.

(g)	Derivatives used for hedging

The Group has entered into certain non trading derivatives for which hedge accounting under SFAS 133 is not applied, due to the differences in the hedging models available and differences in the transition requirements of US GAAP and IFRS. Under IAS 39, the Group hedges interest rate risk on forecasted cash inflows and outflows on a Group basis. For this purpose information is accumulated about financial assets and liabilities, which is then used to estimate and aggregate cash flows and to schedule the future periods in which these cash flows are expected to occur. Appropriate derivative instruments are then used to hedge the estimated future cash flows against repricing risk. SFAS 133 does not permit hedge accounting for hedges of future cash flows determined by this method. The impact of this and other cash flow hedging differences on income before tax in 2006 was EUR 553 million profit (2005: EUR (351) million loss). The impact on the cash flow hedging reserve, which is offset by a change in retained earnings, at 31 December 2006 is a reduction of EUR 108 million net of tax (2005: EUR 497 million).

The effect of not designating hedges of available-for-sale investments, originated prior to 1 January 2005 under US GAAP, was an increase to income before tax of EUR 688 million (2005: EUR (203) million loss) and an impact on the available-for-sale reserve in equity at 31 December 2006 of EUR 127 million net of tax (2005: EUR 611 million). The impact of other fair value hedges not designated for hedge accounting under US GAAP was EUR (112) million loss (2005: EUR (376) million loss) on income before tax and EUR 176 million net of tax (2005: EUR 255 million) on shareholders’ equity.

F-109

(h)	Mortgage banking activities

This difference relates to the mortgage servicing assets held by our business in the United States. As disclosed in note 48 this business was sold in early 2007. Accordingly the difference in the valuation of the mortgage servicing asset at 31 December 2006 will be reported as income in the reconciliation of 2007.

(i)	Preference Shares

This difference relates to preference shares issued by ABN AMRO Holding NV, that qualify as equity under US GAAP.

(j)	Other equity and income differences

Other includes the effect of other differences between IFRS and US GAAP, which both individually and in aggregate do not have a significant effect on equity or profit for the period attributable to shareholders.

(k)	Variable Interest Entities

FASB Interpretation No. 46 Consolidation of Variable Interest Entities (“FIN 46(R)”) addresses how a business enterprise should evaluate whether it has a controlling financial interest in another entity. This is determined by initially evaluating whether the entity is a voting interest entity or a variable interest entity (“VIE”).

IFRS and US GAAP generally require consolidation of an entity it controls. Control is typically defined on the basis of ownership of a majority voting interest. However, for some entities control based on voting interests is difficult to determine either because there are no voting interests or the voting rights are not proportional to their risks and rewards. In these situations where it is difficult to identify control through voting interests, US GAAP and IFRS have differences in approach.

In the absence of clear indications of control via the voting interest model IFRS requires the substance of the relationship to be assessed. Where it is determined that in substance the entity is controlled, that entity shall be consolidated. Indicators of control are the predetermination of activities, the activities are being conducted on behalf of the entity so that the entity obtains benefits, the entity has the decision-making powers to obtain the majority of the benefits and may be exposed to risks, or the entity retains the majority of the residual or ownership risks or its assets.

Under US GAAP and in instances where the voting interests are not indicative of whether an entity is controlled by another party then FIN 46(R) is applicable. A VIE is consolidated by its primary beneficiary, which is the party involved with the VIE that absorbs a majority of the expected losses or receives a majority of the expected residual returns or both.

In the vast majority of instances a consolidation assessment under FIN 46(R) will conclude in a manner similar to that under IFRS. In areas were FIN 46(R) is more detailed than IFRS and fully compatible with IFRS, the more detailed guidance available within FIN 46(R) is utilized. This further reduces differences between the Group’s IFRS conclusions and those under US GAAP.

Voting Interest Entities

Voting interest entities are entities in which the total equity investment at risk is sufficient to enable each entity to finance itself independently and provides the equity holders with the obligation to absorb losses, the rights to receive residual returns and the right to make decisions about the entity’s activities. Voting interest entities are consolidated in accordance with ARB 51 which states that the usual condition for a controlling financial interest in an entity is ownership of majority voting interest. This is largely consistent with IFRS.

F-110

Variable Interest Entities

As defined in FIN 46(R), an entity is considered a VIE if the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or if the equity investors lack one of the following three characteristics of a controlling financial interest:

•

the ability to make decisions about the entity’s activities through voting rights or similar rights to make decisions about the entities activities that have a significant effect on the success of the entity;

•	the obligation to absorb the expected losses of the entity if they occur;

•	the right to receive expected returns of the entity if they occur, which are the compensation for the risk of absorbing the expected losses.

VIEs are consolidated by the interest holder that is the primary beneficiary and that therefore will absorb the majority of the VIE’s expected losses, or will receive the majority of the expected residual returns, or both. A variable interest causing an enterprise to be the primary beneficiary can arise from any ownership, contractual or other financial interest, including but not limited to equity and debt interests, derivative contracts, guarantees or fee and management arrangements.

VIEs in which the Group is the primary beneficiary

VIEs in which the Group is the primary beneficiary are consolidated. The business activities within the Group where VIEs are used include multi- and single-seller conduit programs, asset securitisations, client intermediation, credit structuring, asset realizations, fund management and private equity.

Multi- and single-seller conduit programs

ABN Amro acts as sponsor to a number of multi-seller asset backed conduit programs, into which its clients sell financial assets. The Group also sponsors its own single-seller asset backed commercial paper conduit programs. The vehicles used in these programs are consolidated under both IFRS and US GAAP. Consolidating these vehicles under IFRS and US GAAP impact assets by EUR 25.9 billion (2005: 25.8 billion) and liabilities by EUR 26.2 billion (2005: 26.0 billion).

Asset securitisations

The Group assists a wide range of customers with the formation of asset securitizations. This involves the creation of entities with minimal equity and a reliance on funding in the form of notes to purchase the assets being securitized. In these activities the Group can be the primary beneficiary through the holding of either senior and/or junior notes and through derivative contracts with the entities. In this area the consolidation conclusion under IFRS and US GAAP are consistent and in the vast majority of customer asset securitizations the Group is not assessed to be the primary beneficiary.

Client intermediation

As a financial intermediary, the Group is involved in structuring transactions to meet investor and client needs. These transactions involve entities that fall within the scope of FIN 46(R) structured by either the Group or the client and that are used to modify cash flows of third party assets to create investments with specific risk or return profiles, or to assist clients in the efficient management of other risks. In this area the conclusion to consolidate under IFRS and US GAAP are consistent.

Credit structuring

The Group structures investments to provide specific risk profiles to investors. This may involve the sale of credit exposures, often by way of credit derivatives, to an entity which subsequently funds the credit exposures by issuing securities. These securities may initially be held by the Group prior to sale outside of the Group.

F-111

Asset realizations

Occasionally the Group establishes SPEs to facilitate the recovery of loans in circumstances where the borrower has suffered financial losses.

Fund management

The Group provides asset management services to a large number of investment entities on an arms-length basis and at market terms and prices. The majority of these entities are investment funds that are owned by a large and diversified number of investors. In addition, there are various partnerships, funds and open-ended investment companies that are used by a limited number of independent third parties to facilitate their tailored private debt, debt securities or hedge fund investment strategies.

Entities which are de-consolidated for US GAAP purposes

The Group consolidates under IFRS entities that have issued preferred securities, which are de-consolidated for US GAAP purposes. This does not have an impact on the balance sheet, as a liability to the trust preferred issuers directly replaces the liability recorded by the issuer.

F-112

(l)	Consolidated Balance Sheet and Income Statement Adjusted for US GAAP

Consolidated Balance Sheets including significant US GAAP adjustments

The following Consolidated Balance Sheets illustrate the effect of the reconciling items under US GAAP based on the IFRS balance sheets, and the impact of reporting joint ventures and consolidated private equity investments in accordance with the key differences summary.

Consolidated Balance Sheets including significant US GAAP adjustments as at 31 December 2006

	2006	2005
Cash and balances at central banks	12,305	16,646
Financial assets held for trading	205,736	202,055
Financial Investments	122,555	121,359
Loans and receivables - banks	134,819	108,635
Loans and receivables - customers	440,993	378,785
Equity accounted investments	1,766	3,116
Property and equipment	6,266	7,099
Goodwill and other intangible assets	13,853	11,203
Assets of businesses held for sale	12,012	-
Accrued income and prepaid expenses	9,206	7,556
Other assets	18,595	19,912

Total assets	978,106	876,366

Financial liabilities held for trading	145,358	147,717
Due to banks	187,989	167,821
Due to customers	361,255	316,187
Issued debt securities	202,024	170,612
Provisions	7,790	6,188
Liabilities of businesses held for sale	3,707	-
Accrued expenses and deferred income	10,605	8,312
Other liabilities	10,436	10,954
Subordinated liabilities (1)	18,564	18,150
Shareholders equity attributable to the parent company	28,080	28,494
Equity attributable to minority interest	2,298	1,931

Total liabilities and equity	978,106	876,366

(1)	Includes amounts due to guaranteed preferred issuers. See note (o).

Consolidated Income Statements including significant US GAAP adjustments

The following Consolidated Income Statements illustrate the effect of the reconciling items under US GAAP based on the IFRS income statement.

	2006	2005	2004
Interest income	37,698	29,645	24,528
Interest expense	26,745	20,544	15,833

Net interest income	10,953	9,101	8,695
Provision for loan losses	1,913	536	(191)

Net interest income after provision for loan losses	9,040	8,565	8,886
Fee and commission income	7,127	5,572	5,185
Fee and commission expense	1,065	881	700

Net fee and commission income	6,062	4,691	4,485
Net trading income	2,982	2,619	1,310
Results from financial transactions	1,993	(181)	(246)

F-113

	2006	2005	2004
Share of result in equity accounted investments	243	263	206
Other operating income	761	855	240

Operating income	21,081	16,812	14,881
Personnel expenses	8,193	7,275	7,211
General and administrative expenses	6,751	5,420	4,156
Depreciation and amortisation	1,119	871	1,067

Operating expenses	16,063	13,566	12,434

Operating profit before tax	5,018	3,246	2,447
Income tax expense	806	503	522

Profit from continuing operations	4,212	2,743	1,925
Profit from discontinued operations net of tax	314	188	974

Profit for the year	4,526	2,931	2,899

Attributable to minority interests	65	61	75
Net profit attributable to shareholders of the parent company	4,461	2,870	2,824

(m)	Earnings per Share under US GAAP

Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted EPS includes the determinants of basic EPS and, in addition, gives effect to dilutive potential common shares that were outstanding during the period.

The computation of US GAAP basic and diluted EPS for the years ended 31 December 2006, 2005 and 2004 are presented in the following table:

In millions, except per share amounts	2006	2005	2004
Net profit	4,461	2,870	2,824
Dividends on preference shares	36	36	43

Net profit available to ordinary shareholders	4,425	2,834	2,781

Weighted average ordinary shares outstanding applicable to basic EPS	1,882.5	1,804.1	1,657.6

Effect of dilutive securities	11.2	6.8	3.0

Adjusted weighted average ordinary shares outstanding applicable to basic EPS	1,893.7	1,810.9	1,660.6

Basic earnings per share	2.35	1.57	1.68
Diluted earnings per share	2.34	1.56	1.67

(n)	Supplemental Condensed Information

The following consolidating information presents condensed balance sheets at 31 December 2006 and 2005 and condensed statements of income and cash flows for the years ended 31 December 2006 and 2005 of Holding Company, Bank Company and its subsidiaries. These statements are prepared in accordance with IFRS. The significant differences between IFRS and US GAAP as they affect Holding Company, Bank Company and its subsidiaries are set out below.

F-114

The condensed balance sheets at 31 December 2006 and 2005 are presented in the following tables:

Condensed consolidating balance sheet as at 31 December 2006

	Holding company	Bank company	Lasalle Funding LLC	Subsidiaries	Eliminate and reclassify	ABN AMRO consolidated
Cash and balances at central banks	-	6,379	-	5,938	-	12,317
Financial assets held for trading	-	187,802	-	19,159	(1,225)	205,736
Financial Investments	20	88,857	-	50,863	(14,359)	125,381
Loans and receivables - banks	2,487	185,121	489	117,500	(170,778)	134,819
Loans and receivables - customers	-	258,139	-	227,000	(41,884)	443,255
Equity accounted investments	21,940	26,423	-	1,338	(48,174)	1,527
Property and equipment	-	1,532	-	4,738	-	6,270
Goodwill and other intangible assets	-	4,928	-	4,479	-	9,407
Assets of businesses held for sale	-	-	-	12,048	(198)	11,850
Accrued income and prepaid expenses	-	4,984	-	4,306	-	9,290
Other assets	3	8,647	-	18,563	(1)	27,212

Total assets	24,450	772,812	489	465,932	(276,619)	987,064

Financial liabilities held for trading	-	136,571	-	8,793	-	145,364
Due to banks	-	195,382	-	139,190	(146,583)	187,989
Due to customers	20	303,615	-	124,830	(66,082)	362,383
Issued debt securities	-	88,358	489	128,783	(15,584)	202,046
Provisions	-	1,348	-	6,500	2	7,850
Liabilities of businesses held for sale	-	-	-	3,905	(198)	3,707
Accrued expenses and deferred income	-	6,462	-	4,178	-	10,640
Other liabilities	65	6,139	-	15,773	-	21,977
Subordinated liabilities	768	12,997	-	5,448	-	19,213
Shareholders equity attributable to the parent company	23,597	21,940	-	26,234	(48,174)	23,597
Minority interests	-	-	-	2,298	-	2,298

Total liabilities and equity	24,450	772,812	489	465,932	(276,619)	987,064

Reconciliation to US GAAP
Shareholders equity attributable to the parent company as reported in the condensed balance sheet	23,597	21,940	-	26,234	(48,174)	23,597
US GAAP Adjustments:
Goodwill and business combinations	-	586	-	3,860	-	4,446
Allowance of loan loss	-	-	-	(540)	-	(540)
Financial investments	-	110	-	(6)	-	104
Private equity investments	-	-	-	175	-	175
Pensions	-	(634)	-	(24)	-	(658)
Share based payments	-	-	-	-	-	-
Restructuring provisions	-	15	-	45	-	60
Derivatives used for hedging	-	215	-	35	-	250
Mortgage banking activities	-	-	-	162	-	162
Other fair value differences	-	(119)	-	-	-	(119)
Preference shares	768	-	-	-	-	768
Other equity and income differences	-	18	-	22	-	40
Taxes	-	83	-	(288)	-	(205)
Reconciling items subsidiaries (net)	3,715	3,441	-	-	(7,156)	-

Shareholders equity and net profit under US GAAP	28,080	25,655	-	29,675	(55,330)	28,080

F-115

Condensed consolidating balance sheet as at 31 December 2005

	Holding company	Bank company	Lasalle Funding LLC	Subsidiaries	Eliminate and reclassify	ABN AMRO consolidated
Cash and balances at central banks	-	11,402	-	5,255	-	16,657
Financial assets held for trading	-	179,895	-	22,592	(432)	202,055
Financial Investments	20	79,215	-	44,539	-	123,774
Loans and receivables - banks	3,685	136,516	386	98,509	(130,461)	108,635
Loans and receivables - customers	-	246,646	-	187,168	(53,566)	380,248
Equity accounted investments	19,332	21,145	-	1,151	(38,635)	2,993
Property and equipment	-	1,631	-	6,479	-	8,110
Goodwill and other intangible assets	-	467	-	4,701	-	5,168
Accrued income and prepaid expenses	-	4,013	-	3,602	(1)	7,614
Other assets	4	8,841	-	16,708	(3)	25,550

Total assets	23,041	689,771	386	390,704	(223,098)	880,804

Financial liabilities held for trading	-	138,747	-	9,841	-	148,588
Due to banks	-	174,741	-	121,789	(128,709)	167,821
Due to customers	20	267,769	-	103,119	(53,825)	317,083
Issued debt securities	-	60,953	386	111,070	(1,790)	170,619
Provisions	-	1,632	-	4,779	-	6,411
Accrued expenses and deferred income	-	4,724	-	3,611	-	8,335
Other liabilities	32	8,877	-	9,960	(146)	18,723
Subordinated liabilities	768	12,996	-	5,301	7	19,072
Shareholders equity attributable to the parent company	22,221	19,332	-	19,303	(38,635)	22,221
Minority interests	-	-	-	1,931	-	1,931

Total liabilities and equity	23,041	689,771	386	390,704	(223,098)	880,804

Reconciliation to US GAAP
Shareholders equity attributable to the parent company as reported in the condensed balance sheet	22,221	19,332	-	19,303	(38,635)	22,221
US GAAP Adjustments:
Goodwill and business combinations	-	968	-	4,835	-	5,803
Allowance of loan loss	-	-	-	(538)	-	(538)
Financial investments	-	(126)	-	34	-	(92)
Private equity investments	-	-	-	63	-	63
Pensions	-	(109)	-	186	-	77
Share based payments	-	-	-	-	-	-
Restructuring provisions	-	223	-	-	-	223
Derivatives used for hedging	-	297	-	65	-	362
Mortgage banking activities	-	-	-	232	-	232
Other fair value differences	-	155	-	-	-	155
Preference shares	768	-	-	-	-	768
Other equity and income differences	-	-	-	33	-	33
Taxes	-	(790)	-	(23)	-	(813)
Reconciling items subsidiaries (net)	5,505	4,887	-	-	(10,392)	-

Shareholders equity and net profit under US GAAP	28,494	24,837	-	24,190	(49,027)	28,494

The condensed income statements for 2006, 2005 and 2004 are presented in the following tables:

F-116

Supplemental condensed consolidating statement of income 2006

	Holding company	Bank company	Lasalle Funding LLC	Subsidiaries	Eliminate and reclassify	ABN AMRO consolidated
Net interest income	66	3,566	-	6,943	-	10,575
Results from consolidated subsidiaries	4,681	3,803	-	-	(8,484)	-
Net commissions	-	2,303	-	3,759	-	6,062
Trading income	-	2,344	-	635	-	2,979
Results from financial transactions	-	193	-	894	-	1,087
Other operating income	-	478	-	6,460	-	6,938

Total operating income	4,747	12,687	-	18,691	(8,484)	27,641

Operating expenses	2	7,360	-	13,351	-	20,713
Provision loan losses	-	499	-	1,356	-	1,855

Operating profit before tax	4,745	4,828	-	3,984	(8,484)	5,073
Taxes	30	147	-	725	-	902
Discontinued operations	-	-	-	609	-	609

Profit for the year	4,715	4,681	-	3,868	(8,484)	4,780
Minority interests	-	-	-	65	-	65

Net profit attributable to shareholders of the parent company	4,715	4,681	-	3,803	(8,484)	4,715

Reconciliation to US GAAP
Goodwill and business combinations	-	(4)	-	(851)	-	(855)
Allowance of loan loss	-	-	-	(58)	-	(58)
Financial investments	-	42	-	(28)	-	14
Private equity investments	-	-	-	90	-	90
Pensions	-	(208)	-	(29)	-	(237)
Share based payments	-	-	-	-	-	-
Restructuring provisions	-	(78)	-	(82)	-	(160)
Derivatives used for hedging	-	1,129	-	-	-	1,129
Mortgage banking activities	-	-	-	(54)	-	(54)
Other fair value differences	-	(274)	-	-	-	(274)
Preference shares	36	-	-	-	-	36
Other equity and income differences	-	21	-	42	-	63
Taxes	-	(187)	-	239	-	52
Reconciling items subsidiaries (net)	(290)	(731)	-	-	1,021	-

Net profit under US GAAP	4,461	4,391	-	3,072	(7,463)	4,461

Supplemental condensed consolidating statement of income 2005

	Holding company	Bank company	Lasalle Funding LLC	Subsidiaries	Eliminate and reclassify	ABN AMRO consolidated
Net interest income	17	3,742	-	5,026	-	8,785
Results from consolidated subsidiaries	4,398	2,646	-	-	(7,044)	-
Net commissions	(31)	2,062	-	2,660	-	4,691
Trading income	-	2,231	-	390	-	2,621
Results from financial transactions	-	518	-	763	-	1,281
Other operating income	-	240	-	4,716	-	4,956

Total operating income	4,384	11,439	-	13,555	(7,044)	22,334

Operating expenses	(6)	6,585	-	9,722	-	16,301
Provision loan losses	-	149	-	486	-	635

Operating profit before tax	4,390	4,705	-	3,347	(7,044)	5,398
Taxes	8	307	-	827	-	1,142
Discontinued operations	-	-	-	187	-	187

Profit for the year	4,382	4,398	-	2,707	(7,044)	4,443
Minority interests	-	-	-	61	-	61

Net profit attributable to shareholders of the parent company	4,382	4,398	-	2,646	(7,044)	4,382

Reconciliation to US GAAP
Goodwill and business combinations	-	-	-	(173)	-	(173)
Allowance of loan loss	-	-	-	99	-	99
Financial investments	-	(662)	-	-	-	(662)
Private equity investments	-	-	-	69	-	69
Pensions	-	(307)	-	(32)	-	(339)
Share based payments	-	(73)	-	-	-	(73)
Restructuring provisions	-	(191)	-	(28)	-	(219)
Derivatives used for hedging	-	(882)	-	(48)	-	(930)

F-117

	Holding company	Bank company	Lasalle Funding LLC	Subsidiaries	Eliminate and reclassify	ABN AMRO consolidated
Mortgage banking activities	-	-	-	1	-	1
Other fair value differences	-	96	-	-	-	96
Preference shares	36	-	-	-	-	36
Other equity and income differences	-	5	-	(39)	-	(34)
Taxes	-	584	-	33	-	617
Reconciling items subsidiaries (net)	(1,548)	(118)	-	-	(1,666)	-

Net profit under US GAAP	2,870	2,850	-	2,528	(5,378)	2,870

Supplemental condensed consolidating statement of income 2004

	Holding company	Bank company	Lasalle Funding LLC	Subsidiaries	Eliminate and reclassify	ABN AMRO consolidated
Net interest income	(77)	4,066	-	4,536	-	8,525
Results from consolidated subsidiaries	3,948	2,632	-	-	(6,580)	-
Net commissions	-	1,734	-	2,751	-	4,485
Trading income	-	1,046	-	263	-	1,309
Results from financial transactions	-	236	-	669	-	905
Other operating income	-	193	-	3,374	-	3,567

Total operating income	3,871	9,907	-	11,593	(6,580)	18,791

Operating expenses	5	7,026	-	8,149	-	15,180
Provision loan losses	-	186	-	421	-	607

Operating profit before tax	3,866	2,695	-	3,023	(6,580)	3,004
Taxes	1	(196)	-	910	-	715
Discontinued operations	-	1,057	-	594	-	1,651

Profit for the year	3,865	3,948	-	2,707	(6,580)	3,940
Minority interests	-	-	-	75	-	75

Net profit attributable to shareholders of the parentcompany	3,865	3,948	-	2,632	(6,580)	3,865

Reconciliation to US GAAP
Goodwill and business combinations	-	(784)	-	(148)	-	(932)
Allowance of loan loss	-	798	-	-	-	798
Financial investments	-	(500)	-	-	-	(500)
Private equity investments	-	-	-	133	-	133
Pensions	-	(71)	-	(18)	-	(89)
Share based payments	-	29	-	-	-	29
Restructuring provisions	-	356	-	(49)	-	307
Derivatives used for hedging	-	(450)	-	(109)	-	(559)
Mortgage banking activities	-	-	-	(139)	-	(139)
Other fair value differences	-	(252)	-	-	-	(252)
Preference shares	87	-	-	-	-	87
Other equity and income differences	-	(61)	-	(100)	-	(161)
Taxes	-	160	-	77	-	237
Reconciling items subsidiaries (net)	(1,128)	(353)	-	-	1,481	-

Net profit under US GAAP	2,824	2,820	-	2,279	(5,099)	2,824

Supplemental Consolidating Statement of Cash Flows

The condensed statements of cash flows for the years ended 31 December 2006, 2005 and 2004 are presented in the following tables:

F-118

Condensed consolidating statement of cash flows 2006

	Holding company	Bank company	Lasalle Funding LLC	Subsidiaries	Eliminate and reclassify	ABN AMRO consolidated
Net cash flows from operating activities from continuing operations	1,537	(265)	-	(2,928)	(3,316)	(4,972)
Net cash flows from operating activities from discontinued operations	-	-	-	314	-	314

Total net cash flows	1,537	(265)	-	(2,614)	(3,316)	(4,658)

Net outflow of investment / sale of securities investment portfolios	-	(7,006)	-	(768)	-	(7,774)
Net outflow of investment / sale of participating interests	-	19	-	(7,210)	-	(7,191)
Net outflow of investment/sale of property and equipment	-	(125)	-	(758)	-	(883)

Net outflow of investment/sale of intangibles	-	(261)	-	(527)	-	(788)
Net outflow of investment/discontinued operations	-	-	-	1,574	-	1,574

Net cash flows from investing activities	-	(7,373)	-	(7,689)	-	(15,062)

Net increase (decrease) of subordinated liabilities	-	(1,017)	-	649	-	(368)
Net increase (decrease) of long-term funding	-	8,943	-	12,302	-	21,245
Net increase (decrease) of (treasury) shares	(2,061)	-	-	-	-	(2,061)
Other changes in equity	133	-	-	143	-	276
Cash dividends paid	(807)	(1,521)	-	(1,795)	3,316	(807)

Net cash flows from financing activities	(2,878)	6,405	-	11,299	3,316	18,285

Cash flows	(1,198)	(1,233)	-	996	-	(1,435)

Condensed consolidating statement of cash flows 2005

	Holding company	Bank company	Lasalle Funding LLC	Subsidiaries	Eliminate and reclassify	ABN AMRO consolidated
Net cash flows from operating activities from continuing operations	2,071	(14,255)	-	(4,437)	(2,355)	(18,976)
Net cash flows from operating activities from discontinued operations	-	-	-	200	-	200

Total net cash flows	2,071	(14,255)	-	(4,237)	(2,355)	(18,776)

Net outflow of investment / sale of securities investment portfolios	(10)	(10,777)	-	(1,825)	-	(12,612)
Net outflow of investment / sale of participating interests	-	(1,516)	-	(884)	1,228	(1,172)
Net outflow of investment/sale of property and equipment	-	(156)	-	(809)	-	(965)
Net outflow of investment/sale of intangibles	-	(252)	-	(170)	-	(422)
Net outflow of investment/discontinued operations	-	-	-	(14)	-	(14)

Net cash flow from investing activities	(10)	(12,701)	-	(3,702)	1,228	(15,185)

Net increase (decrease) of subordinated liabilities	-	1,347	-	(36)	-	1,311
Net increase (decrease) of long-term funding	-	20,996	-	8,034	-	29,030
Net increase (decrease) of (treasury) shares	2,523	-	-	-	-	2,523
Other changes in equity	-	1,222	-	92	(1,222)	92
Cash dividends paid	(659)	(1,751)	-	(598)	2,349	(659)
Discontinued operations	-	-	-	(1,185)	-	(1,185)

Net cash flows from financing activities	1,864	21,814	-	6,307	1,127	31,112

Cash flows	3,925	(5,142)	-	(1,632)	-	(2,849)

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Condensed consolidating statement of cash flows 2004

	Holding company	Bank company	Lasalle Funding LLC	Subsidiaries	Eliminate and reclassify	ABN AMRO consolidated
Net cash flows from operating activities from continuing operations	967	(9,517)	-	(6,605)	(1,329)	(16,484)
Net cash flows from operating activities from discontinued operations	-	-	-	437	-	437

Total net cash flows	967	(9,517)	-	(6,168)	(1,329)	(16,047)

Net outflow of investment / sale of securities investment portfolios	-	(2,398)	-	(24)	-	(2,422)
Net outflow of investment / sale of participating interests	-	(2)	-	(1,775)	1,654	(123)
Net outflow of investment/sale of property and equipment	-	(194)	-	(641)	-	(835)
Net outflow of investment/sale of intangibles	-	(185)	-	(100)	-	(285)
Net outflow of investment/discontinued operations	-	-	-	2,513	-	2,513

Net cash flow from investing activities	-	(2,779)		(27)	1,654	(1,152)

Net increase (decrease) of subordinated liabilities	-	(548)	-	61	-	(487)
Net increase (decrease) of long-term funding	-	12,704	-	2,979	-	15,683
Net increase (decrease) of (treasury) shares	(513)	-	-	-	-	(513)
Other changes in equity	-	1,659	-	334	(1,659)	334
Cash dividends paid	(694)	(677)	-	(657)	1,334	(694)
Discontinued operations	-	-	-	2,422	-	2,422

Net cash flows from financing activities	(1,207)	13,138	-	5,139	(325)	16,745

Cash flows	(240)	842	-	(1,056)	-	(454)

(o)	Other information

ABN AMRO Holding NV (Parent Company)

The parent company financial statements are included in the condensed consolidating footnote note (o) on an IFRS basis. The number of ordinary shares in issuance at 31 December 2006 was 1,936,847,516 (2005: 1,909,738,427, 2004: 1,702,888,861). The total number of authorized ordinary shares amounts to 4,000,000,000.

Proposed profit appropriation of ABN AMRO Holding NV, pursuant to article 37.2 and 37.3 of the articles of association, is as follows:

(in million of €)	2006	2005	2004
Additional to reserves	2,562	2,332	2,200
Dividends on ordinary shares	2,153	2,050	1,665

	4,715	4,382	3,865

Dividends on preference shares	36	36	43

Guaranteed preferred issuers

In 2006, 2005 and 2004, guaranteed preferred beneficial interest in subsidiaries represents the 5.900% Non-cumulative Guaranteed Trust Preferred Securities, 6.250% Non-cumulative Guaranteed Trust Preferred Securities and 6.08% Non-cumulative Guaranteed Trust Preferred Securities (the “Trust Preferred Securities”) issued respectively by ABN AMRO Capital Funding Trust V, ABN AMRO Capital Funding Trust VI and ABN AMRO Capital Funding Trust VII (the “Trusts”), indirect wholly-owned subsidiaries of ABN AMRO Holding. The sole assets of the Trusts are Non-cumulative Guaranteed Class B Preferred Securities (the “Class B Preferred Securities”) of ABN AMRO Capital Funding LLC V, ABN AMRO Capital Funding LLC VI and ABN AMRO Capital Funding LLC VII, indirect wholly-owned subsidiaries of ABN AMRO Holding, and the maturities and interest on the Class B Preferred Securities match those of the Trust Preferred Securities. The Trust Preferred Securities and the Class B Preferred Securities pay interest quarterly in arrears and are redeemable only upon the occurrence of certain events specified in the documents governing the terms of those securities. Subject to limited exceptions, the earliest date that the Class B Preferred Securities can be redeemed is 3 July 2008 with respect to ABN AMRO Capital Funding Trust V, 30 September 2008 with respect to ABN AMRO Capital Funding

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Trust VI, and 18 February 2009 with respect to ABN AMRO Capital Funding Trust VII. The Trust Preferred Securities and the Class B Preferred Securities are each subject to a full and unconditional guarantee of ABN AMRO Holding. In terms of dividend and liquidation rights, the Trust Preferred Securities are comparable to ABN AMRO Holding preference shares.

LaSalle Funding LLC

LaSalle Funding LLC may from time to time offer up to $2,500,000,000 aggregate principal amount of debt securities on terms determined at the time of sale, pursuant to a shelf registration statement on Form F-3 filed with the SEC. The notes will be unconditionally guaranteed by Holding and by Bank. In accordance with Regulation S-X of the SEC, Rule 3-10, LaSalle Funding LLC does not publish separate financial statements required for a registrant, as La Salle Funding LLC is an indirectly wholly-owned finance subsidiary of ABN AMRO Holding N.V., who fully and unconditionally guarantees such notes.

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